EXHIBIT 99.2

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share information)

	December 31,
	2002	2001
ASSETS:
Current assets:
Cash and cash equivalents	$423	$607
Restricted cash and cash equivalents	327	306
Accounts receivable, net of allowances of $134 in 2002 and $128 in 2001	482	818
Other current assets and prepaid costs	218	298
Current assets of discontinued operations	—	616

Total current assets	1,450	2,645
Property and equipment, net	1,059	1,000
Investments in and advances to/from affiliates, net	53	70
Other assets	73	254
Non current assets of discontinued operations	—	245

Total assets	$2,635	$4,214

LIABILITIES:
Current liabilities not subject to compromise
Accounts payable	$141	$247
Accrued construction costs	38	476
Accrued cost of access	235	300
Long-term debt in default	—	6,589
Other current liabilities	898	1,842
Current liabilities of discontinued operations	—	574

Total current liabilities	1,312	10,028
Deferred revenue	1,438	1,475
Other deferred liabilities	240	428
Non current liabilities of discontinued operations	—	1,317

Total liabilities not subject to compromise	2,990	13,248

Liabilities subject to compromise	8,136	—

	11,126	13,248

MANDATORILY REDEEMABLE PREFERRED STOCK:
10 ½% Mandatorily Redeemable Preferred Stock, 5,262,500 shares issued and outstanding as of December 31, 2002 and 2001, $100 liquidation preference per share plus accumulated and unpaid dividends	526	517

CUMULATIVE CONVERTIBLE PREFERRED STOCK	1,918	2,644

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ DEFICIT:
Common stock, 3,000,000,000 shares authorized, par value $.01 per share, 909,052,691 and 890,417,743 shares issued and outstanding as of December 31, 2002 and 2001, respectively	9	9
Treasury stock, 22,033,758 shares	(209)	(209)
Additional paid-in capital	14,350	13,637
Accumulated other comprehensive loss	(344)	(237)
Accumulated deficit	(24,741)	(25,395)

	(10,935)	(12,195)

Total liabilities and shareholders’ deficit	$2,635	$4,214

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share information)

	Years Ended December 31,
	2002	2001	2000 Restated
REVENUES	$3,116	$3,659	$3,505
OPERATING EXPENSES:
Cost of access and maintenance	2,205	2,152	1,791
Other operating expenses	1,208	2,080	1,752
Depreciation and amortization	137	1,548	1,280
Asset impairment charges	—	17,181	—
Restructuring charges	—	410	—

	3,550	23,371	4,823

OPERATING LOSS	(434)	(19,712)	(1,318)
OTHER INCOME (EXPENSE):
Equity in income (loss) of affiliates, net	6	(94)	(45)
Interest income	2	21	103
Interest expense	(75)	(506)	(383)
Loss from write-down and sale of investments, net	—	(2,041)	—
Gain from sale of subsidiary’s common stock and related subsidiary stock sale transactions	—	—	303
Other income (expense), net	198	7	(69)

LOSS FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(303)	(22,325)	(1,409)
REORGANIZATION ITEMS, NET	(95)	—	—

LOSS FROM CONTINUING OPERATIONS BEFORE BENEFIT (PROVISION) FOR INCOME TAXES	(398)	(22,325)	(1,409)
Benefit (provision) for income taxes	102	1,847	(376)

LOSS FROM CONTINUING OPERATIONS	(296)	(20,478)	(1,785)
Income (loss) from discontinued operations, (net of provision for income taxes of $0, $496 and $669, respectively)	950	(1,916)	(1,008)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES	654	(22,394)	(2,793)
Cumulative effect of change in accounting principle, net of benefit for income taxes of $0, $0 and $5, respectively	—	—	(9)

NET INCOME (LOSS)	654	(22,394)	(2,802)
Preferred stock dividends	(19)	(238)	(221)
Charge for conversion and redemption of preferred stock	—	—	(92)

INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$635	$(22,632)	$(3,115)

INCOME (LOSS) PER COMMON SHARE, basic and diluted:
Loss from continuing operations applicable to common shareholders	$(0.35)	$(23.37)	$(2.49)

Income (loss) from discontinued operations, net	$1.05	$(2.16)	$(1.19)

Cumulative effect of changes in accounting principles, net	$—	$—	$(0.01)

Income (loss) applicable to common shareholders	$0.70	$(25.53)	$(3.69)

Shares used in computing basic and diluted income (loss) per share	903,217,277	886,471,473	844,153,231

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(in millions, except share information)

	Common Stock		Treasury Stock		Other Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss)	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
Balance at December 31, 1999	799,137,142	$8	22,033,758	$(209)	$9,599	$(20)	$(199)	$9,179
Issuance of common stock from exercise of stock options	14,936,578	—	—	—	102	—	—	102
Income tax benefit from exercise of stock options	—	—	—	—	4	—	—	4
Issuance of common stock to convert preferred stock	12,363,489	—	—	—	445	—	—	445
Issuance of common stock for cash	21,673,706	—	—	—	688	—	—	688
Preferred stock dividends	—	—	—	—	(221)	—	—	(221)
Shares issued in connection with IXnet/IPC acquisition	58,228,358	1	—	—	3,189	—	—	3,190
Amortization of compensation expense	—	—	—	—	44	—	—	44
Unrealized gain on securities, net	—	—	—	—	—	76	—	76
Foreign currency translation adjustment	—	—	—	—	—	(138)	—	(138)
Other	—	—	—	—	(2)	—	—	(2)
Net loss (Restated)	—	—	—	—	—	—	(2,802)	(2,802)

Balance at December 31, 2000	906,339,273	$9	22,033,758	$(209)	$13,848	$(82)	$(3,001)	$10,565
Issuance of common stock from exercise of stock options	5,401,476	—	—	—	20	—	—	20
Reduction of tax benefit on future stock option exercises	—	—	—	—	(33)	—	—	(33)
Issuance of common stock to convert preferred stock	710,752	—	—	—	27	—	—	27
Preferred stock dividends	—	—	—	—	(238)	—	—	(238)
Write-off unused share accrual	—	—	—	—	3	—	—	3
Amortization of compensation expense	—	—	—	—	24	—	—	24
Unrealized loss on securities, net	—	—	—	—	—	(78)	—	(78)
Foreign currency translation adjustment	—	—	—	—	—	(77)	—	(77)
Other	—	—	—	—	(14)	—	—	(14)
Net loss	—	—	—	—	—	—	(22,394)	(22,394)

Balance at December 31, 2001	912,451,501	$9	22,033,758	$(209)	$13,637	$(237)	$(25,395)	$(12,195)
Issuance of common stock to convert preferred stock	18,634,948	—	—	—	797	—	—	797
Preferred stock dividends	—	—	—	—	(19)	—	—	(19)
Write-off preferred stock cost to liquidation value	—	—	—	—	(72)	—	—	(72)
Write-off preferred stock issuance costs	—	—	—	—	(9)	—	—	(9)
Foreign currency translation adjustment	—	—	—	—	—	(65)	—	(65)
Additional minimum pension liability	—	—	—	—	—	(42)	—	(42)
Other	—	—	—	—	16	—	—	16
Net income	—	—	—	—	—	—	654	654

Balance at December 31, 2002	931,086,449	$9	22,033,758	$(209)	$14,350	$(344)	$(24,741)	$(10,935)

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Years Ended December 31,
	2002	2001	2000 Restated
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income (loss)	$654	$(22,394)	$(2,802)
Adjustments to reconcile net income (loss) to net cash provided by (used in) continuing operations:
Loss from discontinued operations	234	1,590	1,008
Loss on sales of discontinued operations	—	326	—
Gain on abandonment of Asia Global Crossing	(1,184)	—	—
Gain on sale of fixed assets	(57)	—	—
Restructuring charge	—	115	—
Loss from write-down and sale of investments, net	—	2,041	—
Impairment of long-lived assets	—	17,181	—
Cumulative effect of change in accounting principle, net	—	—	9
Depreciation and amortization	137	1,548	1,280
Gain from sale of subsidiary’s common stock and related subsidiary stock sale transactions	—	—	(303)
Reorganization items, net	95	—	—
Stock related expenses	—	21	48
Equity in loss (income) of affiliates	(6)	94	45
Provision for doubtful accounts	77	124	69
Deferred income taxes	—	(970)	573
Other	(70)	(82)	38
Changes in operating assets and liabilities	527	(500)	584

Net cash provided by (used in) continuing operations	407	(906)	549
Net cash used in discontinued operations	(66)	(318)	(986)
Net cash used in reorganization items	(292)	—	—

Net cash provided by (used in) operating activities	49	(1,224)	(437)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(281)	(2,643)	(3,366)
Proceeds from sale of ILEC	—	3,369	—
Proceeds from sale of fixed assets	62	—	—
Investments in and advances to/from affiliates, net	—	(75)	(32)
Purchases of marketable securities	—	(12)	(186)
Proceeds from sale of marketable securities	4	124	9
Proceeds from sale of unconsolidated affiliates	—	164	164
Change in restricted cash and cash equivalents	(20)	(12)	13
Other	—	(1)	—

Net cash provided by (used in) investing activities	(235)	914	(3,398)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	—	—	785
Proceeds from issuance of preferred stock, net	—	—	1,112
Proceeds from short-term borrowings	—	61	1,000
Proceeds from long-term debt	17	4,016	1,641
Repayment of long-term debt	—	(2,630)	(1,303)
Repayment of short-term debt	—	(1,061)	—
Preferred dividends	—	(211)	(193)
Other	(15)	(24)	(53)

Net cash provided by financing activities	2	151	2,989

NET DECREASE IN CASH AND CASH EQUIVALENTS	(184)	(159)	(846)
CASH AND CASH EQUIVALENTS, beginning of year	607	766	1,612

CASH AND CASH EQUIVALENTS, end of year	$423	$607	$766

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

	Years Ended December 31,
	2002	2001	2000 Restated
Net income (loss)	$654	$(22,394)	$(2,802)
Foreign currency translation adjustment	(65)	(77)	(138)
Unrealized (loss) gain on securities, net of provision (benefit) for income taxes of $0 in 2002, $(49) in 2001 and $49 in 2000	—	(78)	76
Additional minimum pension liability	(42)	—	—

Comprehensive income (loss)	$547	$(22,549)	$(2,864)

Foreign currency translation adjustments are not adjusted for income taxes since they relate to investments that are permanent in nature.

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except number of sites, square footage, share and per share information)

1. BACKGROUND AND ORGANIZATION

Global Crossing Ltd., a Bermuda company in provisional liquidation in the Supreme Court of Bermuda (“GCL” and, together with its consolidated subsidiaries, the “Company”), was incorporated in Bermuda on March 19, 1997. The Company’s common stock traded on the New York Stock Exchange (“NYSE”) under the name Global Crossing Ltd. and the ticker symbol “GX” until January 28, 2002, at which time the NYSE suspended trading of the Company’s common stock due to its chapter 11 filing. As a result of the suspension and subsequent de-listing of the Company’s common stock from the NYSE, the shares began quotation on the over the counter market under the symbol “GBLXQ” on January 29, 2002.

As discussed below in Note 2, GCL and a number of its subsidiaries are currently debtors under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), and GCL and certain of its Bermuda subsidiaries have also commenced coordinated insolvency proceedings in the Supreme Court of Bermuda. Upon consummation of the Company’s plan of reorganization, which is expected to occur shortly after the date of filing of this annual report on Form 10-K, GCL will transfer substantially all of its assets to a newly formed Bermuda company named “Global Crossing Limited” (“New GCL”). New GCL will thereby become the parent company of the Global Crossing consolidated group of companies and will succeed to GCL’s reporting obligations under the Securities Exchange Act of 1934, as amended. References in these Notes to the Company at any time after such plan of reorganization goes effective mean New GCL and its subsidiaries.

The Company provides telecommunication services over a global network that reaches more than 200 major cities throughout the world. The markets in these cities represent 85% of the world market for telecommunications services. The Company serves many of the world’s largest corporations, providing a full range of managed data and voice products and services. The Company operates throughout the Americas and Europe. The Company provides services throughout the Asia/Pacific region through commercial arrangements with other carriers.

The Company’s strategy is to be a premier provider of broadband communications services in commercial centers worldwide. The Company seeks to attain market leadership in global data and Internet Protocol (“IP”) services by taking advantage of its extensive broadband network and technological capabilities. Through its Global Marine Systems Limited (“GMS”) subsidiary, the Company also provides installation and maintenance services for subsea telecommunications systems.

Since the fourth quarter of 2001, the Company has reduced the amount of cash required to fund its operations. Nonetheless, the Company’s unrestricted cash balances have continued to decline due primarily to ongoing operating losses, severance payments, settlement payments to vendors and significant costs incurred in connection with the bankruptcy proceedings. As of October 31, 2003, the Company had $213 in unrestricted cash. Management currently expects that the Company will need to obtain up to $100 in financing to fund the Company’s anticipated liquidity requirements through the end of 2004. The Company is currently seeking to arrange a working capital facility or other financing to provide the Company with this necessary liquidity. The indenture for the $200 of new debt in the form of senior secured notes (the “New Senior Secured Notes”) to be issued upon the Company’s emergence from bankruptcy (see Notes 2 and 13) permits the Company to incur up to $150 in additional debt under one or more working capital facilities secured by first priority liens on the Company’s assets. If the Company cannot arrange a working capital facility or raise other financing by December 31, 2003, Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”) has indicated its intention to provide the Company with up to $100 of financial support to fund the Company’s operating needs on such terms and conditions as the Company and ST Telemedia may agree. ST Telemedia’s intention is based on the Company’s commitment to adhere to an operating plan requiring no more than $100 in additional funds in 2004.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

If provided, this financial support could be in the form of (1) a guarantee or other support by ST Telemedia in respect of borrowings by the Company under a working capital facility or other financing or (2) a subordinated loan from ST Telemedia. The indenture for the New Senior Secured Notes does not permit ST Telemedia to lend to the Company directly on a secured or senior basis. While ST Telemedia has indicated its intention to provide financial support to the Company (in addition to its $250 equity investment) and management expects ST Telemedia to make such financial support available, ST Telemedia does not have any contractual obligation to provide financial support to the Company, and the Company can provide no assurance that ST Telemedia will provide any such financial support.

The Company expects its available liquidity to decline in 2004 due in part to exit cost requirements under the Plan of Reorganization (with payment terms of up to 24 months) that will consume over $100 of cash in 2004 and interest payments on the New Senior Secured Notes. The Company believes the $250 equity infusion the Company will receive from ST Telemedia upon emergence from bankruptcy under the Purchase Agreement, and the Company’s unrestricted cash and anticipated operating cash flows, together with a working capital facility or other financing providing for up to $100 in available funds (which has not yet been arranged), will provide adequate funding for the Company to pay its expected operating expenses, fund its expected capital expenditures, meets its debt service obligations and meet its restructuring cost requirements through at least January 1, 2005. However, there can be no assurance that the Company’s operating cash flows will improve as the Company anticipates, or that the Company’s operating cash flows and any working capital facility or other financing that the Company may arrange will be adequate to meet its anticipated liquidity requirements. As currently projected, the Company will need to raise additional financing to fund the Company’s anticipated liquidity needs for 2005 and thereafter. The market environment and the Company’s financial condition will make it difficult for the Company to access the capital markets for the foreseeable future. If the Company is unable to raise additional financing or improve the Company’s operating results to achieve positive operating cash flows in the future, the Company would be unable to meet its anticipated liquidity requirements.

2. REORGANIZATION AND DELAYS IN REPORTING

Commencement of the Chapter 11 and Bermuda Cases

On January 28, 2002 (the “Commencement Date”), GCL and fifty-four of its subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

On the same date, GCL and certain of its Bermuda subsidiaries commenced insolvency proceedings in the Supreme Court of Bermuda (the “Bermuda Court”). On such date, the Bermuda Court granted an order appointing Malcolm Butterfield, Jane Moriarty and Philip Wallace, partners of KPMG, as Joint Provisional Liquidators (“JPLs”) in respect of GCL and those Bermuda subsidiaries. The Bermuda Court granted the JPLs the power to oversee the continuation and reorganization of these companies’ businesses under the control of their boards of directors and under the supervision of the Bankruptcy Court and the Bermuda Court. Twenty-five additional subsidiaries of GCL subsequently commenced chapter 11 cases and, where applicable, Bermuda insolvency proceedings under the supervision of the JPLs to coordinate the restructuring of those companies with the restructuring of GCL.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

The Purchase Agreement

On March 25, 2002, the Bankruptcy Court approved bidding and auction procedures for the potential sale of the Company’s businesses, either in whole or in part. Numerous parties were contacted and performed diligence on the Company’s assets. As the auction process came to an end in late July of 2002, Hutchison Telecommunications Limited (“Hutchison”) and ST Telemedia were invited by the Company and representatives of its creditors to negotiate the definitive terms of a proposed investment in the Company. After extensive negotiations, an agreement in principle was reached leading to the execution of a definitive Purchase Agreement, dated as of August 9, 2002, among the Company, Global Crossing Holdings Ltd., the JPLs, Hutchison, and ST Telemedia (the “Purchase Agreement”) for the purchase of substantially all of GCL’s assets. The Bankruptcy Court approved the Purchase Agreement on August 9, 2002.

Under the Purchase Agreement, Hutchison and ST Telemedia agreed to invest a total of $250 for a 61.5 percent equity interest in New GCL, a newly formed Bermuda company, upon the Company’s emergence from bankruptcy. At emergence, GCL will transfer substantially all of its assets (including stock in subsidiaries) to New GCL. New GCL will thereby become the parent company of the Global Crossing group and will succeed to GCL’s reporting obligations under the Exchange Act. However, New GCL and its subsidiaries will not assume any liabilities of GCL or its subsidiaries that commenced bankruptcy cases (the “GC Debtors”) other than the “Assumed Liabilities,” which are generally defined in the Plan of Reorganization to include the following: (i) ordinary course administrative expense claims, (ii) priority tax claims, (iii) certain secured claims, (iv) obligations under agreements assumed by the GC Debtors in their chapter 11 cases and (v) obligations under the Purchase Agreement.

The Purchase Agreement also sets forth the basic terms of a restructuring with the Company’s banks and unsecured creditors. In summary, those parties were to receive common shares representing 38.5 percent of the equity in New GCL, approximately $323 in cash, and $200 of New Senior Secured Notes. However, pursuant to an amendment to the plan of reorganization approved by the Bankruptcy Court on December 4, 2003, the New Senior Secured Notes will be issued to ST Telemedia for gross proceeds of $200 in cash, all of which gross proceeds will be distributed to the Company’s banks and unsecured creditors, increasing their total cash recovery to approximately $523 but eliminating their previously contemplated interest in the New Senior Secured Notes. Consummation of the Purchase Agreement is subject to various conditions, including the receipt of regulatory approvals. In particular, each of the parties had the right to terminate their obligations under the Purchase Agreement in the event that such regulatory approvals had not been obtained by April 30, 2003 (the “Voluntary Termination Date”).

The Chapter 11 Plan of Reorganization and Bermuda Schemes of Arrangement

On September 16, 2002, GCL filed a chapter 11 plan of reorganization (as amended, the “Plan of Reorganization”) and accompanying disclosure statement (as amended, the “Disclosure Statement”) with the Bankruptcy Court. On October 17, 2002, GCL filed an amended Plan of Reorganization and amended Disclosure Statement. The Plan of Reorganization implements the terms of the Purchase Agreement with respect to the chapter 11 cases. The terms of the Plan of Reorganization are described in more detail below. On October 21, 2002, the Bankruptcy Court approved the Disclosure Statement and related voting procedures. On October 28, 2002, GCL commenced solicitation of acceptances and rejections of the Plan of Reorganization.

On October 24, 2002, GCL and each of the other GC Debtors incorporated in Bermuda were granted approval by the Bermuda Court to hold meetings of their creditors for the purpose of considering and voting on schemes of arrangement (the “Schemes”). The Schemes implement the terms of the Purchase Agreement with

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

respect to the Bermuda cases, essentially by incorporating the terms of the Plan of Reorganization. The meetings of creditors to consider and vote on the Schemes were held in Bermuda on November 25 and 28, 2002.

On December 17, 2002, the Bankruptcy Court confirmed the Plan of Reorganization, subject to the entry of a formal confirmation order and documentation of the resolution of any outstanding objections. On December 26, 2002, the conditions specified by the Bankruptcy Court on December 17, 2002 were met and as a result the Bankruptcy Court entered the order confirming the Plan of Reorganization. Similarly, on January 3, 2003, the Bermuda Court sanctioned the Schemes (the Bermuda equivalent to confirmation).

ST Telemedia’s Assumption of Hutchison’s Rights Under the Purchase Agreement and Regulatory Approval

On the Voluntary Termination Date, GCL had not obtained all the regulatory approvals necessary to complete the transaction and it became apparent that the Committee on Foreign Investment in the United States (“CFIUS”) would not approve the transaction with Hutchison participating in it. On that date, Hutchison withdrew from the Purchase Agreement and ST Telemedia exercised its option under the Purchase Agreement to assume all of Hutchison’s rights and obligations thereunder. As a result, ST Telemedia agreed to increase its original $125 investment to a total of $250 for a 61.5 percent equity interest in New GCL upon its emergence from bankruptcy. The withdrawal by Hutchison and related assumption by ST Telemedia required GCL to file amended applications for regulatory approvals with CFIUS, the FCC and other regulatory authorities.

In May 2003, GCL filed a motion with the Bankruptcy Court to approve an amendment to the Purchase Agreement which, among other things, extended the Voluntary Termination Date to October 14, 2003. The Bankruptcy Court approved the amendment on July 1, 2003 after a contested hearing on the matter and over the objection of one of the Company’s creditor groups. The decision of the Bankruptcy Court is currently on appeal to the United States District Court for the Southern District of New York.

On September 19, 2003, President Bush stated, in a letter to congressional leaders, that he would “take no action to suspend or prohibit the proposed 61.5 percent investment by Singapore Technologies Telemedia Pte. Ltd., a company indirectly owned by the Government of Singapore, in Global Crossing Ltd.,” thus clearing the Company to proceed with the sale to ST Telemedia in connection with the CFIUS process. On October 8, 2003, the Company received approval from the Federal Communications Commission for the transfer of licenses required under the Purchase Agreement. With this action, all regulatory approvals required by the Purchase Agreement had been obtained.

By amendment dated October 13, 2003, November 14, 2003 and December 3, 2003, the Company and ST Telemedia further extended the Voluntary Termination Date until, most recently, December 19, 2003, in order to provide additional time for completion of the transactions required by the Purchase Agreement. None of these amendments was opposed. The Company believes that the appeal from the July 1, 2003 decision of the Bankruptcy Court described above is now moot and is likely to be dismissed, with prejudice.

On November 28, 2003, the Company decided to amend the Plan of Reorganization to provide an additional $200 million of cash to its banks and unsecured creditors in lieu of the New Senior Secured Notes. ST Telemedia advised the Company that it would purchase the New Senior Secured Notes to provide the funding to effectuate that amendment. On December 4, 2003, the Bankruptcy Court entered an order approving the amendment. The amendment similarly was approved by the Supreme Court of Bermuda on December 5, 2003.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

Effect of the Plan of Reorganization and Schemes of Arrangement and Distributions Thereunder

The Plan of Reorganization governs the treatment of claims against and interests in each of the GC Debtors. Upon consummation of the Plan of Reorganization, all pre-petition claims against and interests in each of the GC Debtors (other than interests and certain claims held by the Company) will be discharged and terminated. Creditors of the GC Debtors will receive the following distributions under the plan:

•	Holders of administrative expense claims (post-petition claims relating to actual and necessary costs of administering the bankruptcy estates and operating the businesses of the GC Debtors) and priority claims (principally taxes and claims for pre-petition wages and employee benefit plan contributions) will generally be paid in full in cash.

•	Holders of certain secured claims will be paid in full in cash or have their debt reinstated or collateral returned.

•	The remaining pre-petition creditors will receive in the aggregate a combination of 38.5% of the equity in New GCL, approximately $523 in cash and the entire beneficial interest in the liquidating trust described in the next paragraph.

•	Holders of GCL common and preferred shares will not receive any distribution under the plan.

•	Holders of preferred shares of Global Crossing Holdings Ltd. (“GCHL”), a direct subsidiary of GCL whose assets are being transferred to New GCL and its subsidiaries pursuant to the plan, will not receive any distribution under the plan.

The GC Debtors’ bankruptcy proceedings in general, and the Plan of Reorganization in particular, have had and will have many other important consequences for the Company. For example, many of the executory contracts and leases of the GC Debtors have been or will be rejected in the bankruptcy process, significantly decreasing the Company’s contractual obligations going forward. In addition, upon consummation of the plan, the GC Debtors will transfer to a liquidating trust established for the benefit of the creditors approximately $7 in cash and certain of the GC Debtors’ rights, credits, claims and causes of action for preferences, fraudulent transfers and other causes of action and rights to setoff.

Delays in Reporting

On April 2, 2002, the Company announced that the filing with the SEC of its annual report on Form 10-K for the fiscal year ended December 31, 2001 would be delayed. Arthur Andersen LLP (“Arthur Andersen”), the Company’s independent public accountants at the time, had previously informed the Company that Andersen would not be able to deliver an audit report with respect to the Company’s financial statements for the year ended December 31, 2001 to be contained in the annual report on Form 10-K until the completion of an investigation by a special committee of the Company’s board of directors into allegations regarding the Company’s accounting and financial reporting practices made by a former employee of the Company.

During June 2002, Arthur Andersen informed the Company and the Audit Committee of its Board of Directors that Arthur Andersen’s conviction for obstruction of justice would effectively end the firm’s audit practice. Arthur Andersen ceased practicing before the SEC by August 31, 2002. As a result, Arthur Andersen was unable to perform the audit and provide an audit report with respect to the Company’s financial statements for the year ended December 31, 2001. Due to the investigation by the special committee, the cessation of Arthur Andersen’s audit practice, the demands of the bankruptcy process and the time required to hire a new independent public accountant and complete the 2001 audit, the Company had to delay the preparation of its

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

audited financial statements for 2001 and 2002. The Company fulfilled its Bankruptcy Court financial reporting requirements by filing Monthly Operating Reports (“MOR”). The Company completed MOR filings through June 2003. The Company will file MORs for July 2003 through to the emergence date subsequent to its emergence from bankruptcy.

By order dated November 20, 2002, the Bankruptcy Court directed the appointment of an examiner in the GC Debtors’ chapter 11 cases. On November 25, 2002, the United States Trustee appointed a partner of Grant Thornton LLP (“Grant Thornton”) as the Examiner. The Examiner and the Audit Committee of the Board of Directors of the Company retained Grant Thornton to assist the Examiner. In general, the Examiner’s role was limited to reviewing the financial and accounting records of the Company for the years ended December 31, 2002 and 2001, and earlier periods if any restatement of those period was necessary. As part of his role, the Examiner, with the assistance of Grant Thornton, will, among other things, cause an audit report to be issued with respect to the Company’s financial statements as of and for the years ended December 31, 2002 and 2001. Separately, on November 27, 2002, the Examiner and the Audit Committee of the Board of Directors filed an application with the Bankruptcy Court to retain Grant Thornton as the independent public accountants of the Company effective as of November 25, 2002. The Bankruptcy Court approved this application on December 11, 2002, and an engagement letter formalizing GT’s appointment was executed on January 8, 2003. The Examiner’s first interim report to the Bankruptcy Court was filed on February 24, 2003. On June 30, 2003, the Examiner filed his second interim report with the Bankruptcy Court. It is anticipated that the Examiner’s final report will be filed with the Bankruptcy Court in December 2003.

3. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

A summary of the basis of presentation and the significant accounting policies followed in the preparation of these consolidated financial statements is as follows:

Basis of Presentation and Use of Estimates

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the consolidated financial statements and the accompanying notes, as well as the reported amounts of revenue and expenses during the reporting period. Actual amounts and results could differ from those estimates. The estimates the Company makes are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the Company’s evaluations.

As discussed in Note 2, GCL and certain subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code and accordingly the accompanying consolidated financial statements have also been prepared in accordance with Statement of Position (“SOP”) No. 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”. SOP 90-7 requires an entity to distinguish pre-petition liabilities subject to compromise from post petition liabilities on its balance sheet. In the accompanying consolidated balance sheet, the caption “liabilities subject to compromise” reflects the Company’s best current estimate of the amount of pre-petition claims that will be restructured in the GC Debtors’ chapter 11 cases. In addition, SOP 90-7 requires an entity’s statement of operations to portray the results of operations of the entity during chapter 11 proceedings. As a result, any revenues, expenses, realized gains and losses, and provisions resulting from the reorganization and restructuring of the organization should be reported separately as reorganization items, except

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

those required to be reported as discontinued operations and extraordinary items in conformity with Accounting Principles Board Opinion No. 30 (“APB No. 30”), “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, as amended by Statement of Financial Accounting Standards No. 145 (“SFAS No. 145”) “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”, and SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”.

Principles of Consolidation

The consolidated financial statements include the accounts of GCL and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Under U.S. GAAP, consolidation is generally required for investments of more than 50% of the outstanding voting stock of an investee, except when control is not held by the majority owner. Under these same rules, legal reorganization or bankruptcy represent conditions which can preclude consolidation in instances where control rests with the bankruptcy court, rather than with the majority owner. As discussed in Note 8, during the year ended December 31, 2002 Asia Global Crossing Ltd. (together with its consolidated subsidiaries, “AGC”) and Pacific Crossing Limited (“PCL”) filed for voluntary petitions for relief under the Bankruptcy Code. As a result of the chapter 11 petitions, the Company’s ability to exert control and exercise influence over AGC’s and PCL’s management decisions through its equity interest was substantially eliminated; furthermore the nature of the reorganization plans of AGC and PCL were such that the Company would no longer have access to or a continuing involvement in the businesses of AGC and PCL. As a result, AGC’s and PCL’s financial results are included as discontinued operations for all periods presented.

Revenue Recognition

Services

Revenue derived from telecommunication and maintenance services, including sales of capacity under operating-type leases, are recognized as services are provided. Payments received from customers before the relevant criteria for revenue recognition are satisfied are included in deferred revenue in the accompanying consolidated balance sheets.

Operating Leases

The Company offers customers flexible bandwidth products to multiple destinations and many of the Company’s contracts for subsea circuits are entered into as part of a service offering. Consequently, the Company defers revenue related to those circuits and amortizes the revenue over the appropriate term of the contract. Accordingly, the Company treats cash received prior to the completion of the earnings process as deferred revenue.

Sales-Type Leases

Revenue from Capacity Purchase Agreements (“CPAs”) that meet the criteria of sales-type lease accounting are recognized in the period that the rights and obligations of ownership transfer to the purchaser, which occurs when (i) the purchaser obtains a right to use the capacity that can only be suspended if the purchaser fails to pay the full purchase price or fulfill its contractual obligations, (ii) the purchaser is obligated to pay Operations, Administration and Maintenance (“OA&M”) costs and (iii) the segment of a system related to the capacity

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

purchased is available for service. Revenue attributable to leases of capacity pursuant to indefeasible rights-of-use agreements (“IRUs”) that qualify for sales-type lease accounting, and were entered into prior to June 30, 1999, were recognized at the time of delivery and acceptance of the capacity by the customer. Certain sale and long-term IRU agreements of capacity entered into after June 30, 1999 are required to be accounted for in the same manner as sales of real estate with property improvements or integral equipment which results in the deferral of revenue recognition over the term of the agreement (currently up to 25 years). Certain customers who have entered into CPAs for capacity have paid deposits toward the purchase price, which have been included as deferred revenue in the accompanying consolidated balance sheets. For the years ended December 31, 2002, 2001 and 2000, $0, $18 and $312 in revenue, respectively, was recognized using sales-type lease accounting.

Percentage-of-Completion

Revenue and estimated profits under long-term contracts for undersea telecommunication installation by GMS are recognized under the percentage-of-completion method of accounting, whereby sales and profits are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs to complete. Provisions for anticipated losses are made in the period in which they first become determinable. For the years ended December 31, 2002, 2001, and 2000, $68, $364 and $258 in revenue, respectively, was recognized using the percentage of completion method. Costs related to the percentage of completion revenues for the years ended December 31, 2002, 2001 and 2000 were $97, $311, and $243 respectively.

Telecom Installation Revenue

Effective January 1, 2000, the Company adopted SEC Staff Accounting Bulletin 101, “Revenue Recognition in Financial Statements” (“SAB 101”), which requires amortization of certain start-up and activation revenues and deferral of associated costs over the longer of the contract period or expected customer relationship. Previously, such revenues and expenses were recognized upon service activation. The net impact of SAB 101 reduced revenue by approximately $2 and increased amortization expense by approximately $11. The cumulative impact on the results for the year ended December 31, 2000 was reflected as a $9 (net of income tax benefit) cumulative effect of a change in accounting principle in accordance with the adoption provisions of SAB 101.

Non-Monetary Transactions

The Company may exchange capacity with other capacity or service providers. These transactions are accounted for in accordance with APB No. 29. “Accounting for Nonmonetary Transactions”, where an exchange for similar capacity is recorded at a historical carryover basis and dissimilar capacity is accounted for at fair market value with recognition of any gain or loss. On August 2, 2002, the SEC staff communicated its position on indefeasible rights of use (“IRU”) capacity swaps to the American Institute of Certified Public Accountants (“AICPA”) SEC Regulations Committee. The SEC staff has concluded that all IRU capacity swaps consisting of the exchange of leases should be evaluated within paragraph 21 of APB No. 29. That is, if a swap involves leases that transfer the right to use similar productive assets, the exchange should be treated as the exchange of similar productive assets irrespective of whether the “outbound” lease is classified as a sale-type lease, direct financing lease or operating lease and irrespective of whether the “inbound” lease is classified as a capital lease or an operating lease. The SEC staff directed that in accounting for such transactions the carrying value rather than the fair market value should be used. The SEC staff further directed registrants to apply this guidance historically and prospectively, and to restate prior financial statements if appropriate. All adjustments that the Company considers are necessary to comply with the SEC’s guidance have been reflected in the accompanying

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

consolidated financial statements and the related notes (see Note 4 for further discussion of related restatements recorded by the Company). There were no material gains or losses from non-monetary transactions for the years ended December 31, 2002, 2001, or 2000, respectively.

Operating Expenses

Operating Leases

Costs of the network relating to capacity contracts accounted for as operating leases are treated as fixed assets and, accordingly, are depreciated over the estimated useful life of the capacity.

Sales-Type Leases—Non-Cash Cost of Capacity Sold

The Company utilizes service contract accounting and therefore depreciates all of its systems; however, certain contracts still qualify for sales-type lease accounting. For these transactions, the Company’s policy provides for recording non-cash cost of capacity sold through depreciation and amortization in the period in which the related revenue was recognized. The aggregate amount to be charged to non-cash cost of capacity sold relating to subsea capacity is calculated by determining the estimated net book value of the specific subsea capacity at the time of the sale. The estimated net book value includes expected costs of capacity the Company has the intent and ability to add through upgrades of that system, provided the need for such upgrades is supported by a third-party consultant’s revenue forecast (see Note 10).

Cash and Cash Equivalents, Restricted Cash and Cash Equivalents (Current and Long Term)

The Company considers cash in banks and short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents and restricted cash and cash equivalents are stated at cost, which approximates fair value. Restricted cash balances at December 31, 2002 and 2001 were $332 and $312, respectively. The restricted cash balance at the respective dates mainly reflect an escrow account with the proceeds from the Company’s sale of IPC Information Systems (“IPC”) on December 20, 2001. The December 31, 2002 balance also includes funds in a Global Crossing account under the control of the JPLs in Bermuda, such funds being a contingency fund for the JPLs, with any remainder to be distributed to the creditors upon emergence in accordance with the Plan of Reorganization. The balance of the restricted cash at the respective dates includes but is not limited to various rental guarantees, performance bonds, or amounts arising from vendor or customer disputes. Included in long term “other assets” as of December 31, 2002 and 2001 is approximately $5 and $6, respectively, of restricted cash which serves as collateral on letters of credit and bank guarantees.

Allowance for Doubtful Accounts and Sales Credits

The Company provides for allowances for doubtful accounts and sales credits. Allowances for doubtful accounts are charged to other operating expenses, while allowances for sales credits are charged to revenue. The adequacy of the reserves is evaluated monthly by the Company utilizing several factors including the length of time the receivables are past due, changes in the customer’s credit worthiness, the customer’s payment history, the length of the customer’s relationship with the Company, current economic climate, current industry trends and other relevant factors. A specific reserve requirement review is performed on customer accounts with larger balances. A general reserve requirement is performed on most accounts utilizing the factors previously mentioned. Service level requirements are assessed to determine sales credit requirements where necessary. The Company has historically experienced significant changes month to month in reserve level requirements,

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

primarily due to unanticipated large customer bankruptcy filings or other insolvency proceedings. Allowances are $134 and $128 as of December 31, 2002 and 2001, respectively. Changes in the financial viability of significant customers, worsening of economic conditions and changes in the Company’s ability to meet service level requirements may require changes to its estimate of the recoverability of the receivables. Appropriate adjustments will be recorded to the period in which these changes become known.

Property and Equipment, net

Property and equipment, net, which includes amounts under capitalized leases, are stated at cost, net of depreciation and amortization. Major enhancements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Costs recorded prior to a network segment’s completion are reflected as construction in progress, which is reclassified to property and equipment at the date each segment of the applicable system becomes operational.

The construction of the Company’s network was substantially completed in 2001. Construction in progress includes direct expenditures for construction of network systems and is stated at cost. Capitalized costs include costs incurred under the construction contract; advisory, consulting and legal fees; interest; direct internal costs and operating costs; and amortized finance costs incurred during the construction phase. Once it is probable that a cable system will be constructed, costs directly identifiable with the cable system under development are capitalized. Costs relating to the evaluation of new projects incurred prior to the date the development of the network system becomes probable are expensed as incurred. Interest incurred and directly identifiable with a cable system, which includes the amortization of deferred finance fees and issuance discount, is capitalized to construction in progress.

The Company capitalizes third party line installation costs incurred by the Company for new facilities and connections from the Global Crossing network to networks of other carriers in order to provision customer orders. The costs are capitalized to prepaid costs (current portion) and other assets (long-term portion) and amortized using the straight-line method into depreciation and amortization over the average useful life of customer contracts (2 years) in accordance with the provisions of SAB 101. Internal costs, including labor, incurred in the provisioning of customer orders are expensed as incurred and recorded to other operating expenses.

Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, with the exception of leasehold improvements and assets acquired through capital leases, which are depreciated over the lesser of the estimated useful lives or the term of the lease. Estimated useful lives (determined based on historical trends and usage, which could be impacted by new technological advances in the industry that could result in partial or complete obsolescence of components of the network) are as follows:

Buildings	10-40 years
Leasehold improvements	2-25 years
Furniture, fixtures and equipment	2-30 years
Transmission equipment	7-25 years

When property or equipment is retired or otherwise disposed of, the cost and accumulated depreciation are relieved from the accounts, and resulting gains or losses are reflected in net income (loss).

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

The Company periodically evaluates the recoverability of its long-lived assets and evaluates such assets for impairment whenever events or circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value of such asset. The amount of any impairment then recognized would be calculated as the difference between the fair value and the carrying value of the asset (see “Impairment of Long Lived Assets”, below and Notes 6 and 10).

Computer Software Costs

The Company capitalizes the cost of internal-use software which has a useful life in excess of one year in accordance with Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. In addition, the Company capitalizes interest associated with the development of internal-use software. Capitalized computer software costs are amortized using the straight-line method over a period of between 3 to 5 years.

Goodwill

Goodwill represents the remaining excess purchase price over the fair value of the net assets of acquired companies, after allocation to other identifiable intangibles. Prior to January 1, 2002, amortization expense was recorded on the straight-line method over the applicable useful lives of goodwill, estimated by the Company to be 10 to 25 years. Goodwill is reviewed for impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. If it is determined that goodwill may be impaired and the estimated undiscounted future cash flows, excluding interest, of the underlying business are less than the carrying amount of the goodwill, then an impairment loss is recognized. The impairment loss is based on the difference between the fair value of the underlying business and the carrying amount (see Note 6).

Effective January 1, 2002, the Company also adopted SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”), which provides, among other things, that goodwill and intangibles with indefinite lives are no longer amortized but are reviewed for impairment at least annually (beginning with the first anniversary of the acquisition date). The adoption of SFAS No. 142 had no impact on the Company’s consolidated financial statements.

Other Intangibles

Other intangibles consist primarily of customer lists, trademarks, deeds of grant (a right, granted to the Company in the acquisition of Racal Telecom in November 1999, to install and maintain cable along the railways in the United Kingdom) and assembled workforce. These values were based on a number of significant assumptions and are amortized on the straight-line method over the applicable estimated useful lives of the other intangibles, estimated by the Company to be between 3 to 40 years.

Impairment of Long-Lived Assets

As required under the provisions of SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of” (“SFAS No. 121”), the Company periodically reviews long-lived

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

assets composed of property and equipment, goodwill, other intangibles and other assets held for a period longer than a year, whenever events or changes in circumstances indicate that the carrying amount of the asset(s) may be impaired. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed their fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

Effective January 1, 2002, the Company adopted the provisions of SFAS No. 144, which supercedes SFAS No. 121 and addresses financial accounting and reporting for the impairment of long-lived assets, while retaining the fundamental recognition and measurement for determining impairment for long-lived assets to be held and used. SFAS No. 144 requires that a long-lived asset to be abandoned, exchanged for a similar productive asset or distributed to owners in a spin-off is to be considered held and used until it is disposed of. However, SFAS No. 144 requires that management consider revising the depreciable life of such long-lived asset. With respect to long-lived assets to be disposed of by sale, SFAS No. 144 retains the provisions of SFAS No. 121 and, therefore, requires that discontinued operations no longer be measured on a net realizable value basis and that future operating losses associated with such discontinued operations no longer be recognized before they occur. The adoption of SFAS No. 144 did not have any impact on the Company’s consolidated financial statements.

During the year ended December 31, 2001, long-lived tangible and intangible asset impairments of $17,181 were recorded to continuing operations in the accompanying consolidated statement of operations. Additional long-lived asset impairments of $2,399 were recorded to discontinued operations during the year ended December 31, 2001. These impairment charges were recorded in accordance with SFAS No. 121 (see Note 6 for a further description of the impairment charges). Amortization expense of goodwill and other intangibles, prior to the write-off during the year ended December 31, 2001, amounted to $580 and $462 for the years ended December 31, 2001 and 2000, respectively.

The Company will adopt fresh start accounting, in accordance with SOP 90-7, upon its anticipated emergence from bankruptcy in the fourth quarter of 2003, which will result in a change in the value of long-lived assets in New GCL.

Investments

Marketable Securities

Investments in which the Company does not have significant influence and in which the Company holds an ownership interest of less than 20% are recorded using the cost method of accounting. These investments, covered under the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, are classified as “available for sale” and are reported at estimated fair value with any unrealized gains or losses, net of tax, recorded as a separate component of “other comprehensive income (loss)” included in other shareholders’ equity. The Company reviews the fair value of its investment portfolio on a regular basis to determine if the fair value of any individual investment has declined below its cost and if such decline is other-than-temporary. The Company generally considers a decline to be other-than-temporary if the fair value of the investment has remained below its cost basis for more than six months. If the Company concludes that the market value of an investment is other-than-temporary, the Company records a charge to the consolidated statement of operations to reduce the carrying value of the security to its estimated fair value. The table below

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

discloses the realized gains and losses on the sale of marketable securities and losses from the write down of marketable securities included in the statements of operations for the years ended December 31, 2002, 2001 and 2000, respectively.

	Years Ended December 31,
			2000
	2002	2001	Restated
Realized gains on the sale of marketable securities	$—	$67	$19
Realized losses on the sale of marketable securities	—	(11)	—
Losses on the write down of marketable securities (see Note 8)	—	(2,097)	(19)

Total loss from write down and sale of investments, net	$—	$(2,041)	$—

For the years ended December 31, 2002 and 2001 the gross unrealized holding loss, net included in accumulated other comprehensive loss was $1 and $1, respectively.

Equity Method Investments

The equity method of accounting is applied for investments in affiliates if the Company owns an aggregate of 20% to 50% of the affiliate and if the Company exercises significant influence over the affiliate. The equity method is also applied for entities in which the Company’s ownership is in excess of 50% but over which the Company is unable to exercise effective control (see Note 11).

Impairment of equity investments

The Company has invested in the equity instruments of certain unconsolidated entities. The Company periodically reviews its investments under the provisions of Accounting Principles Board (“APB”) Opinions No. 18 “The Equity Method of Accounting for Investments in Common Stock” whenever there is an indication that fair value is less than cost and the decline in value is determined to be other than temporary. Evidence of an other than temporary decline in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. When the decline in value is judged to be other than temporary, the basis of the security is written down to fair value and the resulting loss is charged to equity in income (loss) of affiliates, net in the statement of operations. In the fourth quarter of 2001, the Company recorded a $114 write-down of an equity investment held in a Latin America, which is included in equity in income (loss) of affiliates, net in the accompanying statement of operations for the year ended December 31, 2001. In addition, an impairment of $450 was recorded to discontinued operations in the year ended December 31, 2001 relating to AGC’s investment in Hutchison Global Crossing (“HGC”; see Note 8 for further background on HGC and the sale of AGC’s ownership in HGC in April 2002).

Deferred Finance Costs

Costs incurred to obtain financing through the issuance of senior notes and long-term debt have been reflected as an asset included in “other assets” in the accompanying consolidated balance sheets. The financing costs relating to the debt are amortized over the lesser of the term of the related debt agreements or the expected payment date of the debt obligation using the effective interest rate method. In 2000, certain long-term debt was extinguished, at which time the remaining balance of unamortized discount and offering costs was written off and included in “other income (expense)” in accordance with SFAS No. 145 (see “New Accounting Standards” below and Note 8).

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

On January 28, 2002, the remaining balance of deferred finance costs of $102 was written-off and a loss was recorded as a reorganization item in the accompanying consolidated statement of operations as required by SOP 90-7.

Restructuring

The Company initiated a restructuring program commencing in August 2001, that has resulted in restructuring charges of $95 (recorded to reorganization items, net in accordance with SOP 90-7) and $410 for the years ended December 31, 2002 and 2001, respectively. The restructuring charges represent direct costs of exiting lease commitments for certain real estate facility locations and employee termination costs, along with certain other costs associated with approved restructuring plans. These charges were recorded in accordance with EITF 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” and represent the Company’s best estimate of undiscounted liabilities at the date the charges were taken. Adjustments for changes in assumptions are recorded in the period such changes become known. Changes in assumptions, especially as they relate to contractual lease commitments and related anticipated third party sub-lease payments, could have a material effect on the restructuring liabilities and consolidated results of operations. See “New Accounting Standards” for a discussion regarding SFAS No.146 that supercedes EITF 94-3 effective January 1, 2003.

Derivative Instruments

Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 133 requires that all derivatives be measured at fair value and recognized as either assets or liabilities in the Company’s consolidated balance sheets. Changes in fair value of derivative instruments that do not qualify as hedges and/or any ineffective portion of hedges are recognized as a gain or loss in the Company’s consolidated statement of operations in the current period. Changes in the fair values of the derivative instruments used effectively as fair value hedges are recognized in income (losses), along with the change in the value of the hedged item. Changes in the fair value of the effective portions of cash flow hedges are reported in other comprehensive income (loss) and recognized in income (losses) when the hedged item is recognized in income (losses). See Note 25.

The Company has entered into forward currency contracts, hedging the exchange risk on committed foreign currency transactions. During 2001 and 2000, the gains and losses on these contracts were recognized at the time the underlying transactions were completed. The Company did not enter into any forward currency contracts in 2002.

The Company’s interest rate hedges were terminated during 2002 (see Note 25).

Fair Value of Financial Instruments

The Company does not enter into financial instruments for trading or speculative purposes. Accordingly, financial instruments are presented on the accompanying consolidated balance sheets at their carrying values. Fair values are based on market quotes, current interest rates or management estimates, as appropriate (see Note 26).

Income Taxes

The provision for income taxes, income taxes payable and deferred income taxes are determined using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

taxable years in which such differences are expected to reverse. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of the deferred tax asset balance will not be realized.

Provision for income taxes on unremitted earnings of foreign subsidiaries is made only on those amounts in excess of the funds considered to be permanently reinvested.

Effect of Foreign Currencies

For those subsidiaries using the U.S. dollar as their functional currency, translation adjustments are recorded in the accompanying consolidated statements of operations. For those subsidiaries not using the U.S. dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense transactions are translated at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of shareholders’ deficit and are reflected in the accompanying consolidated statements of comprehensive loss. Translation differences resulting from the effect of exchange rate changes on cash and cash equivalents were immaterial and are not reflected separately in the Company’s consolidated statements of cash flows for each of the periods presented.

The Company’s foreign exchange transaction gains (losses) included in “other income (expense), net” in the consolidated statements of operations for the years ended December 31, 2002, 2001 and 2000 were $26, $21 and $(46), respectively.

Income (Loss) Per Common Share

Basic earnings (loss) per common share (“EPS”) is computed as net income (loss) available to common stockholders divided by the weighted-average number of common shares outstanding for the period. Net income (loss) applicable to common stockholders includes preferred stock dividends for the years ended December 31, 2002, 2001, and 2000, respectively, and the conversion cost related to the redemption of preferred stock for the year ended December 31, 2000. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, since the Company had a net loss from continuing operations for the years ended December 31, 2002, 2001, and 2000, respectively, diluted earnings (loss) per common share is the same as basic earnings (loss) per common share, as any potentially dilutive securities would reduce the loss per common share from continuing operations (see Note 22).

Stock-Based Compensation

The Company has adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), and elected to continue to account for stock options granted to employees and directors based on the accounting set forth in Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”).

On January 1, 2003, the Company adopted SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS No. 148”). SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB No. 25.

Had compensation expense been determined and recorded based upon the fair-value recognition provisions of SFAS No. 123, net income (loss) and income (loss) per share would have been the following pro forma amounts:

	Years Ended December 31,
			2000
	2002	2001	Restated
Income (loss) applicable to common shareholders, as reported	$635	$(22,632)	$(3,115)
Stock-based employee compensation expense determined under fair-value-based method	(401)	(421)	(340)

Pro forma income (loss) applicable to common shareholders	$234	$(23,053)	$(3,455)

Income (loss) per common share, basic and diluted
As reported	$0.70	$(25.53)	$(3.69)

Pro forma	$0.26	$(26.00)	$(4.09)

Upon consummation of the Company’s Plan of Reorganization all outstanding options with respect of the Company’s common stock will be canceled.

The weighted-average fair values of options granted for the years ended December 31, 2001 and 2000 were $7.28 and $21.14, respectively. There were no stock options granted in 2002. The fair value of each option grant is estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2002	2001	2000
Dividend yield	—	0%	0%
Expected volatility	—	101.68%	84.77%
Risk-free interest rate	—	4.32%	5.92%
Expected life (years)	—	4	4

Concentration of Credit Risk

The Company has some concentration of credit risk among its customer base. The Company performs ongoing credit evaluations of its larger customers’ financial condition. The Company establishes an allowance for uncollectible accounts based on the credit risk applicable to particular customers, historical trends and other relevant information. As of December 31, 2002 and 2001 no one customer accounted for more than 5% and 4% of the Company’s accounts receivable, net, respectively. For the years ended December 31, 2002, 2001, and 2000, no one customer accounted for more than 3%, 6% and 5% of the Company’s revenue, respectively.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

Accounting for Accounts Receivable Securitizations

On June 15, 2001, certain of the Company’s indirect, wholly-owned subsidiaries (the “Subsidiaries”) entered into a receivables sale agreement (the “Sale Agreement”), under which the Subsidiaries agreed to sell a defined, revolving pool of trade accounts receivable to GC Mart LLC (“GCM”), a wholly-owned, special purpose subsidiary of the Company. GCM was formed for the sole purpose of buying and selling receivables generated by the Subsidiaries. Under the Sale Agreement, the Subsidiaries agreed to irrevocably and without recourse sell their accounts receivable to GCM. Under a separate receivables purchase agreement, dated the same date, GCM agreed to sell, in turn, an undivided percentage ownership interest in these receivables to an independent issuer of receivables-backed commercial paper. Under this purchase agreement, the receivables continued to be serviced by Global Crossing North America, Inc. (“GCNA”), an indirect, wholly owned subsidiary of the Company. Certain of the Subsidiaries’ and GCNA’s obligations under the $250 receivables facility were guaranteed by Global Crossing Holdings Ltd. (“GCHL”), a direct wholly owned subsidiary of the Company.

This two-step transaction was accounted for as a sale of receivables under the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (“SFAS No. 140”), which the Company adopted in June 2001. The provisions of SFAS No. 140 establish the conditions for a securitization to be accounted for as a sale of receivables, which include requirements for an entity to be a qualifying special purpose entity, and for the conditions under which a transferor will be deemed to have retained effective control over transferred assets. On October 19, 2001 this arrangement was terminated due to the reduction of the Company’s credit ratings by various rating agencies. All prospective cash collections related to this facility, up to the amount of cash received by the Company from the financing vehicle, were remitted solely to the facility provider to satisfy the termination of this arrangement. Consequently, none of the Company’s outstanding accounts receivable were securitized as of December 31, 2002 and 2001.

Extinguishment of Deferred Revenue Obligations

The Company enters into agreements with its customers that may result in the receipt of non-refundable cash before the relevant criteria for revenue recognition have been satisfied and as a result a liability is recorded as deferred revenue.

During the year ended December 31, 2002, certain long-term and prepaid lease agreements for services on the Company’s network were terminated either through customer settlement agreements or through the bankruptcy proceedings of the customers that had purchased such services from the Company. As a result, the Company has no further requirement to provide services and, therefore, the remaining deferred revenue of $97 was realized into “other income” in the accompanying consolidated statement of operations as a result of the extinguishment of the liability to provide future services to the applicable customer. The derecognition of these liabilities is in accordance with the guidelines described within SFAS No. 140 and did not result in any revenue recognition by the Company.

Gain on Sale of Subsidiary Common Stock and Related Subsidiary Stock Sale Transactions

The Company elected to adopt SEC Staff Accounting Bulletin No. 51, “Accounting for Sales of Stock by a Subsidiary” (“SAB 51”) in the fourth quarter of 2000, which requires the difference between the carrying amount of the parent’s investment in the subsidiary and the underlying net book value of the subsidiary after the issuance of stock by the subsidiary to be reflected as either a gain or loss in the consolidated financial statements or

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

reflected as a capital transaction. During 2000, one of the Company’s subsidiaries, AGC, completed an initial public offering that resulted in a gain on the sale of the subsidiary’s stock. No deferred taxes were required as GCL is a Bermudian corporation and Bermuda does not impose a corporate income tax. As a result, the Company elected to record the gain and any future gains or losses resulting from the sale of a subsidiary’s stock in its consolidated statement of operations (See Note 8).

Advertising Costs

The Company expenses the cost of advertising as incurred. Advertising expense is included as a component of other operating expenses in the accompanying consolidated statements of operations and aggregated $1, $32, and $50 during the years ended December 31, 2002, 2001, and 2000, respectively.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and other non-owner related changes in equity not included in net income (loss), such as unrealized gains and losses on marketable securities classified as available for sale, foreign currency translation adjustments related to foreign subsidiaries and other adjustments.

Fresh Start Accounting

The Company will implement “fresh start” accounting in accordance with SOP 90-7 upon its emergence from bankruptcy. SOP 90-7 also requires that changes in accounting principles that will be required in the financial statements of New GCL and its subsidiaries within twelve months following the adoption of fresh start accounting be adopted at the time fresh start accounting is implemented. Adopting fresh start accounting will likely result in material adjustments to the historical carrying amount of the Company’s assets and liabilities. Fresh start accounting requires the Company to allocate the reorganization value to its assets and liabilities based upon their estimated fair values. The fair values of the assets as determined for fresh start reporting will be based on estimates of anticipated future cash flow. Liabilities existing at the date the Company’s Plan of Reorganization becomes effective are stated at the present values of amounts to be paid discounted at appropriate rates. The determination of fair values of assets and liabilities is subject to significant estimation and assumptions.

New Accounting Standards

In April 2002, the FASB issued SFAS No. 145, which eliminates the requirement to report material gains or losses from debt extinguishments as an extraordinary item, net of any applicable income tax effect, in an entity’s statement of operations. SFAS No. 145 instead requires that a gain or loss recognized from a debt extinguishment be classified as an extraordinary item only when the extinguishment meets the criteria of both “unusual in nature” and “infrequent in occurrence” as prescribed under APB No. 30. The provisions of SFAS No.145 are effective for fiscal years beginning after May 15, 2002 with respect to the rescission of SFAS No. 4 and for transactions occurring after May 15, 2002, with respect to provisions related to SFAS No. 13. The Company adopted this standard in the fourth quarter of 2002 and it did not have a material effect on the Company’s results of operations or its financial position. The statement of operations and cash flows for the year ended December 31, 2000 have been reclassified to reflect its adoption of SFAS No. 145 and, accordingly, the extraordinary loss on the extinguishment of debt has been reclassified to “other income” and the related taxes to “income tax expense”.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”), which requires that costs, including severance costs, associated with exit or disposal activities be recorded at their fair value when a liability has been incurred. Under previous guidance, certain exit costs, including severance costs, were accrued upon management’s commitment to an exit plan, which is generally before an actual liability has been incurred. The Company will apply the provisions of SFAS No. 146 to any exit or disposal activities initiated after December 31, 2002.

In November 2002, the EITF addressed the accounting for revenue arrangements with multiple deliverables in Issue 00-21: “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). EITF 00-21 provides guidance on how the arrangement consideration should be measured, whether the arrangement should be divided into separate units of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. EITF 00-21 shall be effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company does not expect EITF 00-21 to have a material effect on the Company’s results of operations or financial position.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FASB Interpretation No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has not entered into arrangements or guarantees that meet the criteria of this interpretation and does not expect the adoption of this interpretation to have a material effect on its results of operations or financial position.

In December 2002, the FASB issued SFAS No. 148 which amends SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income (loss) per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB No. 25. The provisions of SFAS No. 148 are effective for fiscal years beginning after December 15, 2002 with respect to the amendments of SFAS No. 123 and effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002 with respect to the amendments of APB No. 28. The Company will implement SFAS No. 148 effective January 1, 2003 regarding disclosure requirements for condensed financial statements for interim periods.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities and Interpretation of ARB No. 51” (“FIN 46”). FIN 46 addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity in which the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or as a group the holders of the equity investment at risk lack any one of the following three characteristics of a controlling financial interest: (1) the direct or indirect ability to make decisions about an

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

entity’s activities through voting rights or similar rights, (2) the obligation to absorb the expected losses of the entity if they occur and (3) the right to receive the expected residual returns of the entity if they occur. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company does not currently expect the adoption of FIN 46 to have a material effect on the Company’s consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. In general, SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company does not currently expect the adoption of SFAS No. 149 to have a material effect on its consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150 (“SFAS No. 150”), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those financial instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect the adoption of SFAS No. 150 to have a material effect on its consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified in the consolidated financial statements to conform to the current year presentation.

4. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company identified certain accounting matters relating to its consolidated financial statements for the year ended December 31, 2000 and for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, that require restatement. These matters are discussed in the following paragraphs and summarized in the tables that follow.

Arthur Andersen, the Company’s independent accountant during the periods subject to restatement, audited the Company’s consolidated financial statements and issued an unqualified audit opinion dated February 14, 2001 as of and for the year ended December 31, 2000. In November 2002, the Company retained Grant Thornton to serve as its independent public accountant in respect of the Company’s consolidated financial statements for the years ended December 31, 2002 and 2001. Grant Thornton was also engaged to audit the adjustments applied to restate the Company’s 2000 consolidated financial statements including those adjustments outlined below and those outlined in Note 8 in connection with the retroactive reclassifications required as a result of operations discontinued subsequent to December 31, 2000 and the Company’s adoption of SFAS No. 145 in the fourth quarter of 2002. However, Grant Thornton was not engaged to audit, review or apply any procedures to the Company’s consolidated financial statements as of and for the year ended December 31, 2000 other than with

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

respect to such adjustments and, accordingly, does not express an opinion or any other form of assurance on the 2000 consolidated financial statements taken as a whole. A copy of Arthur Andersen’s report for 2000 is included herein in accordance with procedures under Rule 2-02 (e) of Regulation S-X. Quarterly amounts are unaudited.

Concurrent Transactions

During the years ended December 31, 2001 and 2000, the Company entered into a number of transactions in which the Company provided capacity, services and/or facilities to other telecommunications carriers and concurrently purchased or leased capacity, services, and/or facilities from these same carriers. The Company accounted for these transactions based on guidance provided by Arthur Andersen and on an industry white paper provided by Arthur Andersen that set forth accounting principles relating to sales and exchanges of telecommunications capacity and services. Following its review of these transactions, Andersen concurred with the Company’s accounting for the transactions in accordance with the interpretation of APB No. 29 contained in the white paper. The Company recorded the concurrent transactions at the fair value of the assets or services surrendered to the counterparty in the transaction. As a result, the fair value was recorded as deferred revenue and amortized into revenue on a straight-line basis over the term of the related contract. The capacity, services and/or facilities acquired were recorded at the fair value of the assets or services surrendered by the Company in the exchange based upon the type of asset or services acquired and the terms of the applicable purchase agreement. The “other assets” acquired in the exchanges were expensed over the term of the related contract. Property and equipment acquired in the transaction were depreciated over the terms of the applicable purchase agreements.

On August 2, 2002, SEC staff from the Office of the Chief Accountant communicated to the SEC Regulations Committee of the American Institute of Certified Public Accountants (“AICPA”), its position on exchanges of indefeasible rights of use, or IRUs, for telecommunications capacity. The SEC staff concluded that transactions involving concurrent sales and purchases of IRU capacity swaps consisting of the exchange of leases should be evaluated within paragraph 21 of APB No. 29. Under paragraph 21 of APB No. 29, accounting for an exchange is based on the historical carrying value rather than the fair value of the asset or services relinquished, resulting in no recognition of revenue or of asset additions in connection with the exchange.

In October 2002, the Company announced it would restate the Company’s consolidated financial statements for the year ended December 31, 2000 and the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 to record concurrent transactions between carriers of assets and/or services constituting telecommunications capacity at historical carryover basis, pursuant to paragraph 21 of APB No. 29, resulting in no recognition of revenue or of asset additions for such transactions. The Company has also determined that, under APB No. 29, it will continue to record at fair values those transactions that involve service contracts rather than leases, amortizing the revenue over the lives of the relevant contracts.

Based upon a review of the relevant transactions, the Company has determined that recording the concurrent transactions at historical carryover basis rather than fair value does not have a material impact on the Company’s consolidated financial position (less than 1% of total assets) or consolidated statements of operations (less than 0.1% of net loss) for financial statements filed in respect of relevant periods in 2000. Accordingly, the Company’s balance sheets and statements of operations for these periods have not been restated. However, the Company has determined that recording the concurrent transactions at historical carryover basis rather than fair value does have a material impact on the statement of cash flows for the year ended 2000 and on the Company’s financial position, statements of operations and cash flows for the financial statements filed in respect of relevant periods in 2001.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

The cumulative impact of the restatements for the concurrent transactions is a reduction of total assets and liabilities and shareholders equity of $1,111 as of September 30, 2001 and a reduction of revenues and operating expenses of $13 and $5, respectively, for the nine months ended September 20, 2001. As a result of the restatements, cash provided by operating activities decreased $780 and $177 for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively. The Company recognized an offsetting decrease in cash used in investing activities for each period, resulting in no change in net cash flow for such periods.

Gain Recognition—Sale of GlobalCenter

In September 1999, the Company acquired Frontier Corporation (“Frontier”), a telecommunications company that had several businesses, including a long distance business, an incumbent local exchange carrier, or ILEC, business and GlobalCenter, a web-hosting business. In September 2000, the Company entered into an agreement to sell GlobalCenter to Exodus Communications, Inc. (“Exodus”). The sale of GlobalCenter to Exodus closed in January 2001. Commencing with the quarterly period ended December 31, 2000, the Company classified GlobalCenter in the Company’s financial statements as a discontinued operation, retroactive to the date of the Frontier acquisition. In the sale, the Company received 108.15 million shares of Exodus common stock, which were valued at $1,918 based on the closing sale price of the Exodus common stock over a specified period just prior to the closing of the transaction. The value of such Exodus shares exceeded the aggregate value of the GlobalCenter net assets sold by $126, or $82 on an after-tax basis. The Company recognized the $82 after-tax gain in results from discontinued operations in the first quarter of 2001. The Company carried the investment in the Exodus shares as a marketable security available for sale pursuant to SFAS No. 115.

Concurrent with the agreement to sell GlobalCenter, the Company and Exodus entered into a network services agreement (the “NSA”) whereby Exodus committed to purchase 50% of its network capacity requirements outside of Asia from the Company over a 10-year period. As an incentive to Exodus to migrate its network traffic to the Company, the agreement included a $100 pricing discount, or credit, for Exodus over the first two years of the NSA. The Company planned to record the $100 pricing discount as a reduction of revenues, which, as services were provided over the life of the contract, would be treated as a sales discount in the recognition of revenue under the NSA. The Company believed that this discount was consistent with terms that would have been offered to any other third party customer with the same product profile and commitment size and therefore that recording the $100 as a sales discount was reasonable and appropriate. In addition, Exodus paid to the Company $200 in nonrefundable deposits for capacity, $100 in September 2000 and $100 in December 2000, which the Company recognized as deferred revenue. The Company discussed this accounting for the gain and sales discount with its independent public accountant, Arthur Andersen, who concurred with this accounting treatment.

The Company has reassessed these matters and has determined to restate its consolidated financial statements with respect to the accounting for the gain on the sale of GlobalCenter. As restated, the value of the Exodus shares received in excess of the GlobalCenter net assets sold of $126 is treated as a deferred gain to be recognized as a reduction of operating expenses on a straight-line basis over the 10-year term of the NSA or upon judicial release from the Company’s obligations under the NSA, if this were to occur earlier in accordance with the guidance provided in SAB 101, Frequently Asked Questions No. 4. This results in a reversal of the $82 after-tax gain that had been recognized in the first quarter of 2001 and the recognition of $12 of pre-tax gain per year over the 10-year term of the NSA commencing in 2001 (which results in recognition of $3 of such gain in each of the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001).

In September 2001, Exodus filed for bankruptcy. As a result, the commitments under the NSA were never realized as service was substantially halted upon the bankruptcy filing by Exodus. The Company is not assuming

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

the Exodus contract in the Company’s bankruptcy proceeding. Accordingly, upon emergence by the Company from bankruptcy, the balances of the deferred revenue (approximately $167) and the deferred gain on the sale (approximately $89) will both be eliminated in accordance with fresh start accounting guidelines under SOP 90-7.

Deferred Taxes

Sale of ILEC business

In July 2000, the Company entered into a stock purchase agreement to sell the ILEC business to Citizens Communications, Inc. (“Citizens”) for $3,650 in cash. During the quarterly period ending September 30, 2000, the Company classified the ILEC business in its consolidated financial statements as a discontinued operation, retroactive to the date of the Frontier acquisition. In connection with this change to reflect the ILEC business as a discontinued operation, the Company evaluated its accounting for the ILEC sale and reevaluated its original purchase price allocation for the Frontier acquisition. As a result, at such time, the Company (1) reallocated $1,500 in goodwill of the Frontier purchase price to the ILEC business (which had previously been allocated no goodwill) and (2) recorded a $1,000 deferred tax liability pursuant to SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), in connection with the sale of the ILEC business as the Company’s financial reporting basis exceeded its tax basis in its investment in the ILEC business. The Company recorded the $1,000 deferred tax liability as an adjustment to goodwill in the Frontier acquisition purchase price allocation, effective as of the date of the Frontier acquisition. The $1,500 re-allocation was deemed necessary as the Company concluded that it would be inappropriate for a gain to be recognized on the sale of this business so shortly after the acquisition of the ILEC since the Company invested little into the ILEC segment since it was acquired, market valuations of ILECs had not changed significantly in that period (September 28, 1999 date of acquisition through July 2000), and the financial performance of the business had changed very little since its acquisition. The Company’s original purchase price allocation, which reflected no goodwill allocation to the ILEC business, was based upon an appraisal performed by a third party in February 2000 and was consistent with the Company’s and the market’s view at the time that the value of the Frontier acquisition was primarily related to the long distance business. However, the Company believed the third party transaction with Citizens in July 2000 was a better indicator of fair value of the ILEC business acquired in September 1999 than the February 2000 valuation report and should have been reflected in the purchase price allocation. The Company also believed that, since the purchase price allocation was being revisited and this temporary difference arose during this re-allocation period, recording the deferred tax liability as a purchase price adjustment was reasonable and appropriate. The Company discussed this accounting for deferred taxes with its independent public accountant, Arthur Andersen, who concurred with this accounting treatment.

The Company has since reassessed this matter and determined that under SFAS No. 109 it is appropriate to restate the Company’s consolidated financial statements for the treatment of the deferred tax as follows:

The original calculation of the deferred tax liability was incorrect and therefore has been reduced from $1,000 to $600. The corrected $600 deferred tax liability has been recorded as a deferred tax expense to discontinued operations in the third quarter of 2000 rather than as an adjustment to the Frontier acquisition purchase price (i.e., goodwill).

This deferred tax expense and related liability restated in the third quarter of 2000 are completely reversed in the second quarter of 2001 to deferred tax benefit from discontinued operations. The corresponding current tax liability was offset by losses and other tax attributes of continuing operations in the fourth quarter of 2001.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

Sale of GlobalCenter

In connection with the sale of GlobalCenter to Exodus discussed above, the Company recorded an $850 deferred tax liability pursuant to SFAS No. 109 as the Company’s financial reporting basis exceeded its tax basis in its investment in GlobalCenter. The Company recorded the deferred tax liability as an adjustment to goodwill in the Frontier acquisition purchase price allocation, effective as of the date of the Frontier acquisition. The Company believed that, since the Company sold the business within one year of its acquisition, this temporary difference arose during the re-allocation period and the final allocation of purchase price in connection with the Frontier acquisition had yet to be recorded, recording the deferred tax liability as a purchase price adjustment to the Frontier acquisition was reasonable and appropriate. The Company also discussed this accounting for deferred taxes with its independent public accountant, Arthur Andersen, who concurred with this accounting treatment.

The Company has since reassessed this matter and determined that under SFAS No. 109 it is appropriate to restate the Company’s consolidated financial statement for the treatment of the deferred tax as follows:

The original calculation of the deferred tax liability was incorrect and therefore has been reduced from $850 to $535. The corrected $535 deferred tax liability has been recorded as a deferred tax expense in the third quarter of 2000 rather than as an adjustment to the Frontier acquisition purchase price (i.e., goodwill).

Due to the bankruptcy filing of Exodus in September 2001, the Company recorded a non-temporary write-down of the entire value of its investment in the common stock of Exodus (equal to $1,918) in the third quarter of 2001. As a result, the deferred tax expense and related liability restated in the third quarter of 2000 are completely reversed in the third quarter of 2001 to deferred tax benefit.

Global Marine Installation Revenue

During the year ended December 31, 2000 and the nine months ended September 30, 2001, certain contractors that were responsible for constructing the Company’s undersea systems subcontracted certain sub-sea cable laying and sub-sea cable burial work to GMS, a wholly-owned subsidiary of the Company. These subcontracting arrangements were entered into at arm’s length between the contractors and GMS and were not bargained for in the course of the Company’s negotiations with the contractors. Therefore, the Company believed that recognizing revenue at the consolidated level for these subcontracting services provided by GMS was reasonable and appropriate.

The Company has since reassessed the accounting for these services provided by GMS, and determined that revenue should not have been recognized separately at the consolidated level for these subcontracting services. However, management has concluded that the impact to the Company’s net loss was immaterial. Accordingly, the Company has restated its consolidated financial statements to eliminate the recognition of this revenue. The decreases in revenue were offset primarily by decreases in related operating expenses and, to a lesser extent, by the impact of other unrelated adjustments. The result of this restatement is a decrease in both revenue and other operating expenses of approximately $97 for the nine months ended September 30, 2001 and approximately $63 for the year ended December 30, 2000.

The following tables set forth the effect of the restatements on the Company’s consolidated statements of operations for the quarters ending September 30, 2001, June 30, 2001 and March 31, 2001 and for the year ended December 31, 2000, the consolidated statements of cash flows for the nine months ended September 30, 2001

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

and the year ended December 31, 2000 and consolidated balance sheets as of September 30, 2001, June 30, 2001, March 31, 2001 and December 31, 2000. The tables do not reflect the subsequent retroactive reclassification of AGC and IPC into discontinued operations or the reclassification of the extraordinary loss on the extinguishment of debt to “other income” and the related taxes to “income tax expense” in accordance with SFAS No. 145 (see Note 8). The consolidated balance sheet, statement of operations and statement of cash flows as of and for the nine months ended September 30, 2001 do not reflect the GMS installation and maintenance segment as part of the Company’s continuing operations. The GMS installation and maintenance segment had been classified as a discontinued operation in the third quarter of 2001 due to the commencement of negotiations in October 2001 to sell GMS and exit this segment, which plans have since been terminated (see Note 8).

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

CONDENSED CONSOLIDATED BALANCE SHEET AS AT SEPTEMBER 30, 2001

(UNAUDITED)

	As Previously Reported	Adjustments	As Restated
ASSETS:
Cash and cash equivalents	$2,260	$—	$2,260
Restricted cash and cash equivalents	119	—	119
Accounts receivable, net	506	—	506
Other current assets and prepaid costs	503	(51)	452

Total current assets	3,388	(51)	3,337
Property and equipment, net	12,058	(956)	11,102
Goodwill and intangibles, net	8,291	—	8,291
Other assets	1,005	(104)	901
Net assets of discontinued operations	769	—	769

Total assets	$25,511	$(1,111)	$24,400

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Accounts payable	$189	$—	$189
Accrued construction costs	781	—	781
Other current liabilities	2,020	(33)	1,987

Total current liabilities	2,990	(33)	2,957
Long-term debt	7,647	—	7,647
Deferred revenue	2,758	(1,065)	1,693
Deferred credits and other	1,244	73	1,317

Total liabilities	14,639	(1,025)	13,614

MINORITY INTEREST	828	—	828

MANDATORILY REDEEMABLE AND CUMULATIVE CONVERTIBLE PREFERRED STOCK	3,160	—	3,160

SHAREHOLDERS’ EQUITY:
Common stock, 3,000,000,000 shares authorized, par value $0.01 per share, 909,661,678 shares issued as of September 30, 2001	9	—	9
Treasury stock, 22,033,758 shares	(209)	—	(209)
Additional paid-in capital and other shareholders’ equity	13,544	—	13,544
Accumulated deficit	(6,460)	(86)	(6,546)

	6,884	(86)	6,798

Total liabilities and shareholders’ equity	$25,511	$(1,111)	$24,400

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE

THREE MONTHS ENDED SEPTEMBER 30, 2001

(UNAUDITED)

	As Previously Reported	Adjustments	As Restated
REVENUES	$793	$(49)	$744
OPERATING EXPENSES	1,690	(45)	1,645

OPERATING LOSS	(897)	(4)	(901)
OTHER INCOME (EXPENSE)	(2,155)	(2)	(2,157)

LOSS FROM CONTINUING OPERATIONS BEFORE BENEFIT FOR INCOME TAXES	(3,052)	(6)	(3,058)
Benefit for income taxes	198	535	733

LOSS FROM CONTINUING OPERATIONS	(2,854)	529	(2,325)
Discontinued operations, net of tax	(494)	—	(494)

NET LOSS	(3,348)	529	(2,819)
Preferred stock dividends	(59)	—	(59)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(3,407)	$529	$(2,878)

LOSS PER COMMON SHARE, BASIC AND DILUTED:
Loss from continuing operations applicable to common shareholders	$(3.28)	$0.60	$(2.68)

Loss from discontinued operations, net	$(0.56)	$—	$(0.56)

Loss applicable to common shareholders	$(3.84)	$0.60	$(3.24)

Shares used in computing basic and diluted loss per share	887,105,667	887,105,667	887,105,667

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE

NINE MONTHS ENDED SEPTEMBER 30, 2001

(UNAUDITED)

	As Previously Reported	Adjustments	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,594)	$1,050	$(3,544)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Income from discontinued operations	(80)	(600)	(680)
Impairment of long-lived assets	545	—	545
Loss on sale of ILEC	208	—	208
Gain on sale of GlobalCenter	(82)	82	—
Non-cash portion of restructuring costs	116	—	116
Gain on sale of marketable securities, net	(7)	—	(7)
Loss on write down of investments	2,106	—	2,106
Equity in loss of affiliates	47	—	47
Depreciation and amortization	1,168	(5)	1,163
Provision for doubtful accounts	105	—	105
Stock related expenses	16	—	16
Deferred income taxes	(415)	(535)	(950)
Minority Interest	(129)	—	(129)
Other	(19)	—	(19)
Changes in operating assets and liabilities	1,433	(772)	661

Net cash provided by (used in) operating activities	418	(780)	(362)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,282)	780	(2,502)
Proceeds from sale of ILEC	3,369	—	3,369
Investments in and advances to/from affiliates, net	(65)	—	(65)
Change in restricted cash and cash equivalents	27	—	27
Sales (purchases) of marketable equity securities, net	61	—	61

Net cash provided by investing activities	110	780	890

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	8	—	8
Proceeds from long-term debt	4,101	—	4,101
Repayment of short-term borrowings	(1,000)	—	(1,000)
Repayment of long term debt	(2,694)	—	(2,694)
Preferred dividends	(164)	—	(164)
Minority interest investment in subsidiary	10	—	10
Other	(20)	—	(20)

Net cash provided by financing activities	241	—	241

CASH FLOWS FROM DISCONTINUED OPERATIONS	54	—	54

NET DECREASE IN CASH AND CASH EQUIVALENTS	823	—	823
CASH AND CASH EQUIVALENTS, beginning of period	1,437	—	1,437

CASH AND CASH EQUIVALENTS, end of period	$2,260	$—	$2,260

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

CONDENSED CONSOLIDATED BALANCE SHEET AS AT JUNE 30, 2001

(UNAUDITED)

	As Previously Reported	Adjustments	As Restated
ASSETS:
Cash and cash equivalents	$1,923	$—	$1,923
Restricted cash and cash equivalents	167	—	167
Accounts receivable, net	758	—	758
Other current assets and prepaid costs	661	(33)	628

Total current assets	3,509	(33)	3,476
Property and equipment, net	11,823	(822)	11,001
Goodwill and intangibles, net	10,085	(850)	9,235
Other assets	1,372	(106)	1,266

Total assets	$26,789	$(1,811)	$24,978

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Short-term borrowings	$61	$—	$61
Accounts payable	344	—	344
Accrued construction costs	942	—	942
Other current liabilities	2,425	(33)	2,392

Total current liabilities	3,772	(33)	3,739
Long-term debt	6,048		6,048
Deferred revenue	2,694	(924)	1,770
Deferred credits and other liabilities	1,427	(239)	1,188

Total liabilities	13,941	(1,196)	12,745

MINORITY INTEREST	874	—	874

MANDATORILY REDEEMABLE AND CUMULATIVE CONVERTIBLE PREFERRED STOCK	3,159	—	3,159

SHAREHOLDERS’ EQUITY:
Common stock, 3,000,000,000 shares authorized, par value $0.01 per share, 908,681,193 shares issued as of June 30, 2001	9	—	9
Treasury stock, 22,033,758 shares	(209)	—	(209)
Additional paid-in capital and other shareholders’ equity	12,127	—	12,127
Accumulated deficit	(3,112)	(615)	(3,727)

	8,815	(615)	8,200

Total liabilities and shareholders’ equity	$26,789	$(1,811)	$24,978

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE

THREE MONTHS ENDED JUNE 30, 2001

(UNAUDITED)

	As Previously Reported	Adjustments	As Restated
REVENUES	$1,069	$(13)	$1,056
OPERATING EXPENSES	1,608	(16)	1,592

OPERATING LOSS	(539)	3	(536)
OTHER INCOME (EXPENSE)	(97)	(1)	(98)

LOSS FROM CONTINUING OPERATIONS BEFORE BENEFIT FOR INCOME TAXES	(636)	2	(634)
Benefit for income taxes	77	—	77

LOSS FROM CONTINUING OPERATIONS	(559)	2	(557)
Discontinued operations, net of tax	(71)	600	529

NET LOSS	(630)	602	(28)
Preferred stock dividends	(59)	—	(59)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(689)	$602	$(87)

LOSS PER COMMON SHARE, BASIC AND DILUTED:
Loss from continuing operations applicable to common shareholders	$(0.70)	$—	$(0.70)

Loss from discontinued operations, net	$(0.08)	$0.68	$0.60

Loss applicable to common shareholders	$(0.78)	$0.68	$(0.10)

Shares used in computing basic and diluted loss per share	886,109,573	886,109,573	886,109,573

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

CONDENSED CONSOLIDATED BALANCE SHEET AS AT MARCH 31, 2001

(UNAUDITED)

	As Previously Reported	Adjustments	As Restated
ASSETS:
Cash and cash equivalents	$1,245	$—	$1,245
Restricted cash and cash equivalents	139	—	139
Accounts receivable, net	942	—	942
Other current assets and prepaid costs	737	—	737

Total current assets	3,063	—	3,063
Property and equipment, net	10,915	(496)	10,419
Goodwill and intangibles, net	11,224	(1,850)	9,374
Other assets	2,361	(38)	2,323
Net assets of discontinued operations	2,464	—	2,464

Total assets	$30,027	$(2,384)	$27,643

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Short-term borrowings	$1,000	$—	$1,000
Accounts payable	239	—	239
Accrued construction costs	744	—	744
Other current liabilities	2,602	(1,000)	1,602

Total current liabilities	4,585	(1,000)	3,585
Long-term debt	7,385	—	7,385
Deferred revenue	2,243	(531)	1,712
Deferred credits and other liabilities	1,410	364	1,774

Total liabilities	15,623	(1,167)	14,456

MINORITY INTEREST	918	—	918

MANDATORILY REDEEMABLE AND CUMULATIVE CONVERTIBLE PREFERRED STOCK	3,159	—	3,159

SHAREHOLDERS’ EQUITY:
Common stock, 3,000,000,000 shares authorized, par value $0.01 per share, 907,727,383 shares issued as of March 31, 2001	9	—	9
Treasury stock, 22,033,758 shares	(209)	—	(209)
Additional paid-in capital and other shareholders’ equity	13,009	—	13,009
Accumulated deficit	(2,482)	(1,217)	(3,699)

	10,327	(1,217)	9,110

Total liabilities and shareholders’ equity	$30,027	$(2,384)	$27,643

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE

THREE MONTHS ENDED MARCH 31, 2001

(UNAUDITED)

	As Previously Reported	Adjustments	As Restated
REVENUES	$1,082	$(48)	$1,034
OPERATING EXPENSES	1,595	(50)	1,545

OPERATING LOSS	(513)	2	(511)
OTHER INCOME (EXPENSE)	(95)	(1)	(96)

LOSS FROM CONTINUING OPERATIONS BEFORE BENEFIT FOR INCOME TAXES	(608)	1	(607)
Benefit for income taxes	46	—	46

LOSS FROM CONTINUING OPERATIONS	(562)	1	(561)
Discontinued operations, net of tax	(54)	(82)	(136)

NET LOSS	(616)	(81)	(697)
Preferred stock dividends	(59)	—	(59)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(675)	$(81)	$(756)

LOSS PER COMMON SHARE, BASIC AND DILUTED:
Loss from continuing operations applicable to common shareholders	$(0.70)	$—	$(0.70)

Loss from discontinued operations, net	$(0.06)	$(0.09)	$(0.15)

Loss applicable to common shareholders	$(0.76)	$(0.09)	$(0.85)

Shares used in computing basic and diluted loss per share	884,702,182	884,702,182	884,702,182

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

CONSOLIDATED BALANCE SHEET AS AT DECEMBER 31, 2000

	As Previously Reported	Adjustments	As Restated
ASSETS:
Cash and cash equivalents	$1,477	$—	$1,477
Restricted cash and cash equivalents	146	—	146
Accounts receivable, net	880	—	880
Other current assets and prepaid costs	679	—	679

Total current assets	3,182	—	3,182
Property and equipment, net	10,030	—	10,030
Goodwill and intangibles, net	11,481	(1,850)	9,631
Other assets	1,523	—	1,523
Net assets of discontinued operations	3,969	—	3,969

Total assets	$30,185	$(1,850)	$28,335

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Short-term borrowings	$1,000	$—	$1,000
Accounts payable	401	—	401
Accrued construction costs	811	—	811
Other current liabilities	2,455	(1,000)	1,455

Total current liabilities	4,667	(1,000)	3,667

Long-term debt	6,271	—	6,271
Deferred revenue	1,700	—	1,700
Deferred credits and other liabilities	1,740	285	2,025

Total liabilities	14,378	(715)	13,663

MINORITY INTEREST	949	—	949

MANDATORILY REDEEMABLE AND CUMULATIVE CONVERTIBLE PREFERRED STOCK	3,158	—	3,158

SHAREHOLDERS’ EQUITY:
Common stock, 3,000,000,000 shares authorized, par value $0.01 per share, 906,339,273 shares issued as of December 31, 2000	9	—	9
Treasury stock, 22,033,758 shares	(209)	—	(209)
Additional paid-in capital and other shareholders’ equity	13,766	—	13,766
Accumulated deficit	(1,866)	(1,135)	(3,001)

	11,700	(1,135)	10,565

Total liabilities and shareholders’ equity	30,185	$(1,850)	$28,335

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR

THE YEAR ENDED DECEMBER 31, 2000

	As Previously Reported	Adjustments	As Restated
REVENUES	$3,789	$(63)	$3,726
OPERATING EXPENSES	5,185	(63)	5,122

OPERATING LOSS	(1,396)	—	(1,396)
OTHER INCOME (EXPENSE)	(57)	—	(57)

LOSS FROM CONTINUING OPERATIONS BEFORE BENEFIT (PROVISION) FOR INCOME TAXES	(1,453)	—	(1,453)
Benefit (Provision) for income taxes	145	(535)	(390)

LOSS FROM CONTINUING OPERATIONS	(1,308)	(535)	(1,843)
Discontinued operations, net of tax	(308)	(600)	(908)

LOSS BEFORE EXTRAORDINARY ITEMS AND CUMULATIVE CHANGE	(1,616)	(1,135)	(2,751)
Extraordinary loss on retirement of debt. net of tax	(42)	—	(42)
Cumulative effect of change in accounting principle	(9)	—	(9)

NET LOSS	(1,667)	(1,135)	(2,802)
Charge for conversion of preferred stock	(92)	—	(92)
Preferred stock dividends	(221)	—	(221)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(1,980)	$(1,135)	$(3,115)

LOSS PER COMMON SHARE, BASIC AND DILUTED:
Loss from continuing operations applicable to common shareholders	$(1.92)	$(0.63)	$(2.55)

Discontinued operations	$(0.36)	$(0.71)	$(1.08)

Extraordinary loss on retirement of debt, net of tax	$(0.05)	$—	$(0.05)

Cumulative effect of changes in accounting principles, net	$(0.01)	$—	$(0.01)

Loss applicable to common shareholders	$(2.35)	$(1.34)	$(3.69)

Shares used in computing basic and diluted loss per share	844,153,231	844,153,231	844,153,231

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

CONSOLIDATED STATEMENT OF CASH FLOWS FOR

THE YEAR ENDED DECEMBER 31, 2000

	As Previously Reported	Adjustments	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,667)	$(1,135)	$(2,802)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	308	600	908
Cumulative effect of change in accounting principal	9	—	9
Depreciation and amortization	1,381	—	1,381
Extraordinary loss on retirement of debt	42	—	42
Gain from sale of subsidiary’s common stock and related subsidiary stock sale transactions	(303)	—	(303)
Stock related expenses	48	—	48
Equity in loss of affiliates	67	—	67
Provision for doubtful accounts	72	—	72
Deferred income taxes	38	535	573
Minority interest (income) expense	(15)	—	(15)
Other	26	—	26
Changes in operating assets and liabilities	905	(177)	728

Net cash provided by operating activities	911	(177)	734

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,289)	177	(4,112)
Investments in and advances to/from affiliates, net	(110)	—	(110)
Purchases of marketable securities, net	(201)	—	(201)
Proceeds from the sale of unconsolidated affiliates	164	—	164
Change in restricted cash and cash equivalents	9	—	9

Net cash used in investing activities	(4,427)	177	(4,250)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	785	—	785
Proceeds from issuance of preferred stock, net	1,113	—	1,113
Proceeds from short-term borrowings	1,000	—	1,000
Proceeds from long-term debt	2,093	—	2,093
Repayment of long term debt	(1,578)	—	(1,578)
Preferred dividends	(193)	—	(193)
Minority interest investment in subsidiary	548	—	548
Finance and organization costs incurred	(48)	—	(48)
Other	(34)	—	(34)

Net cash provided by financing activities	3,686	—	3,686

CASH FLOWS FROM DISCONTINUED OPERATIONS	(323)	—	(323)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(153)	—	(153)
CASH AND CASH EQUIVALENTS, beginning of period	1,630	—	1,630

CASH AND CASH EQUIVALENTS, end of period	$1,477	$—	$1,477

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

5. RESTRUCTURING COSTS AND RELATED IMPAIRMENTS

In August 2001, the Company announced that due to the duration and severity of the slowdown in the economy and the telecommunications industry, it would be necessary to reduce operating expenses as well as reduce and reprioritize capital expenditures in an effort to be in a position to benefit when the economy recovers. In an effort to address the Company’s lowered profitability, during the year ended December 31, 2001, the Company’s Board of Directors approved a restructuring plan to effectuate the realignment and integration of the Company’s current regional organizational structure into integrated global functions such as network operations, customer care, information systems, finance, and sales and marketing. The realignment and integration resulted in the elimination of approximately 2,800 positions across a majority of the Company’s business functions and job classes, including the Company’s installation and maintenance segment, GMS. In addition, as part of the plan, the Company implemented a significant consolidation of offices and other related real estate facilities. As a result of these initiatives, the Company recorded a restructuring charge of $410 during the year ended December 31, 2001. The components of this charge consisted of $71 related to employee terminations, $270 related to facility closures, and $69 related to various other restructuring items.

On January 28, 2002, the Company and certain of its subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code and subsequently filed the Plan of Reorganization. Throughout 2002, the Company continued its efforts to integrate functions within the Company to increase efficiencies and to reduce costs. As a result of these continued initiatives and adjustments to the plans adopted in 2001 due to the chapter 11 filing, the Company recorded a net restructuring charge of $95 which has been recorded as a reorganization item (see Note 21) during the year ended December 31, 2002. The components of this charge consist of $51 related to employee terminations, $51 related to facility closures, and a $(7) release of charges related to various other restructuring items.

The employee-related costs included in the restructuring charges for the years ended December 31, 2002 and 2001 were $51 and $71, respectively. These were comprised primarily of severance-related payments and outplacement costs for all employees involuntarily terminated. These charges included $2 and $10 for 2002 and 2001, respectively, of termination-related benefits for employees in the installation and maintenance segment. Upon the Company’s chapter 11 filing on January 28, 2002, severance payments for U.S. employees previously terminated were stayed and those employees filed claims with the Bankruptcy Court. As a result, the Company classified $24 of the employee-related restructuring liability as subject to compromise. In July of 2002, the Bankruptcy Court approved $3 of priority payments to 680 employees terminated within 90 days of the filing, reducing the employee-related subject to compromise liability to $21 at December 31, 2002. Upon consummation of the Plan of Reorganization, the Company intends to make an additional $2 of non-priority payments to 556 former employees terminated more than 90 days prior to the Company’s bankruptcy filing but prior to receipt of their full severance benefit payout. These payments were approved by the Bankruptcy Court in 2002 subject to meeting certain conditions.

The costs related to facility closures included in the restructuring charges for the years ended December 31, 2002 and 2001 were $51 and $270, respectively. In 2001, the $270 of costs are composed of continuing building lease obligations and estimated decommissioning costs and broker commissions for 130 sites, offset by anticipated third-party sub-lease payments. It also includes impairment charges of $63 related to leasehold improvements and abandoned office equipment related to these facility closures. In 2002 the net costs related to facility closures are composed of continuing building lease obligations and estimated decommissioning costs and broker commissions for an additional 133 sites, offset by anticipated third-party sub-lease payments. This includes $3 related to the closure of certain regional offices of the installation and maintenance segment. The initial charge recorded was further reduced by the release of the related reserve for United States facilities

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

rejected through the chapter 11 bankruptcy process and other sites terminated with the landlords. In 2002, the Company filed petitions in the court to reject the operating leases for 131 sites in the United States, resulting in a rejection claim liability of $66 as of December 31, 2002, included in “liabilities subject to compromise”.

The other costs included in the restructuring charges for the years ended December 31, 2002 and 2001 were $(7) and $69, respectively. The 2001 charge comprised primarily a $53 write-off of information systems that the Company would no longer be utilizing as a result of system integration. Approximately $7 of the 2002 charge was released due to a reevaluation of the hardware that could be integrated into other Company systems. The restructuring charges for the years ended December 31, 2002 and 2001 also include contract termination costs of $1 and $16, respectively.

As of December 31, 2002, 247 sites, consisting of approximately 4 million square feet, have been vacated and approximately 5,300 employees have been terminated as a result of these restructuring plans. These adopted plans and the related liability include an additional 16 sites, consisting of approximately 118,000 square feet, identified for closure during 2003.

As described in Note 3, effective January 1, 2003 the Company adopted SFAS No. 146 for any exit or disposal activities initiated after December 31, 2002.

The table below details the activity of the restructuring reserve in the accompanying consolidated balance sheets for the years ended December 31, 2002 and 2001:

Balance at January 1, 2001	$—
Additions:
Employee separations	71
Facility closings	270
Other	69

410

Deductions:
Employee separations	(13)
Facility closings	(62)
Other	(48)

(123)

Balance at December 31, 2001	$287

Additions:
Employee separations	51
Facility closings	51
Other	(7)

95

Deductions:
Employee separations	(80)
Facility closings	(24)
Other	(5)

(109)

Balance at December 31, 2002	$273

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

The restructuring reserve as of December 31, 2002 includes $103 classified as an “other liability” in liabilities subject to compromise (see Note 16).

6. IMPAIRMENT OF LONG-LIVED ASSETS

Installation and maintenance segment goodwill and other identifiable intangibles impairment

On October 4, 2001, in accordance with Board of Directors authorization, the Company commenced negotiations to sell substantially all of GMS, the installation and maintenance segment of the Company, and permanently exit the installation and maintenance segment. Based on these events, the segment was classified as a discontinued operation commencing in the third quarter of 2001. In addition, in the third quarter of 2001, the Company recorded an impairment charge of $545 relating to the entire remaining net carrying value of goodwill and other identifiable intangibles remaining from the Company’s acquisition of GMS on July 2, 1999, as these assets would not be realized through the sale of the business, based upon information available at the measurement date.

The Company’s Plan of Reorganization and purchase agreement with ST Telemedia contemplated that the Company would retain its non-core businesses previously being evaluated for disposal, including GMS. Therefore, the Company terminated its plans to exit this segment. Accordingly, this segment is no longer classified as a discontinued operation and the Company’s consolidated financial statements have been reclassified to reflect GMS as part of continuing operations for all periods presented. The accounting for discontinued operations changed on January 1, 2002 as a result of SFAS No. 144; however, the transition rules for SFAS No. 144 provide that the accounting for discontinued operations that arose prior to January 1, 2002 would not have to conform with SFAS No. 144 until January 1, 2003. Therefore, as the decision to retain the segment occurred during 2002, all amounts have been reclassified into operations as required by EITF Issue No. 90-16 “Accounting for Discontinued Operations Subsequently Retained.”

Fourth Quarter 2001 Impairment, Continuing Operations

In the fourth quarter of 2001, a series of events transpired that resulted in changes in facts and circumstances that indicated to the Company that the net carrying value of its long-lived assets might be impaired. These “trigger” events included, but were not limited to: the continuing economic slowdown, change in the leadership of the Company in October 2001 followed by a significant cost reduction and restructuring effort across the entire business, the sale of three businesses by the Company between January 2001 and December 2001 (GlobalCenter, ILEC and IPC), the change in the business outlook due primarily to the overcapacity in the telecommunications market, negotiations for a waiver from the Company’s secured lenders from potential violations of certain financial covenants, and difficulty in obtaining new revenue to fill the Company’s recently completed global network. In addition, the Company signed several non-disclosure arrangements with several potential investors during the fourth quarter of 2001. In the strategic discussions with the potential investors, it was evident that the value they were attributing to the Company’s business was below the existing net carrying value of the assets held.

In addition, the Company filed for chapter 11 bankruptcy protection on January 28, 2002 and signed a letter of intent to be acquired by Hutchison and ST Telemedia. Negotiations continued with Hutchison and ST Telemedia until an agreement was reached on August 9, 2002 (as amended since in May 2003 to provide for ST Telemedia as the sole acquirer – see Note 2) to sell 61.5% of the New GCL’s equity for $250. These events and the capital structure contemplated for the Company’s planned reorganization also demonstrated impairments in the Company’s long-lived asset carrying values.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

Due to these events the Company conducted an undiscounted cash flow analysis as of December 31, 2001, following the finalization of its revised business and financial plan for 2002 and beyond. The undiscounted cash flows calculated as a result of this revised model were not adequate to support the net carrying amount of long-lived assets. The fair values, as required by SFAS No. 121, did not consider the value of such assets in a forced sale or liquidation and were based primarily upon discounted estimated future cash flows and comparative market prices. The assumptions supporting the estimated future cash flows, including the discount rates and estimated terminal values used, reflect management’s best available estimates. The discount rate used of 17% was primarily based upon the weighted-average cost of capital for comparable companies. The discounted cash flows attributable to continuing operations approximated the long-lived asset value inherent in the independently negotiated third party transaction with ST Telemedia. This was important to the Company in arriving at its conclusions on an appropriate impairment charge in the fourth quarter of 2001 as it believed the best indicator of fair value is usually reflected in a third party transaction in which assets are bought or sold between willing parties other than in a forced or liquidation sale.

As a result of the cumulative impact of these facts, the Company recorded a long-lived asset impairment charge of $16,636 for continuing operations in the fourth quarter of 2001 in accordance with the guidelines set forth under SFAS No. 121, which resulted in a full write-off of goodwill and other identifiable intangibles ($8,028) and a remaining net carrying value of property and equipment for continuing operations of $1,000, following a tangible asset impairment charge of $8,608.

Fourth Quarter 2001 Impairment, Discontinued Operations

AGC, which is reflected as a discontinued operation for all periods presented (see Note 8), performed a similar recoverability test on its long lived assets during the fourth quarter of 2001 due to changes in facts and circumstances including poor earnings performance, the continuing economic slowdown, and overcapacity in the telecommunications market, among other things. In addition, events transpired subsequent to December 31, 2001 that provided further evidence of the impairment event as of December 31, 2001. Specifically, AGC sold its interests in three joint ventures in April of 2002 for $120; PCL, filed for bankruptcy protection in July 2002 and was subsequently approved for sale in June 2003 for $63; and AGC filed for bankruptcy protection in November of 2002 and was subsequently approved for sale in March 2003 for $80.

These events and conditions resulted in AGC and its subsidiaries, including PCL, conducting an undiscounted cash flow analysis as of December 31, 2001, following the finalization of AGC’s revised business and financial plan for 2002 and beyond. The undiscounted cash flows calculated as a result of this revised model were not adequate to support the net carrying amount of long-lived assets. The discounted cash flows attributable to their operations approximated the long-lived asset value inherent in their independently negotiated third party transactions.

The Company recorded an impairment charge during the fourth quarter of 2001 aggregating $2,399 in connection with AGC’s long-lived assets. This impairment charge represented the shortfall between the long-lived asset net carrying values from the discounted future cash flow stream and the estimated long-lived asset fair value in the sales of AGC and its PCL subsidiary. The aggregate impairment charge of $2,399, which is included as “discontinued operations” in the accompanying consolidated statements of operations, included the following:

•	Full impairment aggregating $100 in goodwill and other identifiable intangibles;

•	Impairment charge of $2,299 in connection with AGC’s tangible net assets, including PCL.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

7. MERGER

The Company entered into a merger with IXnet, Inc. (“IXnet”) and its parent company, IPC Communications, Inc. (“IPC”) on June 14, 2000, which has been accounted for in the accompanying consolidated financial statements under the purchase method of accounting for business combinations in accordance with Accounting Principles Board Opinion No. 16 “Business Combinations”. The purchase price and net liabilities assumed for IXnet of $3,023 had been allocated to goodwill and other intangible assets and was being amortized on the straight-line method over a period of 10 years. However, as a result of the Company’s impairment review and subsequent adjustment recorded in the fourth quarter of 2001, the remaining goodwill and intangible asset value resulting from the merger was completely written-off as of December 31, 2001 (see Note 6).

Pro Forma Condensed Financial Information

The following unaudited pro forma condensed consolidated financial information of the Company has been prepared to demonstrate the results of operations had the acquisition of the non-Asian operations of IXnet been completed at the beginning of the period presented.

The pro forma information does not attempt to show how the Company, after effecting the transaction described above, would actually have performed if the transaction occurred prior to the commencement of this period. If the transaction had actually occurred in a prior period, the financial performance of the Company and its constituent businesses would likely have been different. The pro forma financial information is not necessarily indicative of the future results that the Company would have experienced after the completion of this transaction.

December 31, 2000
(unaudited)
Revenues	$3,526

Loss from continuing operations	$(1,825)

Net loss	$(2,848)

Loss from continuing operations applicable to common Shareholders	$(2,139)

Loss applicable to common shareholders	$(3,162)

Loss per common share:
Loss from continuing operations applicable to common shareholders basic and diluted	$(2.53)

Loss applicable to common shareholders basic and diluted	$(3.75)

Shares used in computing loss per share basic and diluted	844,153,231

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

8. DISCONTINUED OPERATIONS AND DISPOSITIONS

Asia Global Crossing (“AGC”)

On November 24, 1999, the Company entered into an agreement with Softbank Corp. and Microsoft Corporation to establish the AGC joint venture. The Company contributed to the joint venture its development rights in East Asia Crossing (“EAC”), an approximately 11,000 mile undersea network that would link several countries in eastern Asia, and its then 58% interest in Pacific Crossing (“PC-1”), an undersea system connecting the United States and Japan. Softbank Corp. and Microsoft Corporation each contributed $175 in cash to AGC and together committed to purchases of at least $200 in capacity on the Global Crossing network over a three-year period. AGC was established as a pan-Asian telecommunications carrier providing Internet, data and voice services to wholesale and business customers.

On January 12, 2000, the Company established a joint venture, Hutchison Global Crossing (“HGC”), with Hutchison Whampoa Limited (“Hutchison Whampoa”) to pursue fixed-line telecommunications and Internet opportunities in Hong Kong. For its 50% share, Hutchison Whampoa contributed to the joint venture its building-to-building fixed-line telecommunications network in Hong Kong and a number of Internet-related assets. In addition, Hutchison Whampoa agreed that any fixed-line telecommunications activities it pursues in China would be carried out by the joint venture. For its 50% share, the Company provided to Hutchison Whampoa $400 in Global Crossing 6 3/8% convertible preferred stock (convertible into shares of Global Crossing common stock at a rate of $45 per share) and committed to contribute to the joint venture international telecommunications capacity rights on its network and certain media distribution center capabilities, which together were valued at $350, as well as $50 in cash.

On October 12, 2000, AGC completed its initial public offering (“IPO”) of shares of common stock and the Company contributed to AGC its 50% interest in HGC and its 49% interest in Global Access Limited (“GAL”). After giving effect to the initial public offering and related transactions, the Company’s economic interest in AGC was reduced to 56.9% from a pre-IPO level of 93%. The Company recognized a gain of $303, net of related expenses, on the IPO and related subsidiary stock sale transaction in accordance with SAB No. 51.

On April 25, 2002, AGC and Vectant, a wholly owned subsidiary of Marubeni, announced a restructuring of their two joint ventures, PCL and GAL. Upon completion of the restructuring (including the exercise of the option described below), AGC indirectly owned 100 percent of PCL, the owner of the Pacific Crossing transpacific cable system, and Vectant owned 100% of GAL, a terrestrial network provider in Japan. As part of the realignment, Vectant purchased from AGC a GAL shareholder loan receivable for approximately $23 and the two companies entered into a new commercial relationship. Under the terms of the restructuring agreement, AGC transferred its 49 percent interest in GAL to Vectant and Vectant transferred a 20% stake in PCL to AGC. In addition, Vectant granted AGC a call option to purchase Vectant’s remaining 15.5 percent interest in PCL, exercisable when certain conditions were satisfied. No significant gain or loss was recognized on such transactions as both entities had a minimal fair value.

On April 30, 2002, AGC agreed to sell its interest in three joint ventures for $120 in cash to its partner Hutchison Whampoa. The sale included its 50 percent interest in each of HGC, the Hong Kong fixed-line telecommunications company, and Hutchison GlobalCenter, an internet data center company, as well as its 42.5 percent interest in ESD Services, an e-commerce operator. As AGC had recorded a $450 impairment of such interests in 2001 in accordance with APB No. 18, there was no gain or loss recognized on such transactions in 2002.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

On November 17, 2002, AGC and one of its wholly owned subsidiaries, Asia Global Crossing Development Company (“AGCDC”), filed voluntary petitions for relief under the Bankruptcy Code. On the same date, AGC commenced joint provisional liquidation cases in Bermuda. Similarly, on July 19, 2002, PCL, a majority owned subsidiary of AGC and operator of PC-1, and certain of its subsidiaries filed voluntary petitions for relief under the Bankruptcy Code. On the same date, PCL commenced joint provisional liquidation cases Bermuda. AGC’s and PCL’s bankruptcy cases are being administered separately and are not consolidated with the GC Debtors’ chapter 11 cases.

As a result of the chapter 11 petitions, the Company’s ability to exert control and exercise influence over AGC’s and PCL’s management decisions through its equity interest was substantially eliminated. Furthermore, the nature of the reorganization plans of AGC and PCL were such that the Company would no longer have access to or a continuing involvement in the businesses of AGC and PCL. Due to the Company’s loss of control and lack of continuing involvement in AGC’s and PCL’s operations, the Company effectively disposed of its rights and obligations by abandoning its equity ownership effective on the date of AGC’s and PCL’s chapter 11 petitions. AGC and PCL have been accounted for as discontinued operations for all periods presented in accordance with SFAS No. 144. As a result of the abandonment, the Company recognized a gain of approximately $1,184 in the accompanying statement of operations for the year ended December 31, 2002, representing its interest in AGC’s cumulative net loss at the time.

On March 11, 2003, Asia Netcom, a company organized by China Netcom Corporation (Hong Kong) on behalf of a consortium of investors, acquired substantially all of AGC’s operating subsidiaries (except PCL) in a sale pursuant to the Bankruptcy Code. On June 11, 2003, AGC’s and AGCDC’s bankruptcy cases were converted from reorganizations under chapter 11 of the Bankruptcy Code to chapter 7 liquidation proceedings. The Company no longer had control or effective ownership in any of the assets formerly operated by AGC effective as of AGC’s bankruptcy petition. No recovery is expected for AGC’s shareholders, including the Company.

On April 15, 2003, PCL entered into an asset purchase agreement pursuant to which it agreed to sell substantially all of its assets, including PC-1, to Pivotal Telecom, LLC (“Pivotal”) for $63. In June 2003, the United States Bankruptcy Court of Delaware approved the sale pursuant to sections 363 and 365 of the Bankruptcy Code. The Company will receive no recovery in its capacity as an indirect equity holder in PCL.

IPC and IXnet Asia

On July 10, 2001, the Company exchanged the Asian operations of IXnet and IPC as well as the Company’s territorial rights in Australia and New Zealand with AGC for 26.8 million shares of AGC common stock. This increased the Company’s ownership in AGC by 2% to 58.9% at the time of the transaction closing. The transaction had no impact on consolidated results as the transaction was accounted for in accordance with AICPA Interpretation No. 39 of APB No. 16 “Transfers and Exchanges Between Companies Under Common Control”. The transaction was undertaken to delineate the geographic responsibilities of the Company and AGC.

On October 4, 2001, the Company’s Board of Directors approved a plan to divest IPC, a non-core operation. As described in Note 7, the Company had acquired IPC and its wholly-owned subsidiary IXnet in a merger transaction on June 14, 2000. IPC designs, manufactures, installs and services turret systems, which provide desktop access to time-sensitive voice communications and data for the financial services community. IXnet was

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

not included in the plan of disposal. On November 16, 2001, the Company entered into an agreement to sell IPC to an investment group led by Goldman Sachs Capital Partners 2000 for an aggregate purchase price of $360 in cash less certain holdback requirements and working capital and purchase price adjustments as stipulated in the agreement. On December 20, 2001, the transaction closed, resulting in cash proceeds to the Company of $301, net of $22 paid directly to AGC, deal costs of $8, working capital adjustments paid at closing of $9 and holdback requirements of $20. The $301 in net proceeds was placed directly into a restricted cash account for the benefit of the administrative agent to the Senior Secured Corporate Credit Facility in accordance with the terms of the Bank Waiver that the Company negotiated with its lenders at that time. The Company recorded an after tax loss on the sale of IPC of approximately $120, which is reflected in the results from discontinued operations for the year ended December 31, 2001. The operating results and financial position of IPC from June 14, 2000, the date of acquisition, through December 20, 2001 are accounted for as discontinued operations in the accompanying consolidated financial statements.

Incumbent local exchange carrier business

On June 29, 2001, the Company completed the sale of its incumbent local exchange carrier (“ILEC”) business, acquired as part of its acquisition of Frontier Corporation in September 1999, to Citizens Communications Company (“Citizens”). The sale of the ILEC resulted from the consummation of the Stock Purchase Agreement, dated as of July 11, 2000 (the “Agreement”), as amended, among GCL, GCNA, and Citizens. In April 2001, the Company and Citizens amended the Stock Purchase Agreement to provide for, among other things, (i) an acceleration of the anticipated closing date for the transaction and (ii) an adjustment to the purchase price, reflecting a reduction in the amount of cash to be received by the Company at closing in connection with the transaction from $3,650 to $3,500, subject to adjustments concerning closing date liabilities and working capital balances, and a $100 credit, subsequently reduced in July 2002 to $65, which would be applied against future services to be rendered to Citizens over a five year period. Pursuant to the transaction, the parties also entered into an agreement under which Citizens would purchase long distance services from the Company for resale to the ILEC’s customers. In connection with this sale, the associated pension assets and related liabilities were to be transferred to Citizens. As a result of the Company’s bankruptcy filing, the transfer of the pension assets and related liability was delayed pending approval of the Bankruptcy Court. While the transfer of the pension assets and related liabilities was delayed, the Company segregated the assets related to the ILEC employees during 2001. In December, 2002, the Bankruptcy Court approved the transfer of the pension assets and related liabilities to Citizens, with the actual transfer of the assets occurring in February 2003. The sale of the ILEC to Citizens, which was subject to both Federal and state regulatory approvals, closed on June 29, 2001. As a result of customary adjustments based on closing date liabilities and working capital balances, the Company received cash proceeds of $3,369 at closing and recorded an after-tax loss from the sale of approximately $206. As disclosed in Note 4, the Company restated the results of discontinued operations related to the loss on the sale of discontinued operations and the related deferred income taxes in connection with the Company’s initial accounting for the disposition of the ILEC.

GlobalCenter

During September 2000, the Company entered into a definitive merger agreement under which Exodus Communications, Inc. (“Exodus”) would acquire the Company’s web hosting services division, GlobalCenter. As a result of this transaction, the Company exited the web-hosting business and has restated its consolidated financial statements to reflect the financial position and results of operations of GlobalCenter as a discontinued operation for all periods presented since the date of acquisition.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

On January 10, 2001, the Company completed the sale of GlobalCenter to Exodus for 108.15 million shares of Exodus common stock. As disclosed in Note 4, the Company restated the results of discontinued operations related to the gain on the sale of discontinued operations and the related deferred income taxes in connection with the Company’s initial accounting for the disposition of GlobalCenter. As a result of the restatement there is no gain on the disposal of GlobalCenter. The value of the Exodus shares acquired was $1,918, based on the closing sales price of Exodus common stock prior to the closing of the transaction. Due to a constant decline in the value of the Company’s investment in Exodus during the first three quarters of 2001, economic conditions in the marketplace during the second half of 2001, and the filing of bankruptcy protection by Exodus on September 26, 2001, management concluded that the impairment was other than temporary and wrote-off the full value of this security resulting in a charge of $1,918 which has been included in the Company’s consolidated results of operations for the year ended December 31, 2001. The Company’s beneficial ownership was less than 20% and the Company had no significant influence over Exodus. The accompanying consolidated financial statements reflect the operating results and financial position of GlobalCenter as discontinued operations for all periods presented.

The following is a summary of the operating results and net assets of AGC, IPC, ILEC and GlobalCenter included in discontinued operations for the years ended December 31, 2002, 2001 and 2000:

	December 31, 2002	December 31, 2001
Balance Sheet Data:
Current assets of discontinued operations	$—	$616
Property, plant and equipment	—	143
Other assets	—	102

Total assets of discontinued operations	—	861

Current liabilities of discontinued operations	—	574
Long-term debt	—	1,050
Deferred revenue	—	236
Other long term assets	—	31

Total liabilities of discontinued operations	—	1,891

Net liabilities of discontinued operations	$—	$(1,030)

	December 31, 2002	December 31, 2001	December 31, 2000 (Restated)
Income Statement Data:
Revenue	$93	$743	$1,157
Operating expenses	(205)	(823)	(1,484)
Asset impairment charges	—	(2,399)	—

Operating loss	(112)	(2,479)	(327)
Minority interest in net loss	1	949	15
Interest income (expense), net	(93)	(8)	15
Other expenses, net	(30)	(591)	(42)
Benefit (provision) for income taxes	—	539	(669)

Loss from discontinued operations, net of tax	(234)	(1,590)	(1,008)
Gain (loss) on disposal/abandonment of discontinued operations, net of tax of $1,035 in 2001	1,184	(326)	—

Discontinued operations, net	$950	$(1,916)	$(1,008)

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

Certain Former Discontinued Operations Subsequently Retained: GMS

In accordance with board authorization on October 4, 2001, the Company commenced negotiations to sell substantially all of GMS and permanently exit the installation and maintenance segment. Based on these events, the segment was classified as a discontinued operation commencing in the third quarter of 2001. However, both the Company’s Plan of Reorganization and Purchase Agreement with STT contemplate that the Company will retain its non-core businesses previously being evaluated for disposal, including GMS. Therefore, the Company terminated its plans to exit this segment. Accordingly, this segment is no longer classified as a discontinued operation and the Company’s consolidated financial statements have been reclassified to reflect GMS as part of continuing operations for all periods presented. The accounting for discontinued operations changed on January 1, 2002 as a result of SFAS No. 144; however, the transition rules for SFAS No. 144 provide that the accounting for discontinued operations that arose prior to January 1, 2002 would not have to conform with SFAS No. 144 until January 1, 2003. Therefore, as the decision to retain the segment occurred during 2002 all amounts have been reclassified into continuing operations in accordance with EITF Issue No. 90-16 “Accounting for Discontinued Operations Subsequently Retained.”

Discontinued Operations and Extraordinary Loss Reclassification for the Year Ended December 31, 2000

As previously discussed, the operating results of AGC and IPC have been retroactively reclassified to discontinued operations in the consolidated financial statements for the years ended December 31, 2002, 2001, and 2000 in accordance with SFAS No. 144. The Company’s predecessor auditor has ceased its operations and these modifications are required to be reported upon by the Company’s successor auditor. This disclosure is required under those standards to reflect the impact of the modifications on the consolidated financial statements reported on by a predecessor auditor that has ceased to exist. The following table sets forth the effect of this retroactive reclassification on the consolidated statements of operations, after the restatement described in Note 4, for the year ended December 31, 2000.

As discussed in Note 3, in the fourth quarter of 2002 the Company adopted SFAS No. 145, which requires reclassification of the extraordinary loss on the extinguishment of debt recognized during the year ended December 31, 2000 to “other income” and the related taxes to “income tax expense”.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

CONDENSED CONSOLIDATED STATEMENT OF

OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000

	As Restated (see Note 4)	Discontinued Operations and Extraordinary Loss Reclassifications	As Restated after Reclassifications
REVENUES.	$3,726	$(221)	$3,505
OPERATING EXPENSES	5,122	(299)	4,823

OPERATING LOSS.	(1,396)	78	(1,318)
OTHER INCOME (EXPENSE)	(57)	(34)	(91)

LOSS FROM CONTINUING OPERATIONS BEFORE BENEFIT (PROVISION) FOR INCOME TAXES	(1,453)	44	(1,409)
Benefit (Provision) for income taxes	(390)	14	(376)

LOSS FROM CONTINUING OPERATIONS.	(1,843)	58	(1,785)
Discontinued operations, net of tax.	(908)	(100)	(1,008)

LOSS BEFORE EXTRAORDINARY ITEMS AND CUMULATIVE CHANGE .	(2,751)	(42)	(2,793)
Extraordinary loss on retirement of debt. net of tax	(42)	42	—
Cumulative effect of change in accounting principle	(9)	—	(9)

NET LOSS	(2,802)	—	(2,802)
Preferred stock dividends.	(221)	—	(221)
Charge for conversion of preferred stock.	(92)	—	(92)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(3,115)	$—	$(3,115)

LOSS PER COMMON SHARE, BASIC AND DILUTED:
Loss from continuing operations applicable to common shareholders.	$(2.55)	$0.06	$(2.49)

Discontinued operations.	$(1.08)	$(0.11)	$(1.19)

Extraordinary loss on retirement of debt, net of tax.	$(0.05)	$0.05	$—

Cumulative effect of change in accounting principles, net	$(0.01)	$—	$(0.01)

Loss applicable to common shareholders.	$(3.69)	$—	$(3.69)

Shares used in computing basic and diluted loss per share	844,153,231	844,153,231	844,153,231

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

9. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	December 31, 2002	December 31, 2001
Accounts receivable
Billed	$493	$728
Unbilled	123	218

Total accounts receivable	616	946
Allowances	(134)	(128)

Accounts receivable, net of allowances	$482	$818

The fair value of accounts receivable balances approximates their carrying value because of their short-term nature. The Company is exposed to concentrations of credit risk from other telecommunications providers (see Note 3).

10. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31, 2002
	Carrying Value	Accumulated Depreciation	Impairment	Net Book Value
Land	$4	$—	$—	$4
Buildings	70	(3)	—	67
Leasehold improvements	42	(5)	—	37
Furniture, fixtures and equipment	60	(11)	—	49
Transmission equipment	821	(82)	—	739
Vessels and marine equipment	95	(5)	—	90
Construction in progress	73	—	—	73

Total property and equipment, net	$1,165	$(106)	$—	$1,059

	December 31, 2001
	Carrying Value	Accumulated Depreciation	Impairment (see Note 6)	Net Book Value
Land	$30	$—	$(26)	$4
Buildings	360	(25)	(287)	48
Leasehold improvements	448	(76)	(333)	39
Furniture, fixtures and equipment	839	(291)	(515)	33
Transmission equipment	9,241	(1,656)	(6,800)	785
Vessels and marine equipment	704	(274)	(358)	72
Construction in progress	288	—	(269)	19

Total property and equipment, net	$11,910	$(2,322)	$(8,588)	$1,000

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

Assets recorded under capital lease agreements included in property and equipment consisted of $40 and $414 of cost less accumulated amortization and impairment charges of $3 and $379 at December 31, 2002 and 2001, respectively.

During the years ended December 31, 2002 and 2001, respectively, the Company recorded $0 and $91 of capitalized interest to property and equipment.

Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was approximately $137, $968 and $818, respectively. Included in depreciation expense for the years ended December 31, 2002, 2001 and 2000 was approximately $0, $16 and $219, respectively, of non-cash cost of capacity sold.

11. INVESTMENTS IN AND ADVANCES TO/FROM AFFILIATES, NET

The Company’s investment in affiliates consists of the following:

	December 31,
	2002	2001
S. B. Submarine Systems Company Ltd.	$32	$29
NTT World Engineering Marine Corporation Inc.	4	8
International Cableship Pte Ltd.	21	16
Other investments and advances to/from affiliates, net	(4)	17

Total	$53	$70

The following investments in affiliates were acquired on July 2, 1999 as a result of the acquisition of GMS and are accounted for under the equity method of accounting.

S. B. Submarine Systems Company Ltd.

The Company established S.B. Submarine Systems Company Ltd. (“SBSS”) with China Telecom to provide route surveys and installation and maintenance services for submarine cable systems principally in China and the Asia-Pacific region. The Company has a 49% interest in SBSS.

NTT World Engineering Marine Corporation Inc.

The Company established NTT World Engineering Marine Corporation Inc. (“NTTWEM”) with NTT Communications to provide cable installation and repair services in the Far East and Southeast Asia regions. The Company has a 25% interest in NTTWEM.

International Cableship Pte Ltd.

The Company established International Cableship Pte Ltd. (“ICPL”) with Singapore Telecom and ASEAN Cableship Pte Ltd. to provide cable maintenance in South East Asia and the Indian Ocean. The Company has a 30% interest in ICPL. ICPL’s cash flow and future profitability is dependent on revenues generated under ship leases with two customers, one of which is GMS.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

12. OTHER CURRENT LIABILITIES

At December 31, 2002 and 2001, other current liabilities consisted of the following:

	December 31,
	2002	2001
Accrued liabilities	$189	$446
Accrued operations, administration & maintenance costs	23	34
Accrued payroll and related benefits	91	73
Accrued installation project costs	17	64
Restructuring reserves	170	287
Accrued interest and dividends	—	130
Deferred revenue	274	317
Taxes payable	50	239
Current portion of capital lease obligations and inland service agreements	19	22
Merger and exited business reserves	34	202
Other	31	28

Total other current liabilities	$898	$1,842

13. DEBT

At December 31, 2002 and 2001, the outstanding debt obligations of GCL and its subsidiaries consisted of the following:

	Fiscal Year Maturity	Interest Rates	December 31,
			2002	2001
Senior notes	2004 – 2009	7.25%—9.63%	$4,100	$4,100
Credit facilities	2004 – 2006	Floating	2,211	2,203
Dealer remarketable securities	2003	6.00%	200	200
Other debt	2004 – 2021	8.80%—9.30%	130	120
Total debt			6,641	6,623
Less: discount on long-term debt, net			—	(34)
Liabilities subject to compromise			(6,641)	—
Long-term debt in default, reclassified to current liabilities not subject to compromise			—	(6,589)

Long-term debt, net of discount			$—	$—

The contractual principal maturities of long-term debt for the five years subsequent to 2002 were: 2003—$14; 2004—$1,986; 2005—$269; 2006—$1,172; 2007—$1,000; 2008 and later—$2,200. As a result of the Company’s bankruptcy, all of the above debt will be canceled upon the effective date of the Plan of Reorganization. All of the foregoing amounts are pre-petition obligations classified as subject to compromise in the accompanying December 31, 2002 balance sheet. The $6,589 of long-term debt as at December 31, 2001 is classified as current due to the Company being in default of the loan covenants as a result of the Company’s bankruptcy filing on January 28, 2002.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

Liabilities Subject to Compromise

On January 28, 2002, the Company filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. In accordance with SOP 90-7, the Company’s long-term and short-term debt has been reclassified to “liabilities subject to compromise”. Prior to the Commencement Date, the Company’s primary sources of working capital had been cash flows from operations and borrowings from the issuance of “senior notes” and amounts received from “credit facilities”. Due to the proceedings under chapter 11, the Company is in default on its debt agreements. While operating under chapter 11, the Company is prohibited from paying interest due under the terms of the debt covenants on pre-petition debts. As a result, the Company ceased accruing interest on all long-term debt subject to compromise, also in accordance with SOP 90-7. On a combined GC Debtor basis, third-party contractual interest expense, not accrued or recorded, totaled $519 for the period January 28, 2002 to December 31, 2002. See Note 2 for further discussion of the Company’s bankruptcy.

Senior Notes

On January 29, 2001, GCHL completed a private offering of $1,000 in aggregate principal amount of 8.70% Senior Notes due 2007. The net proceeds from the offering were used to refinance existing indebtedness under the “Credit Facilities” described below.

On November 12, 1999, GCHL issued two series of senior unsecured notes. The 9 1/8% senior notes were due November 15, 2006 with a face value of $900 and the 9 1/2% senior notes were due November 15, 2009 with a face value of $1,100. Interest on the notes was due May 15 and November 15 of each year, beginning on May 15, 2000.

On May 18, 1998, GCHL issued 9 5/8% senior notes due May 15, 2008, with a face value of $800. Interest on the notes was due May 15 and November 15 of each year.

On September 30, 1999, the Company acquired Frontier Corporation (“Frontier”) resulting in Frontier becoming a wholly owned subsidiary of the Company. At the date of acquisition, Frontier had issued and outstanding $300 of 7 1/4% Senior Notes due May 14, 2004. Interest on the notes was due May 15 and November 15 each year.

Guarantee of Subsidiary Debt

As described above, GCHL currently has outstanding four classes of public indebtedness. These securities include (i) $900 of 9 1/8% Senior Notes due 2006, (ii) $800 of 9 5/8% Senior Notes due 2008, (iii) $1,100 of 9 1/2% Senior Notes due 2009 and (iv) $1,000 of 8.70% Senior Notes due 2007. Each class of debt securities is fully and unconditionally guaranteed by the Company. In addition, GCL has no independent assets or operations; and subsidiaries of the Company other than GCHL are minor.

Credit Facilities

On July 2, 1999, the Company, through GCHL and GCNA, entered into a $3,000 senior secured corporate credit facility (as amended, the “Corporate Credit Facility”) with several lenders. In August 2000, the Company amended and restated the terms of the existing senior secured credit agreement, increasing the total remaining amount of the Corporate Credit Facility from $1,000 to $2,250. As amended, the Corporate Credit Facility consisted of a $1,000 revolving credit facility due July 2004, a $700 revolving term facility that converted to a term loan with a maturity date in July 2004 and a $550 term loan with a maturity date in June 2006. At December 31, 2002 and 2001, the amount outstanding under the Corporate Credit Facility was $2,211 and $2,203, respectively, which was the full amount available less letters of credit issued thereunder.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

In October 2000, the Company, through a direct subsidiary of GCNA, entered into a $1,000 unsecured credit facility (“Bridge Loan”). Proceeds from the Bridge Loan were used to repay approximately $768 of outstanding indebtedness incurred in connection with an acquisition of Racal Telecom in November 1999 and for general corporate purposes. The Bridge Loan was funded through a commercial paper conduit. Interest was payable at LIBOR plus 1.00%. In June 2001, the Company completed the sale of its ILEC business to Citizens Communication (see Note 8). Proceeds from the sale were used to repay the $1,000 Bridge Loan. Additional proceeds were used to reduce the outstanding borrowings under the Corporate Credit Facility and for general corporate purposes

Dealer Remarketable Securities (“DRS”)

The 6% DRS were originally issued by Frontier and were outstanding at the date of acquisition. Interest was payable on April 15 and October 15 each year. The holders of these notes had the right to put the notes back to the Company in October 2003, depending on the interest rate environment at that time. In October 2001, due to the reduction of the Company’s credit ratings, the put option was terminated by the noteholders and the maturity date was accelerated from October 2013 to October 2003. As a result, the Company paid $14, the present value of the put option on that date, to the noteholders. This payment was offset by the unamortized balance of $7 of the put option proceeds received by the Company on the DRS issuance date resulting in $7 of “other expense.”

Other borrowings

At December 31, 2002 the Company had a $10 short-term bank loan bearing interest at 8.8% per annum. The short-term loan was used by the Company to secure a letter of credit in favor of the Peruvian Government for import duties. This loan is classified within “liabilities subject to compromise” at December 31, 2002. In addition, at December 31, 2002 and 2001, $20 of 9.3% medium term notes and $100 of 9% Debentures due 2021, both issued by Frontier prior to the date of acquisition, remained outstanding.

Debt Covenants

Certain of the debt facilities mentioned above contain various financial and non-financial restrictive covenants and limitations, including, among other things, the satisfaction of tests of “consolidated cash flow”, as defined. As a result of the Company’s bankruptcy filing on January 28, 2002 the Company was in default of the covenants.

Retirement of Debt

As noted above in “Credit Facilities”, the Bridge Loan was partially used to repay the indebtedness incurred in connection with the Company’s purchase of Racal Telecom. The Company has written-off approximately $24 of unamortized deferred financing costs as a result of this extinguishment which is reflected in “other income (expense), net” in the accompanying consolidated statement of operations for the year ended December 31, 2000 in accordance with SFAS No. 145 (see Note 3). The Company has provided a full valuation allowance related to this loss due to the uncertainty of realizing any future tax benefit.

As part of the merger with IPC (see Note 8), the Company assumed $247 of 10 7/8% Senior Discount Notes which were due in 2008. In August and September 2000, the Company repaid the debt and, as a result, recorded a loss of $18 which is reflected in “income (loss) from discontinued operations” in the accompanying consolidated statement of operations for the year ended December 31, 2000. The Company provided a full valuation allowance related to this loss due to the uncertainty of realizing any future tax benefit.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

In December 1997, Frontier entered into an interest rate hedge agreement that effectively converted $200 of its 7 1/4% Senior Notes into a floating rate based LIBOR index rate plus 1.26%. The original termination date of the interest rate swap agreement was May 2004; however, the Company terminated the agreement in March 2001 for a realized gain of $1.

New Senior Secured Notes

As further discussed in Note 2, upon the Company’s consummation of the Plan of Reorganization and emergence from bankruptcy, all of its outstanding debt will be retired.

GC North American Holdings, one of the Company’s domestic subsidiaries, will issue $200 aggregate principal amount of the New Senior Secured Notes upon GCL’s emergence from bankruptcy. On December 4, 2003, the Bankruptcy Court approved an amendment to the Plan of Reorganization pursuant to which the New Senior Secured Notes will be issued to ST Telemedia rather than to our banks and unsecured creditors, with the gross proceeds of such issuance being distributed to such banks and unsecured creditors in lieu of any interest in the New Senior Secured Notes. The notes will mature on the third anniversary of their issuance. Interest will accrue at 11% per annum and will be paid semi-annually.

The New Senior Secured Notes will be guaranteed by New GCL and all of its material subsidiaries. The New Senior Secured Notes will be senior in right of payment to all other indebtedness of New GCL and its material subsidiaries, except that they will be equal in right of payment with (i) one or more working capital facilities in an aggregate principal amount of up to $150 (the “Working Capital Facilities”) and (ii) a limited amount of certain other senior indebtedness. The New Senior Secured Notes will be secured by a first priority lien on the stock and assets of GMS and Global Crossing (UK) Telecommunications Limited. In addition, any sale of those subsidiaries will trigger mandatory prepayment of the New Senior Secured Notes to the extent of the proceeds of any such sale. To the extent proceeds of any such sales are other than cash, such proceeds shall be substituted for the collateral. Payment of the New Senior Secured Notes will also be secured by a lien on substantially all the other assets of New GCL and its material subsidiaries, such lien to be second in priority to the lien on the Working Capital Facilities.

GC North American Holdings may redeem the New Senior Secured Notes, plus accrued and unpaid interest, at any time without penalty or premium. In the event of a change of control, GC North American Holdings will be obligated to offer to redeem the notes at 101% of the outstanding principal amount plus accrued and unpaid interest.

14. OTHER DEFERRED LIABILITIES

At December 31, 2002 and 2001, other deferred liabilities consisted of the following:

	December 31,
	2002	2001
Long-term obligations under capital lease	$216	$266
Long-term obligations under inland service agreements	9	9
Post employment benefit obligations	2	27
Deferred gain on the sale of Global Center	—	114
Rent leveling and other	13	12

Total other deferred liabilities	$240	$428

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

15. OBLIGATIONS UNDER CAPITAL AND OPERATING LEASES

The Company has capitalized the future minimum lease payments of property and equipment under leases that qualify as capital leases.

At December 31, 2002, future minimum payments under these capital leases are as follows and are included in other current liabilities and other deferred liabilities in the accompanying consolidated balance sheet:

Year Ending December 31,
2003	$43
2004	58
2005	33
2006	33
2007	33
Thereafter	320

Total minimum lease payments	520
Less: amount representing maintenance payments	(4)
Less: amount representing interest	(238)

Present value of minimum lease payments	$278

The Company has commitments under various non-cancelable operating leases for office and equipment space, vessels, equipment rentals and other leases which in addition to rental payments, require payments for insurance, maintenance, property taxes, and other executory costs related to the leases. Estimated future minimum lease payments on operating leases are approximately as follows:

Year Ending December 31,
2003	$166
2004	156
2005	142
2006	117
2007	108
Thereafter	739

Total	$1,428

The leases have various expiration dates and renewal options through 2045. Rental expense related to office space, vessels and equipment for the years ended December 31, 2002, 2001, and 2000 was $182, $201, and $128, respectively.

Under the Bankruptcy Code, the Company may assume or reject executory contracts, including lease obligations. Therefore, the commitments shown above may not reflect actual cash outlays in the future periods. For the year ended December 31, 2002, the Company rejected leases which eliminated $398 in future minimum lease payments. In connection with the Company’s rejection of these operating leases during the year ended December 31, 2002, the Company recorded $66 classified as “other liabilities” in liabilities subject to compromise (see Note 16). This liability represents the maximum allowable damage recoverable by the affected landlords under the Bankruptcy Code.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

16. LIABILITIES SUBJECT TO COMPROMISE

Claims against the GC Debtors in existence prior to the Commencement Date are reflected in the accompanying consolidated balance sheets as “liabilities subject to compromise”.

Since the date of the Purchase Agreement, the Bankruptcy Court has approved various settlement agreements with certain vendor creditors of the Company, including several significant vendor creditors. During the year ended December 31, 2002, the Company recognized the effect of settlement agreements with certain vendor creditors. These settlements resolved certain claims against certain GC Debtor entities as well as non-debtor entities which total approximately $500, resulting in a reduction of both “liabilities subject to compromise” for certain GC Debtor entities and “liabilities not subject to compromise” for certain non-debtor entities. As a result of the vendor settlements, the Company has recognized a reorganization gain of $255 (see Note 21) representing the reduction in liabilities owed to such vendor creditors, offset by the cash settlement payments made to such creditors.

The following table summarizes the components of liabilities subject to compromise in the accompanying consolidated balance sheets as of December 31, 2002:

December 31, 2002
Accounts payable	$115
Accrued construction costs	132
Accrued cost of access	279
Accrued interest and dividends	181
Other liabilities	653
Debt obligations	6,641
Deferred gain on the sale of GlobalCenter	101
Obligations under capital lease	34

Total liabilities subject to compromise	$8,136

17. PREFERRED STOCK

Outstanding preferred stock as of December 31, 2002 and 2001 consists of the following:

	December 31,
	2002	2001
	(in millions)
Mandatorily redeemable preferred stock	$526	$517

Cumulative convertible preferred stock:
6 3/8% Cumulative Convertible Preferred Stock, 3,086,874 and 5,438,230 shares issued and outstanding as of December 31, 2002 and 2001, respectively, $100 liquidation preference per share	309	527
7% Cumulative Convertible Preferred Stock, 2,109,892 and 2,600,000 shares issued and outstanding as of December 31, 2002 and 2001, respectively, $250 liquidation preference per share	527	630
6 3/8% Cumulative Convertible Preferred Stock, Series B, 400,000 shares issued and outstanding as of December 31, 2002 and 2001, respectively, $1,000 liquidation preference per share	400	400
6 3/4% Cumulative Convertible Preferred Stock, 2,840,990 and 4,488,050 shares issued and outstanding as of December 31, 2002 and 2001, respectively, $250 liquidation preference per share	682	1,087

Total cumulative convertible preferred stock	1,918	2,644

Total preferred stock	$2,444	$3,161

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

10 1/2% Mandatorily Redeemable Preferred Stock

In December 1998, GCHL authorized the issuance of 7,500,000 shares of preferred stock (“GCHL Preferred Stock”). In December 1998, 5,000,000 shares of GCHL Preferred Stock were issued for $500 in cash. The Company reserved for future issuances up to 2,500,000 shares to pay dividends. Dividends accrued as of December 31, 2002 and 2001 were $9 and $5 respectively. Unamortized issuance costs were $0 and $10 as of December 31, 2002 and 2001, respectively.

Prior to the Commencement Date the holders of the GCHL Preferred Stock were entitled to receive cumulative, semi-annual compounding dividends at an annual rate of 10 1/2% of the $100 liquidation preference per share. At the Company’s option, accrued dividends were paid in cash or paid by issuing additional preferred stock (i.e. pay-in-kind) until June 1, 2002, after which they were to be paid in cash.

Dividends were payable semi-annually in arrears on each June 1 and December 1. No dividends were declared in 2002 following the Commencement Date. As of December 31, 2001, all dividends had been paid in cash with the exception of the final 2001 dividend, declared on November 5, 2001, which was paid in kind through a distribution of 0.0525 preference shares for each share held as at November 15, 2001. At that time 262,500 additional shares of GCHL Preferred Stock were issued.

The preferred stock ranks senior to all common stock of GCHL with respect to dividend rights, rights of redemption or rights on liquidation and on a parity with any future preferred stock of GCHL. The preferred stock is junior in right of payment of all indebtedness of GCHL and its subsidiaries. The preferred stock is non-voting unless the accumulation of unpaid dividends (or if, beginning on June 1, 2002, such dividends are not paid in cash) on the outstanding preferred stock is an amount equal to three semi-annual dividend payments.

The preferred stock has a mandatory redemption on December 1, 2008 at a price in cash equal to the then effective liquidation preference thereof, plus all accumulated and unpaid dividends thereon to the date of redemption. The preferred stock can be redeemed, in whole or in part, at the Company’s option starting in 2003 at specified premiums declining to par value in 2006.

The certificate of designation governing the preferred stock imposes certain limitations on the ability of the Company to, among other things, (i) incur additional indebtedness and (ii) pay certain dividends and make certain other restricted payments and investments, which limitations are in part based upon satisfaction of tests of “consolidated cash flow,” as defined.

Pursuant to the Plan of Reorganization, the GCHL Mandatorily Redeemable Preferred Stock will be canceled and the holders of such stock shall not receive or retain any property.

Cumulative Convertible Preferred Stock

In April 2000, the Company issued 4,000,000 shares of 6 3/4% Cumulative Convertible Preferred Stock for net proceeds of approximately $970. Each share of preferred stock is convertible into 6.3131 shares of common stock, based on a conversion price of $39.60. Dividends on the preferred stock are cumulative from the date of issue and payable on January 15, April 15, July 15, and October 15 of each year at the annual rate of 6 3/4%. In May 2000, pursuant to an over-allotment option held by the underwriters of the preferred stock, the Company issued an additional 600,000 shares of 6 3/4% cumulative convertible preferred stock for net proceeds of

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

approximately $146. Dividends accrued as of December 31, 2002 and 2001 were $22 and $16 respectively. The preferred stock can be redeemed, at the Company’s option, starting in 2005 at specified premiums declining to par in 2010.

In January of 2000, the Company issued to Hutchison 400,000 shares of 6 3/8% Cumulative Convertible Preferred Stock, Series B as part of the consideration paid for its 50% economic ownership interest in the HGC joint venture. Each share of preferred stock is convertible into 22.2222 shares of common stock, based on a conversion price of $45.00 per share. Dividends of the preferred stock are cumulative from the date of issuance and are payable on February 1, May 1, August 1, and November 1 of each year at an annual rate of 6 3/8%. Dividends accrued as of December 31, 2002 and 2001 were $6 and $4 respectively. The preferred stock can be redeemed, at the Company’s option, starting in 2004 at specified premiums declining to par in 2009.

In December 1999, the Company issued 2,600,000 shares of 7% cumulative convertible preferred stock for net proceeds of $630. Each share of preferred stock is convertible into 4.6948 shares of common stock based on a conversion price of $53.25. Dividends on the preferred stock are cumulative from the date of issue and payable on February 1, May 1, August 1 and November 1 of each year at the annual rate of 7%. Dividends accrued as of December 31, 2002 and 2001 were $11 and $8, respectively. The preferred stock can be redeemed, at the Company’s option, starting in 2004 at specified premiums declining to par in 2009.

In November 1999, the Company issued 10,000,000 shares of 6 3/8% cumulative convertible preferred stock for net proceeds of approximately $969. Each share of preferred stock is convertible into 2.2222 shares of common stock, based on a conversion price of $45.00. Dividends on the preferred stock are cumulative from the date of issue and payable on February 1, May 1, August 1 and November 1 of each year at the annual rate of 6 3/8%. Dividends accrued as of December 31, 2002 and 2001 were $8 and $6, respectively. The preferred stock can be redeemed, at the Company’s option, starting in 2004 at specified premiums declining to par in 2009.

Each series of convertible preferred stock ranks junior to each other class of capital stock other than common stock of GCL with respect to dividend rights, rights of redemption or rights on liquidation and on a parity with any future preferred stock of GCL. The convertible preferred stock is junior in right of payment to all indebtedness of GCL and its subsidiaries. The preferred stock is non-voting unless the accumulation of unpaid dividends on the outstanding preferred stock is an amount equal to six quarterly dividend payments. Holders of preferred stock have the right to require the Company to repurchase shares of the preferred stock at par following the occurrence of certain change of control transactions.

Pursuant to the Plan of Reorganization, the Cumulative Convertible Preferred Stock will be canceled and the holders of Cumulative Convertible Preferred Stock shall not receive or retain any property.

Preferred stock dividends included the following:

	December 31,
			2000
	2002	2001	Restated
Preferred stock dividends	$19	$236	$219
Amortization of preferred stock issuance costs	—	2	2

Total	$19	$238	$221

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

18. SHAREHOLDERS’ EQUITY (DEFICIT)

The Company’s common stock was traded on the New York Stock Exchange (“NYSE”) under the symbol “GX” until January 28, 2002, at which time the NYSE suspended trading of GCL’s common stock due to the Company’s chapter 11 bankruptcy filing. As a result of the suspension and subsequent delisting of GCL’s common stock from the NYSE, the shares began quotation on the over-the-counter (“OTC”) market under the symbol “GBLXQ” on January 29, 2002. Pursuant to the Plan of Reorganization (see Note 2), the holders of common stock shall not receive or retain any property.

April 2000 Offering

On April 14, 2000, the Company issued approximately 21.7 million shares of common stock for net proceeds of approximately $688. In connection with this issuance and sale by the Company of common stock, certain existing shareholders sold an aggregate of approximately 21.3 million shares of common stock, for which the Company received no proceeds.

19. OTHER OPERATING EXPENSES

Other operating expenses for the years ended December 31, 2002, 2001, and 2000 consist of the following:

	December 31,
			Restated
	2002	2001	2000
Cost of access	$2,047	$1,961	$1,636
Third party maintenance	158	191	155

Total cost of access and maintenance	2,205	2,152	1,791

Cost of sales	233	471	345
Real estate and related taxes	154	238	213
Stock related expenses	—	21	48
Bad debt expense	77	124	69
Other selling, general & administrative expenses, including all employee related costs	744	1,226	1,077

Total other operating expenses	1,208	2,080	1,752

Total cost of access & maintenance and other operating expenses	$3,413	$4,232	$3,543

20. INCOME TAXES

The benefit (provision) for income taxes is comprised of the following:

	December 31,
			2000
	2002	2001	Restated
Current	$102	$877	$197
Deferred	—	970	(573)

Total income tax benefit (provision)	$102	$1,847	$(376)

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

Bermuda does not impose a statutory income tax and consequently the benefit (provision) for income taxes recorded relates to income earned by certain subsidiaries of the Company which are located in jurisdictions which impose income taxes.

The following is a summary of the significant items giving rise to components of the Company’s deferred tax assets and liabilities:

	December 31,
	2002		2001
	Assets	Liabilities	Assets	Liabilities
Bad debt reserve	$110	$—	$109	$—
Research and development costs	—	(76)	—	(75)
Property and equipment	1,326	—	1,803	—
Net operating loss (NOL) carryforwards	1,489	—	365	—
Deferred revenue	105	—	149	—
Other	210	—	307	—

	3,240	(76)	2,733	(75)
Valuation allowance	(3,164)	—	(2,658)	—

	$76	$(76)	$75	$(75)

The Company recorded an increase in the valuation allowance provision of $506 and $2,488 for the years ended December 31, 2002 and 2001, respectively. The valuation allowance is related to deferred tax assets due primarily to the uncertainty of realizing the full benefit of the NOL carryforwards. In evaluating the amount of valuation allowance needed, the Company considers prior operating results and future plans and expectations. The utilization period of the NOL carryforwards and the turnaround period of other temporary differences are also considered. The tax benefit for U.S. NOL carryforwards of approximately $86 were utilized in 2001. The Company’s NOLs begin to expire in 2003.

Upon consummation of the Plan of Reorganization (see Note 2), most of the capital loss carryforwards and the net operating loss carryforwards are expected to be eliminated. Other tax attributes, including asset bases, could also be reduced. The Company is still reviewing the overall tax impact of the Plan of Reorganization.

Tax benefits were recognized for changes in tax laws and status of $35 in 2001 for a change in tax status in GMS for the adoption of the tonnage tax and $12 in 2002 for a change in the US NOL carryback period to 5 years.

The Company and its subsidiaries’ income tax returns are routinely examined by various tax authorities. In connection with such examinations, tax authorities have raised issues and proposed tax adjustments. The Company is reviewing the issues raised and will contest any adjustments it deems appropriate. In management’s opinion, adequate provision for income taxes has been made for all open years.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

The Company has closed its tax years through 2001 with the U.S. Internal Revenue Service and recorded the results of the examination in the fourth quarter of 2001. Based on the completion of the examination in the fourth quarter of 2002, a tax benefit of approximately $100 was recorded for the 2002 net operating loss and capital loss that were carried back to previous years.

21. REORGANIZATION ITEMS

Reorganization items are expenses or income that are incurred or realized by the GC Debtors as a result of the reorganization and are disclosed separately in the Company’s consolidated statement of operations as required by SOP 90-7. These items include professional fees, restructuring costs and retention plan costs relating to the reorganization. These expenses and costs are offset by interest earned on cash accumulated as a result of the GC Debtors’ not paying their pre-petition liabilities during the pendency of the bankruptcy cases as well as vendor settlements. Reorganization items for the year ended December 31, 2002 and a description of such items are as follows:

Year ended December 31, 2002
Professional fees	$133
Restructuring costs	95
Retention plan costs	40
Vendor settlements	(255)
Deferred finance costs	102
Interest income, net	(20)

Total reorganization items, net	$95

Net cash used for reorganization items was $292 for the year ended December 31, 2002.

Professional fees

Professional fees relate to legal, accounting, financial advisory and restructuring services directly associated with the Company’s reorganization process, including certain professional costs incurred by Hutchison, ST Telemedia, the Bank Lenders and the Unsecured Creditors.

Restructuring costs

Restructuring costs relate to the Company’s efforts to consolidate real estate facilities and reduce its workforce as part of the reorganization process. The costs relate to certain real estate facilities the Company has decided to vacate and/or close as well as severance costs relating to certain positions within the organization that are not critical to the ongoing operations of the Company. In addition, since the Commencement Date, the Company has rejected a significant number of property lease obligations within its rights under the Bankruptcy Code. For further information regarding the restructuring efforts of the Company, see Note 5.

Retention plan costs

On May 24, 2002, the Bankruptcy Court approved an employee retention program for key employees. The retention program was designed to encourage key employees and key executives to remain with the GC Debtors

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

by providing them additional compensation. The additional compensation consisted of a total of up to $10 which was available to approximately 300 employees who had been identified as key to the debtors’ business or restructuring efforts. After consultation with the Creditors Committee, the GC Debtors modified the retention program to include 417 key employees at an additional aggregate cost of up to $8. The retention program contemplated distributions, in four equal installments, to designated employees who were employed by the GC Debtors on the Commencement Date, July 1, 2002, October 1, 2002 and the earlier to occur of the filing of a chapter 11 plan of reorganization or the sale of all or substantially all of the assets of the GC Debtors. The GC Debtors’ Plan of Reorganization was confirmed on December 17, 2002. In addition, under the retention program, a discretionary pool of an additional $5 would be used, on an exception basis, to retain employees who had not been previously identified as a key employee, but who, in the discretion of the Company’s Chief Executive Officer, are or became essential to the GC Debtors’ reorganization efforts. Furthermore, the Company instituted a quarterly bonus program during the year ended December 31, 2002. Payments under this program were made if the Company obtained specific financial targets each quarter. However, during the difficult period of reorganization, management also viewed this program as an important tool to retain employees. As such, quarterly bonus payments have also been classified as retention costs. The $40 of retention plan costs consists of $16 and $24 in expenses under the Company’s retention plan and quarterly bonus program, respectively.

Vendor settlements

One of the most significant creditor constituencies in the GC Debtors’ chapter 11 cases is a relatively small number of equipment and construction vendors who hold claims against the GC Debtors as well as wholly-owned, non-debtor subsidiaries of GCL. Many of these vendors are essential to the restructuring of the Company because the GC Debtors’ network is based on equipment manufactured by the vendors. These vendors maintain the GC Debtors’ network systems, provide warranty and other services, and grant the use of certain intellectual property. Moreover, many of these vendors hold claims against non-debtor subsidiaries who are not entitled to the protections of the Bankruptcy Code. Accordingly, the Company entered into negotiations with these vendor creditors in an attempt to resolve their claims and the claims that the GC Debtors have against them.

Since the date of the Purchase Agreement, the Bankruptcy Court has approved various settlement agreements with certain vendor creditors of the Company. During the year ended December 31, 2002, the Company recognized the effect of settlement agreements with certain vendor creditors. These settlements resolved certain claims against certain GC Debtors as well as non-debtor entities which total approximately $500, resulting in the reduction of both liabilities subject to compromise for certain GC Debtors and liabilities not subject to compromise for certain non-debtor entities. As a result of the vendor settlements, the Company has recognized a reorganization gain of $255 representing the reduction in liabilities owed to such vendor creditors, offset by the case settlement payments made to such creditors. The Company anticipates additional settlements in the remaining period of the cases.

Deferred finance costs

In order to record its debt instruments at the amount allowed by the Bankruptcy Court in accordance with SOP 90-7, as of the Commencement Date, the Company wrote off all of its debt issuance costs and discounts related to debt (collectively, “Deferred Finance Costs”) as a component of reorganization items, resulting in a charge of $102.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

22.	INCOME (LOSS) PER COMMON SHARE

The following is a reconciliation of the numerators and the denominators of the basic and diluted income (loss) per share:

	December 31,
			2000
	2002	2001	Restated
Loss from continuing operations	$(296)	$(20,478)	$(1,785)
Preferred stock dividends	(19)	(238)	(221)
Charge for conversion of preferred stock	—	—	(92)

Loss from continuing operations applicable to common Shareholders	$(315)	$(20,716)	$(2,098)

Weighted average share outstanding:
Basic and diluted	903,217,277	886,471,473	844,153,231

Loss from continuing operations applicable to common Shareholders
Basic and diluted	$(0.35)	$(23.37)	$(2.49)

The Company had a loss from continuing operations for the three years ended December 31, 2002, 2001 and 2000. As a result, diluted loss per share is the same as basic, as any potentially dilutive securities would reduce the loss per share from continuing operations.

Dilutive loss per share for the years ending December 31, 2002, 2001, and 2000 does not include the effect of the following potential shares, as they are anti-dilutive:

Potential common shares excluded from	December 31,
the calculation of diluted loss per share (in millions)			2000
	2002	2001	Restated
Cumulative convertible preferred stock	44	62	61
Stock options	—	11	37
Stock warrants	—	—	12

Total	44	73	110

In addition, stock options and warrants having an exercise price greater than the average market price of the common shares of 89 million, 97 million and 13 million, calculated on a weighted average basis, for the years ended December 31, 2002, 2001 and 2000, respectively, were excluded from the computation of diluted loss per share.

23.	STOCK OPTION PLAN

GCL maintains a stock option plan under which options to acquire shares may be granted to directors, officers, employees and consultants of the Company. The Company accounts for this plan under APB Opinion No. 25, under which compensation cost for employees and directors is recognized only to the extent that the market price of the stock exceeds the exercise price on the measurement date. Terms and conditions of the

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

Company’s options, including exercise price and the period in which options are exercisable, generally are at the discretion of the Compensation Committee of the Board of Directors, except that options can not be granted with an exercise price that is less than the fair market value at the date of grant and substantially all options are exercisable for a period of no more than ten years. As of December 31, 2002, the total number of shares authorized for grants under the stock option plan was approximately 155,000,000. Upon consummation of the Company’s Plan of Reorganization, all outstanding options in respect of the Company’s common stock will be canceled.

Prior to its merger with the Company, Frontier maintained stock option plans for its directors, executives and certain employees. In connection with the Frontier merger, the Company exchanged all of the outstanding Frontier stock options for 25.3 million Global Crossing stock options which vested immediately at the date of the merger. As of December 31, 2002 and 2001, 8.3 million and 3.5 million stock options under the Frontier plans remained vested and outstanding.

Prior to its merger with the Company, IPC and IXnet maintained stock option plans for its directors, executives and certain employees. In connection with the merger, the Company exchanged all of the outstanding IPC and IXnet stock options for 15.2 million Global Crossing stock options. As of the date of the merger, IPC and IXnet stock options were scheduled to vest over a period of zero to three years. As of December 31, 2002 and 2001, 7.3 million and 11.6 million stock options under the IPC and IXnet plans remained outstanding while 7.0 million and 10.5 million options remained vested, respectively.

Additional information regarding options granted and outstanding for the years ended December 31, 2002, 2001, and 2000 are summarized below:

	Number of Options Outstanding	Weighted- Average Exercise Price
Balance as of December 31, 1999	78,639,506	$18.76
Granted	50,527,641	25.92
Exercised	(13,996,555)	6.24
Cancelled/forfeited	(17,461,295)	34.66

Balance as of December 31, 2000	97,709,297	$21.41
Granted	49,731,480	10.22
Exercised	(5,401,476)	2.93
Cancelled/forfeited	(26,878,828)	19.38

Balance as of December 31, 2001	115,160,473	$17.92
Granted	—	—
Exercised	—	—
Cancelled/forfeited	(42,748,356)	18.96

Balance as of December 31, 2002	72,412,117	$17.31

On December 12, 2001 the Compensation Committee of the Company’s Board of Directors approved a total of 19,388,110 stock options to be granted to employees at an exercise price of $1.12 per share. As a result of the significant downturn in the Company’s operations and related events, the terms of this stock option grant were never communicated to the employees and, as a result, a mutual understanding of these terms between the Company and employees did not crystallize. For purposes hereof and in accordance with SFAS No. 123,

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

“Accounting for Stock-Based Compensation”, the employee stock option grants on December 12, 2001 are not included in the pro forma calculation of net loss and basic and diluted loss per share (see Note 3) and the calculation of granted, outstanding and exercisable stock options for the years ended December 31, 2002 and 2001, respectively.

The following tables summarize information concerning outstanding and exercisable options for the years ended December 31, 2002 and 2001, respectively:

	December 31, 2002
		Options Outstanding		Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price per Share	Number Exercisable	Weighted Average Exercise Price Per Share
$ 0.35 to $ 2.00	10,282,902	7.00	$1.09	8,388,195	$1.05
2.43 to 10.10	12,518,488	7.68	6.14	6,429,383	6.16
10.25 to 13.09	9,059,904	6.02	11.66	8,330,627	11.73
13.14 to 19.82	17,712,135	6.81	16.92	12,301,705	16.84
19.85 to 26.25	8,854,409	6.73	24.46	7,627,086	24.80
27.04 to 30.00	5,085,754	7.36	28.86	4,565,500	29.05
$30.06 to $61.38	8,898,525	6.86	44.61	8,522,072	44.36

Total	72,412,117	6.92	$17.31	56,164,569	$18.75

	December 31, 2001
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price per Share	Number Exercisable	Weighted Average Exercise Price per Share
$ 0.35 to $ 2.00	13,434,497	7.72	$1.26	9,459,864	$1.27
2.43 to 10.10	21,405,403	8.88	6.35	4,719,603	7.18
10.25 to 13.09	13,376,283	7.09	11.60	10,584,986	11.77
13.14 to 19.82	25,170,040	7.86	16.81	11,555,809	15.79
19.85 to 26.25	18,295,296	7.86	24.59	11,328,288	25.11
27.04 to 30.00	10,623,573	8.42	29.28	3,958,008	29.20
$30.06 to $61.38	12,855,381	7.84	44.47	7,557,055	44.35

Total	115,160,473	7.99	$17.92	59,163,613	$18.39

During the years ended December 31, 2002 and 2001, the Company recorded in additional paid-in capital $0 and $24, respectively, of amortization of unearned compensation, relating to awards under the stock incentive plan and the grant of certain economic rights and options to purchase common stock. During 2002, 2001 and 2000, the Company recognized expense of $0, $21 and $48, respectively, of stock compensation relating to the stock incentive plan and the vested economic rights to purchase common stock.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

Stock Warrants

At December 31, 2002, the Company had outstanding stock warrants to purchase 17,009,038 shares of common stock at an exercise price of $9.50 per share. The stock warrants were issued in 1998 to certain executive officers and directors, providing them the right to purchase common stock. On August 14, 2003 stock warrants to purchase 12,100,000 shares of common stock had expired. Upon consummation of our Plan of Reorganization, the remainder of the stock warrants will be canceled.

Management Incentive Plan

Pursuant to the Plan of Reorganization, the Company will adopt a new management stock incentive plan upon emergence from bankruptcy. This plan will include a pool of stock options or other stock-based grants in respect of approximately 3.5 million common shares of New GCL. Grants will be made by the Compensation Committee of the Board of Directors of New GCL.

24. EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

The Company sponsors a number of defined contribution plans. The principal defined contribution plans are discussed individually below. Other defined contribution plans are not significant individually and therefore have been summarized in aggregate below.

Through December 31, 2001, the Company offered its qualified employees the opportunity to participate in a defined contribution retirement plan, the Global Crossing 401(k) Plan, qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Each eligible employee could contribute on a tax-deferred basis a portion of their annual earnings not to exceed certain limits. The Company matched one-half of the individual employee contributions up to a maximum level not exceeding 7.5% of the employee’s compensation. The Company’s contributions to the plan vested immediately. This plan was terminated effective December 31, 2001 and the net assets merged into the Global Crossing Employees’ Retirement Savings Plan. Expenses recorded by the Company relating to the Global Crossing 401(k) Plan were approximately $2 and $1 for the years ended December 31, 2001 and 2000, respectively.

Through December 31, 2001, the Company also sponsored a number of defined contribution plans for Frontier employees. The most significant plan, the Frontier Employees’ Retirement Savings Plan, covered non-bargaining employees, who were able to elect to make contributions through payroll deduction. Each eligible employee could contribute on a tax-deferred basis a portion of their annual earnings not to exceed certain limits. The Company provided 100% matching contributions in the form of Global Crossing Ltd. common stock up to 6% of gross compensation, and could, at the discretion of management, provide additional matching contributions based upon Frontier’s financial results. The common stock used for matching contributions was purchased on the open market by the plan’s trustee. This plan and other defined contribution plans for Frontier employees were terminated effective December 31, 2001 and the net assets merged into the Global Crossing Employees’ Retirement Savings Plan. Expenses recorded by the Company relating to all plans offered to Frontier employees was $12 and $13 for the years ended December 31, 2001 and 2000, respectively.

Through December 31, 2001, IPC sponsored a defined contribution plan, the IPC Information Systems 401(k) Profit Sharing Plan, qualifying under the provisions of Section 401(k) of the Internal Revenue Code for

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

qualified employees of IPC and IXnet. Each eligible employee could contribute, on a tax-deferred basis, a portion of their annual earnings not to exceed certain limits. The Company matched up to 100% of individual employee contributions up to the first 6% of the employee’s compensation. Expenses recorded by the Company relating to the IPC 401(k) plan were approximately $1 from the date of acquisition through December 31, 2000. On January 1, 2001, the plan was frozen and all new contributions were prohibited. All other plan transactions such as fund transfers and hardship withdrawals continued to be permitted. From January 1, 2001, qualified employees of IPC and IXnet were entitled to contribute to the Global Crossing 401(k) Plan. On December 31, 2001, the net assets of the IPC Information Systems 401(k) Profit Sharing Plan were merged into the Global Crossing Employees’ Retirement Savings Plan. On December 20, 2001, IPC was sold. On March 28, 2002, the portion of the Global Crossing Employees’ Retirement Savings Plan net assets that belonged to IPC employees was transferred to the new owners of IPC.

On December 31, 2001, the net assets of various plans including the Global Crossing 401(k) Plan, Frontier Employees’ Retirement Savings Plan and IPC Information Systems 401(k) Profit Sharing Plan were merged into the Global Crossing Employees’ Retirement Savings Plan (the “Plan”). The Plan qualifies under Section 401(k) of the Internal Revenue Code. Each eligible employee may contribute on a tax-deferred basis a portion of their annual earnings not to exceed certain limits. The Company provided 100% matching contributions up to 6% of gross compensation through February 2002. Effective, March 2002 the Company provides 50% matching contributions up to 6% of gross compensation. The Company’s contributions to the Plan vest immediately. Expenses recorded by the Company relating to the Plan were approximately $6 for the year ended December 31, 2002.

The Company also sponsors a defined contribution plan for employees of GMS. Each eligible employee may contribute on a tax-deferred basis a portion of their annual earnings not to exceed certain limits. The Company matches up to the first 5% of individual employee contributions which vest after 3 years. Expenses recorded by the Company relating to the GMS plan were not material to the financial statements for the years ended December 31, 2002, 2001 and 2000, respectively.

On May 24, 2000, the Company established a defined contribution plan for the employees of Global Crossing (UK) Telecommunications Limited, formerly Racal Telecom. Each eligible employee may contribute on a tax-deferred basis a portion of their annual earnings not to exceed certain limits. The Company will match up to the first 8% of individual employee contributions, which vest after two years. Expenses recorded by the Company relating to the plan were approximately $5, $7 and $2 for the years ended December 31, 2002, 2001 and 2000, respectively.

Other defined contribution plans sponsored by the Company are individually not significant. On an aggregate basis the expenses recorded by the Company relating to these plans were approximately $3 and $5 for the years ended December 31, 2002 and 2001, respectively. There were no expenses relating to these plans during the year ended December 31, 2000.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

The table below provides a summary of the expenses recorded by the Company relating to each of the significant plans for the years ended December 31, 2002, 2001 and 2000:

			2000
	2002	2001	Restated
Global Crossing 401(k) Plan [1]	$—	$2	$1
Frontier Employees’ Retirement Savings Plan [1]	—	12	13
IPC Information Systems 401(k) [1]	—	—	1
Global Crossing Employees’ Retirement Savings Plan [1]	6	—	—
Global Crossing (UK) Telecommunications Ltd Plan	5	7	2
Other plans	3	5	—

Total expense	$14	$26	$17

1 On December 31, 2001 the net assets of various plans including the Global Crossing 401(k) Plan, Frontier Employees’ Retirement Savings Plan and IPC Information Systems 401(k) Profit Sharing Plan were merged into the Global Crossing Employees’ Retirement Savings Plan.

Pension Plans

The Company sponsors a number of both contributory and non-contributory employee pension plans available to eligible Frontier, Global Crossing (UK) Telecommunications Limited and GMS employees as well as to the Company’s senior management team. In addition, the Company also sponsors a postretirement benefit plan for eligible Frontier employees.

Changes in the projected benefit obligation for all pension plans sponsored by the Company are as follows.

	Pension Plans		Post Retirement Plan
	2002	2001	2002	2001
Benefit obligation at beginning of year	$174	$613	$1	$121
Service cost	7	8	—	—
Interest cost	9	26	—	5
Amendments	—	(7)	—	—
Actuarial loss (gain)	(5)	4	—	4
Employee contributions	—	1	—	—
Benefits paid	(7)	(22)	—	(6)
Settlements	(3)	(14)	—	—
Spin-off to Citizens	—	(435)	—	(122)
Curtailments	—	—	—	(1)

Benefit obligation at end of year	$175	$174	$1	$1

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

Changes in the fair value of assets for all pension plans sponsored by the Company follows.

	Pension Plans		Post Retirement Plan
	2002	2001	2002	2001
Fair value of plan assets at beginning of year	$150	$777	$—	$4
Actual return on plan assets	(23)	(38)	—	—
Employer contribution	4	23	—	5
Employee contributions	—	2	—	—
Benefits paid	(7)	(21)	—	(3)
Spin-off to Citizens	3	(593)	—	(6)

Fair value of plan assets at end of year	$127	$150	$—	$—

The funded status for all pensions plans sponsored by the Company is as follows.

	Pension Plans		Post Retirement Plan
	2002	2001	2002	2001
Funded status	$(48)	$(24)	$(1)	$(1)
Unrecognized prior service cost	—	(3)	—	—
Unrecognized net (gain) loss	72	41	—	—
Adjustment required to recognize minimum liability	(2)	(3)	—	—

Prepaid (accrued) benefit cost, net	$22	$11	$(1)	$(1)

Details on the effect on operations of principal pension plans sponsored by the Company are as follows.

	Pension Plans			Post Retirement Plan
			2000			2000
	2002	2001	Restated	2002	2001	Restated
Service cost	$6	$7	$4	$—	$—	$1
Interest cost on projected benefit obligation	10	26	39	—	5	8
Expected return on plan assets	(14)	(45)	(71)	—	—	—
Net amortization and deferral	—	3	(1)	—	—	—
Recognized net actuarial loss	—	—	—	—	—	—
Recognized curtailment (gain) loss	(3)	(3)	—	—	—	—

Net periodic pension (benefit) cost	(1)	(12)	(29)	—	5	9
Settlements	—	2	—	—	—	—
Recognized due to spin-off to Citizens	—	241	—	—	(111)	—

Net (benefit) cost	$(1)	$231	$(29)	$—	$(106)	$9

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

Actuarial assumptions used to determine costs and benefits for pension plans sponsored by the Company are as follows.

	2002	2001	2000
Discount rate	5.5 – 6.5%	5.75 – 7.25%	6.0 – 7.5%
Compensation increases	3.8 – 4.25%	4.0 – 4.25%	4.0 – 5.0%
Expected return on assets	7.3 – 8.5%	8.0 – 9.5%	8.0 – 9.5%

In June, 2001, the Company sold its Incumbent Local Exchange Carrier business (“ILEC”) to Citizens Communications Company (“Citizens”). In connection with this sale, the associated pension assets and related liability were to be transferred to Citizens. As a result of the Company’s bankruptcy filing the transfer of the pension assets and related liability was delayed pending approval of the Bankruptcy Court.

While the transfer of the pension assets and related liability was delayed, the Company segregated the assets related to the ILEC employees during 2001. Although the assets remained in the Company’s control as of December 31, 2002, Citizens effectively administered benefit payments to the ILEC employees for the 2002 plan year. In December 2002, the Bankruptcy Court approved the transfer of the pension assets and related liability to Citizens, with the actual transfer of the assets occurring in February 2003.

The Global Marine Pension Plan (“GMS Plan”) is a contributory pension plan provided to certain GMS’ employees and officers. As at December 31, 2002 the accumulated benefit obligation (“ABO”) of the GMS Plan exceeded the fair value of the GMS Plan’s assets by $42. As a result, the Company recognized an additional minimum pension liability of $42 for the year ended December 31, 2002. None of the Company’s other pension plans’ ABO’s exceed the fair value of their respective pension plans assets as at December 31, 2002.

The projected benefit obligation, accumulated benefit obligation, and fair value of assets relating to the GMS Plan were $106, $87, and $64, respectively, at December 31, 2002, and $86, $64 and $69, respectively, at December 31, 2001.

Amounts relating to the GMS Plan that are recognized in the consolidated statement of financial position are as follows:

	December 31,
	2002	2001

Prepaid benefit cost	$18	$14
Accrued benefit liability	(23)	—
Additional minimum pension liability	42	—

Net amount recognized	$37	$14

25. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company uses derivative financial instruments for purposes other than trading to enhance its ability to manage various forms of risk, including market price risk on equity securities it holds as investments, and interest rate and foreign currency exchange risks, which exist as part of its ongoing business operations. Derivative instruments are entered into for periods consistent with related underlying exposures and do not constitute positions independent of those exposures.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

The Company designates derivatives as either fair value hedges or cash flow hedges.

Cash Flow Hedges

Sonus Hedge

In May 2001, the Company entered into a collar pertaining to an equity investment in order to reduce its exposure to changes in the investment’s market value. Because this equity collar was classified as a cash flow hedge, any unrealized gains or losses were recognized in the stockholders’ equity section of the balance sheet.

The Company held an equity investment in Sonus Networks, Inc. (“Sonus”), which consisted of 484,346 shares of Sonus Series C and D Convertible Preferred Stock, with a cost basis of $7. After the initial public offering of Sonus, the Company converted the preferred stock into common stock. In April 2001, the Company entered into a Variable Forward Transaction (“VFT”) with Goldman Sachs Financial Markets on the Sonus shares, with maturities in 2004 and 2005. The VFT was an equity collar on the Sonus shares with a revolving loan (borrowing) arrangement. The Company had borrowed a total of $61, which remained outstanding as of September 30, 2001. In accordance with SFAS No. 133, the equity collar was marked to market through the stockholders’ equity section of the balance sheet, and, as a result, the Company had recorded an unrealized gain of $40 in Other Comprehensive Income at September 30, 2001.

In the fourth quarter of 2001, because of a reduction in the Company’s credit ratings, the outstanding revolving loan was called by Goldman Sachs. As a result, the debt (revolving loan) was repaid, the hedge (equity collar) was closed and the Sonus shares were sold. The net settlement between the debt and the hedge resulted in a cash outflow of $20 (debt of $61, less the realized gain on the hedge of $41 included in “loss from write-down and sale of investments, net”). The Company also sold its Sonus shares for $9. Therefore, the net cash outflow of the closure of the hedge, debt and shares was $11. The Company recognized a gain of $2 on the sale of the shares, which was recorded in the quarter ended December 31, 2001.

PCL Hedge

As a result of the consolidation of PCL, a majority-owned subsidiary of AGC, in 2000, the Company had an $850 aggregate non-recourse senior secured loan facility (“PC-1 Credit Facility”) for construction start-up and financing costs. The PC-1 Credit Facility was comprised of $840 of a multiple draw-down term loan and a $10 working capital facility. The PC-1 Credit Facility was not guaranteed by GCL but instead secured by a pledge of common stock in PCL and its subsidiaries and a security interest in certain of its accounts and its rights under certain contracts. Under the PC-1 Credit Facility, the Company selected loan arrangements as either a Eurodollar loan or an Alternative Base Rate (“ABR”) loan. The Eurodollar interest rate was LIBOR plus 2.25-2.50% and the ABR interest rate was the greater of (a) the Prime Rate and (b) the Federal Funds Effective Rate plus 0.5%, in either case plus 1.25-1.50%. The loans contained a pre-payment clause that allowed the Company to pay down the balance sooner than scheduled.

In order to better manage PCL’s exposure to interest rate risk, the Company had entered into two interest rate swap transactions with Deutsche Bank and CIBC Oppenheimer, based on one month LIBOR, to minimize its exposure to increases in interest rates on its borrowings. The swap transactions fixed the floating interest rate at 4.985% on a notional amount of borrowings of $500 until January 31, 2004. It was the Company’s intention that the debt would be outstanding in a sufficient amount to cover the amount of the derivative. If the borrowings were prepaid under the loan agreement, the Company expected to replace the loan with another borrowing with a

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

materially similar risk exposure. Because the swaps were classified as cash flow hedges, and were 100% effective, in accordance with SFAS No. 133, any unrealized gains or losses from changes in fair value were recorded in the stockholder’s equity section of the balance sheet as other comprehensive income (loss). As of December 31, 2001, the Company recognized $14 in other comprehensive income related to the PC-1 Credit Facility interest rate swaps.

As discussed in Note 2, on July 19, 2002, PCL and certain of its subsidiaries filed voluntary petitions for relief under the Bankruptcy Code. Accordingly, for purposes of the Company’s consolidated financial statements, PCL and its subsidiaries were no longer included in the Company’s consolidated and consolidating financial statements as described in Note 3, Summary of Significant Accounting Policies. The bankruptcy caused the PC-1 Credit Facility to be in default and the debt was called. As of June 30, 2002, the Company recognized $12 in other comprehensive loss related to the PC-1 Credit Facility interest rate swaps. In July 2002, as PCL net assets were abandoned and removed from the consolidated financial statements, the Company recognized the $12 loss in the consolidated statements of operations related to the PC-1 Credit Facility interest rate swaps.

26. FINANCIAL INSTRUMENTS

The carrying amounts for cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accrued construction costs, accounts payable, accrued liabilities, accrued interest, obligations under inland services agreements and capital leases approximate their fair value. Fair value as at December 31, 2002 cannot be estimated for liabilities subject to compromise, other than the senior notes described in Note 13 under the caption “Senior Notes.” The fair value of the Senior Notes, mandatorily redeemable preferred stock, cumulative convertible preferred stock and interest rate swap transactions are based on market quotes and the fair values are as follows:

	December 31, 2002		December 31, 2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior notes, net of discount	$4,100	$14	$4,066	$414
Mandatorily redeemable preferred stock	526	5	517	19
Cumulative convertible preferred stock	1,918	28	2,644	95
Interest rate swap transactions	—	—	—	14

27. COMMITMENTS, CONTINGENCIES AND OTHER

Tyco Litigation

During 2000, the Company and Tyco Telecommunications (US) Inc. and a number of its corporate affiliates (“Tyco”) asserted numerous claims against one another in litigation and arbitration proceedings as a result of disputes arising out of the development, installation and maintenance of the Company’s subsea fiber optic cable systems. Pursuant to a partial settlement dated August 30, 2000, the Company paid approximately $19 related to the early termination of the operations, administration and maintenance (“OA&M”) agreement between the parties. On October 4, 2001, GCL entered into agreements with Tyco settling the Company’s pending lawsuit against Tyco related to Tyco’s agreements to install the SAC cable system. On the same date, the parties also entered into agreements settling the outstanding arbitration claims between them concerning contracts for the development of the AC-1 fiber-optic cable system.

Guarantees of Certain Lease Obligations of Exodus

GCHL and GCNA, both wholly-owned subsidiaries of the Company, remained as guarantors with respect to certain GlobalCenter real estate lease agreements following the sale of GlobalCenter to Exodus in January 2001.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

The lease agreements related to administrative and technical facilities located throughout the United States, Europe, and the Asia/Pacific region. On an aggregated basis, the annual lease payments averaged approximately $70 per year over the life of the leases. The remaining lease terms expire between 2002 and 2025. On September 26, 2001, Exodus filed for bankruptcy protection. In October 2001, Exodus executed an agreement with the Company that provided the Company with certain rights to direct the disposition of the applicable leasehold interests in Exodus’ bankruptcy proceedings. This agreement, which was subject to the approval of the bankruptcy court overseeing Exodus’ bankruptcy proceedings, would likely have substantially eliminated the risk of acceleration of payments due under these leases as long as obligations under the leases were satisfied by Exodus or the Company as they became due. In the fourth quarter of 2001 and continuing in January of 2002, prior to the Company’s bankruptcy filing, the Company remitted $6 to various landlords relating to these leases and pursuant to the agreements. As part of the Company’s first day orders in bankruptcy on January 28, 2002, all of the guarantees of Exodus leases were rejected. The lease rejection claims of the applicable landlords are unsecured claims in the Company’s bankruptcy proceeding, which will be eliminated upon emergence from bankruptcy.

Special Committee Investigation

On February 4, 2002, the Company issued a press release announcing, among other things, that it had formed a special committee of its board of directors to investigate allegations made by a former finance department employee in August 2001. Commencing in April 2002, membership on the special committee was assumed by three independent directors of the Company, whom the board had appointed to fill vacancies following the Company’s bankruptcy in January 2002.

Among other matters, the employee made allegations regarding the propriety, business purpose and accounting treatment of certain concurrent transactions for the purchase and sale of telecommunications capacity and services between the Company and its carrier customers. In its investigation, the special committee reviewed 16 of 36 concurrent transactions entered into by the Company between the fourth quarter of 2000 and the third quarter of 2001 (the “Core Transactions”). The Core Transactions represented the majority of the value of the concurrent transactions entered into by the Company during that time frame. In addition to addressing the substance of the employee’s allegations, the committee also reviewed the circumstances surrounding the Company’s retention of its outside counsel, Simpson Thacher & Bartlett LLP (“Simpson Thacher”), for the purpose of inquiring into the allegations and Simpson Thacher’s performance pursuant to the Company’s retention.

The special committee completed its investigation after a year-long inquiry and filed its report with the Bankruptcy Court on March 10, 2003 pursuant to an order of the Court. The special committee’s complete report is available through the Bankruptcy Court. The special committee summarized its findings and conclusions, in part, as follows: (1) each of the Core Transactions had a legitimate business purpose at the time it was entered into and each was subjected to a process of internal corporate review and approval (albeit one not always rigorously applied); (2) the Company’s sharply increased reliance on concurrent transactions in the first and second quarters of 2001, when reviewed in retrospect, was not a prudent or financially sound business decision; (3) neither the Company nor Simpson Thacher intended to conceal or suppress the former employee’s allegations, although Simpson Thacher did not adequately investigate or respond to the allegations and did not adequately discharge its professional obligations to the Company; (4) the Company relied in good faith on advice received from Arthur Andersen in accounting for the concurrent transactions; and (5) the Company relied in good faith on advice received from Simpson Thacher and Arthur Andersen in its public disclosures regarding the concurrent transactions.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

Securities and Exchange Commission Investigation

On February 5, 2002, the SEC commenced a formal investigation into the Company’s concurrent transactions and related accounting and disclosure issues. The Company has been cooperating with the SEC by providing documents and other information to the SEC staff, which has taken testimony from current and former directors, officers, and employees of the Company. To resolve the SEC’s investigation, the Company and certain former officials have entered into negotiations with the SEC staff with a view to settlement, although to date settlement has not been reached. As part of the chapter 11 process, the SEC filed a proof of claim asserting contingent and unliquidated amounts against the Company. However, on November 14, 2003, the Bankruptcy Court approved a stipulation among the Company, the SEC and the Company’s unsecured creditors committee in which the SEC withdrew its proof of claim, with prejudice.

The Company has restated certain previously issued financial statements to record the concurrent transactions at historical carrying value rather than at fair value. See Note 4.

Department of Justice Inquiry

In early 2002, the U.S. Attorney’s Office for the Central District of California, in conjunction with the Federal Bureau of Investigation (the “FBI”), began conducting an investigation into the Company’s concurrent transactions and related accounting and disclosure issues. The Company has provided documents to the U.S. Attorney’s office and the FBI, and FBI representatives have interviewed a number of current and former officers and employees of the Company. The Company does not know whether the investigation is ongoing or has concluded.

Department of Labor Investigation

The Department of Labor (“DOL”) is conducting an investigation related to the Company’s administration of its benefit plans, including the acquisition and maintenance of investments in the Company’s 401(k) employee savings plans. The Company has been cooperating with the DOL by providing documents and other information to the DOL staff, and the DOL has interviewed a number of current and former officers and employees of the Company. The Company and certain current and former officers and directors have been negotiating with the DOL staff over the terms of a potential settlement, but no agreement has been reached. If the DOL were to impose a civil monetary penalty on the Company, such a penalty would be discharged upon consummation of the Plan of Reorganization.

Shareholder Class Actions and Other Actions

Following the Company’s filing for bankruptcy on January 28, 2002, approximately 50 purported shareholder class action lawsuits were filed against certain of the Company’s current and former officers and directors. The plaintiffs allege that the defendants committed fraud under the federal securities laws in connection with the Company’s financial statements and disclosures and certain other public statements made by Company representatives and seek compensatory damages, costs and expenses, and equitable and other relief. The class actions have been consolidated in the United States District Court for the Southern District of New York under the caption In re Global Crossing Ltd. Securities Litigation. In addition, a number of individual securities cases or other actions based on federal or state law claims and arising out of similar underlying facts have been filed (and in the future, additional cases may be filed) against certain current and former officers, directors, and employees of the Company, seeking damages for alleged violations of federal and state securities

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

laws, breach of fiduciary duties, violations of state whistle-blower statutes, and allegations that certain former employees were improperly restricted from selling stock before its price collapsed. The Company is involved only indirectly in these cases and is not a named defendant.

The Company denies any liability for the claims asserted in these actions and understands that the Company’s former and present officers and directors have been negotiating the terms of a settlement with the plaintiffs in the consolidated securities action, but that no agreement has been reached. Any monetary liability that the Company may have in respect of these cases would be discharged upon consummation of the Company’s Plan of Reorganization.

ERISA Class Actions

Following the Company’s filing for bankruptcy on January 28, 2002, plaintiffs filed over 15 purported class actions against the Company’s current and former officers, directors, and employees pursuant to the Employee Retirement Income Security Act of 1974 (“ERISA”) in connection with the administration of the Company’s 401(k) retirement savings plans. The plaintiffs allege, among other things, that the ERISA fiduciaries breached their duties to the 401(k) plan participants by directing or otherwise being responsible for the plans’ acquiring and continuing to maintain investments in the Company’s common stock. The United States District Court for the Southern District of New York has consolidated most of these actions under the caption In re Global Crossing Ltd. ERISA Litigation. The consolidated complaint seeks, among other things, a declaration that the defendants breached their fiduciary duties to the plaintiff class, an order compelling defendants to make good on the losses sustained by the plans, the imposition of a constructive trust on any amounts by which the defendants were unjustly enriched by their actions, and an order of equitable restitution. Although the Company is named as a defendant in the consolidated ERISA case, plaintiffs assert in their consolidated complaint that they will not prosecute their action against the Company unless or until the Bankruptcy Court lifts or grants relief from the automatic stay of litigation imposed by the Bankruptcy Code. The Company denies any liability for the claims asserted in these matters and understands that the Company’s past and present officers and directors have been negotiating the terms of a settlement with the plaintiffs in these actions, but that no agreement has been reached. Any monetary liability that the Company may have in respect of these cases would be discharged upon consummation of the Company’s Plan of Reorganization.

On April 30, 2002, an additional case, Pusloskie v. Winnick et al., was commenced in the United States District Court for the Southern District Court against certain current and former directors, officers and employees of the Company. This case is brought on behalf of putative classes of former employees of the Company and asserts claims for breach of fiduciary duties in connection with the administration of one of the Company’s 401(k) retirement plans. This additional case does not name the Company as a defendant and was not consolidated with the other ERISA cases.

Change-of-Control Severance Plan Class Action

Plaintiffs have filed a purported class action against the Company’s current and former officers, directors, and employees and against the Frontier Corporation/Global Crossing Change of Control Severance Plan (the “Severance Plan”) under ERISA in connection with the administration of the Severance Plan. The plaintiffs allege, among other things, that the purported ERISA fiduciaries and the Severance Plan breached their duties to the plan’s participants in suspending payments of severance benefits in connection with the Company’s bankruptcy filing. The case has been coordinated (but not consolidated) with the securities and the other ERISA class actions in the Southern District of New York, where it is pending under the caption Simonetti v. Perrone.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

The Company is not named as a defendant in the Simonetti case. The Company denies any liability for the claims asserted and understands that the defendants have been negotiating the terms of a settlement with the plaintiffs but that no agreement has been reached. Any monetary liability that the Company may have in respect of this case will be discharged upon consummation of the Plan of Reorganization.

JPMorgan Chase Litigation

On October 27, 2003, the Company’s primary lender, JPMorgan Chase Bank, in its role as administrative agent for a consortium of banks participating in the Corporate Credit Facility, filed an action in the New York State Supreme Court for New York County, captioned JPMorgan Chase Bank v. Winnick, et al., against a number of current and former officers, directors and employees of the Company alleging that the defendants fraudulently reported misleading and untrue financial statements and records of compliance with certain financial covenants in the credit facility. The complaint asserts claims of fraud, aiding and abetting fraud, conspiracy to commit fraud, negligent misrepresentation, and aiding and abetting negligent misrepresentation. The complaint seeks damages of at least $1,700, pre-judgment interest, and costs and expenses, including attorneys’ fees. The Company is not a defendant in the litigation.

Initial Public Offering Litigation

On June 12, 2002, certain plaintiffs filed a consolidated complaint captioned In re Global Crossing Ltd. Initial Public Offering Securities Litigation in the United States District Court for the Southern District of New York alleging that certain current and former officers and directors of the Company violated the federal securities laws through agreements with underwriters in connection with the Company’s initial public offering and other offerings of Company shares. The Complaint seeks damages in an unstated amount, pre-judgment and post- judgment interest, and attorneys’ and expert witness fees. This consolidated action involving the Company is further consolidated in the United States District Court for the Southern District of New York with cases against approximately 309 other public issuers and their underwriters under the caption In re Initial Public Offering Securities Litigation. Pursuant to the automatic stay of litigation imposed by the Bankruptcy Code, the Company is not a defendant in this action. The Company believes that any liability it may have in respect of this action is subject to indemnification by the firms that acted as underwriters in the applicable securities offerings. Any monetary liability would, in any event, be discharged upon consummation of the Company’s Plan of Reorganization.

Claim by the United States Department of Commerce

A claim was filed in the Company’s bankruptcy proceedings by the United States Department of Commerce on October 30, 2002 asserting that an undersea cable owned by PCL, a former subsidiary of the Company, violates the terms of a Special Use permit issued by the National Oceanic and Atmospheric Administration. The Company believes responsibility for the asserted claim rests entirely with the Company’s former subsidiary. An identical claim has also been filed in the bankruptcy proceedings of the former subsidiary in Delaware. The Company understands that the claimant has reached an agreement with PCL to transfer the Special Use permit to Pivotal Telecom as part of a larger sale of assets (see Note 8). That agreement was approved by PCL’s bankruptcy court on October 7, 2003. Under the terms of the agreement, Pivotal has assumed liability for any payment or performance obligations under the permit on a go-forward basis. PCL and the claimant have agreed to use their best efforts to resolve the remaining compliance issues. As a result of this development, the Company believes it is now clear that it has no remaining liability for the obligations imposed by the permit on either a pre-petition or post-petition basis. As a result, the Company filed its objection to this claim with the bankruptcy court on November 7, 2003.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

United Kingdom Anti-Trust Investigation

In 2002 an investigation was commenced by the United Kingdom Office of Fair Trading (“OFT”) into an allegation that various subsea cable operator entities, including Global Crossing, had engaged in an illegal agreement to collectively boycott a location in the United Kingdom and a means for the landing of subsea telecommunications cables in the United Kingdom. Global Crossing responded to that investigation in 2002 denying the allegation.

In August 2003, the OFT extended its investigation to include allegations of price fixing and information sharing on the level of fees that the subsea entities would pay landowners for permission to land submarine telecommunication cables on their land in the United Kingdom. Global Crossing responded to those allegations on October 10, 2003.

In the event that the OFT determines that the Company engaged in anti-competitive behavior, the OFT may impose a fine up to a maximum of 10% of the responsible party’s revenue in the field of activity in the United Kingdom for up to three years preceding the year on which the infringement ended. The Company disputes the charges and will be defending itself vigorously.

Qwest Rights-of-Way Litigation

In May 2001, a purported class action was commenced against three of the Company’s subsidiaries in the United States District Court for the Southern District of Illinois. The complaint alleges that the Company had no right to install a fiber optic cable in rights-of-way granted by the plaintiffs to certain railroads. Pursuant to an agreement with Qwest Communications Corporation, the Company has an indefeasible right to use certain fiber optical cables in a fiber optic communications system constructed by Qwest within the rights-of-way. The complaint alleges that the railroads had only limited rights-of-way granted to them that did not include permission to install fiber optic cable for use by Qwest or any other entities. The action has been brought on behalf of a national class of landowners whose property underlies or is adjacent to a railroad right-of-way within which the fiber optic cables have been installed. The action seeks actual damages in an unstated amount and alleges that the wrongs done by the Company involve fraud, malice, intentional wrongdoing, willful or wanton conduct and/or reckless disregard for the rights of the plaintiff landowners. As a result, plaintiffs also request an award of punitive damages. The Company has made a demand of Qwest to defend and indemnify the Company in the lawsuit. In response, Qwest has appointed defense counsel to protect the Company’s interests.

The Company’s North American network includes capacity purchased from Qwest on an IRU basis. Although the amount of the claim is unstated, an adverse outcome could have an adverse impact on the Company’s ability to utilize large portions of its North American network. This litigation is stayed against the Company pending its emergence from bankruptcy, and the plaintiffs’ pre-petition claims against the Company will be discharged at that time in accordance with its Plan of Reorganization. By agreement between the parties, the Plan of Reorganization preserves plaintiffs’ rights to pursue any post-confirmation claims of trespass or ejectment. If the plaintiffs were to prevail, the Company could lose its ability to operate its North American network, although it believes that it would be entitled to indemnification from Qwest for any losses under the terms of the IRU agreement under which Global Crossing originally purchased this capacity.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

In September 2002, Qwest and certain of the other telecommunication carrier defendants filed a proposed settlement agreement in the United States District Court for the Northern District of Illinois. On July 25, 2003, the court granted preliminary approval of the settlement and entered an order enjoining competing class action claims, except those in Louisiana. The settlement and the court’s injunction are opposed by some, but not all, of the plaintiffs’ counsel and are on appeal before the U.S. Court of Appeals for the Seventh Circuit.

Customs Tax Audit

A foreign tax authority has concluded a preliminary audit of the Company’s books and records for the years ended December 31, 2001 and 2000 and has made certain initial findings adverse to the Company including the following: failure to disclose discounts on certain goods imported into the country, failure to include the value of software installed on certain computer equipment, and clerical errors in filed import documents.

The Company has responded to the preliminary audit disputing the results and is awaiting a response from the tax authority detailing its formal position on the audit. The potential customs and duties exposure, including possible treble penalties to the Company could be as high as $25—$35.

Softbank Arbitration and Microsoft Settlement

At the time of the formation of the Asia Global Crossing joint venture, Microsoft and Softbank each committed to purchases of at least $100 in capacity on the Company’s network over a three-year period. Softbank failed to satisfy that commitment, and its remaining unsatisfied commitment of $85.5, which it was required to utilize by December 31, 2002, had been the subject of a recently concluded arbitration proceeding. The arbitration, commenced by Global Crossing in September 2002, alleged that Softbank breached its contractual obligations to Global Crossing and sought $85.5 in damages. Softbank’s defense was that its commitment was extinguished as a result of the Company’s loss of control of Asia Global Crossing and Pacific Crossing Limited, and that in any event it was entitled to offset any monies owed by various credits and abatements due from the Company. In a final award issued on October 30, 2003, the arbitration panel found that Softbank is liable to Global Crossing for breach of the underlying commercial commitment agreement in the net amount of approximately $20, after abatements and offsets, together with an additional award of interest in the amount of approximately $0.2.

On April 1, 2003, the Company entered into a settlement agreement with Microsoft to resolve a number of contractual disputes regarding its remaining capacity commitment obligations, including allegations by Microsoft that were similar to those made by Softbank in the above-referenced arbitration proceedings. The settlement resulted in a reduction in Microsoft’s remaining unsatisfied commitment from approximately $76 to approximately $61. Most of the restructured commitment is subject to GCL’s emergence from bankruptcy and a smaller portion is also contingent on the satisfactory completion of a performance test of the Company’s Western European network. The restructured commitment requires Microsoft to purchase capacity on the Company’s owned network, except that 15% of Microsoft’s commitment can be used by it for the purchase of off-network access services.

Bankruptcy Filings

As discussed in Note 2, the GC Debtors filed for protection under chapter 11 of the Bankruptcy Code. Although the Company expects to consummate its Plan of Reorganization and emerge from chapter 11

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

reorganization proceedings shortly after the filing of this annual report on Form 10-K, disputes with respect to the amount of allowed claims owed by the GC Debtors to certain of their general unsecured creditors remain outstanding. GCL expects many of these disputes to remain outstanding for months after it emerges from bankruptcy. A resolution adverse to the GC Debtors of any or all of these claims would not result in a change in the distributions under the Plan of Reorganization to any of the classes of holders of claims and interests.

Subsea Systems Construction Upgrades

As of December 31, 2002, the Company was committed under contracts to upgrade its Mid-Atlantic Crossing system for future construction costs totaling $22.

Access and Maintenance Purchase Commitment Obligations

The Company has purchase commitments with third party access vendors that require it to make payments to purchase network services, capacity and telecommunications equipment through 2008. Some of these access vendor commitments require the Company to maintain minimum monthly and/annual billings, in certain cases based on usage. In addition, the Company has purchase commitments with third parties that require it to make payments for operations, administration and maintenance services for certain portions of its network through 2025.

OGCbuying.solutions Claim

Global Crossing (UK) Telecommunications Limited (“GCUKTL”) has been notified by the UK government buying department, OGCbuying.solutions (“OGC”), of OGC’s contractual right to buy, for a fixed sum of £0.75, dedicated equipment used by GCUKTL for the provisioning of certain network services under an agreement dated November 15, 1996 (the “MTS Agreement”). OGC has indicated that this purchase right would not normally arise until termination of the MTS Agreement in 2006. However, OGC has also indicated that it will not approve the change of control to ST Telemedia and, as a result of a change of control clause in the MTS Agreement, the MTS Agreement may be terminated, precipitating the purchase right. GCUKTL does not now own the dedicated equipment required for the provision of service under the MTS Agreement, and if OGC was to continue to assert its contract rights, GCUKTL might have to purchase this equipment at a premium from third party suppliers or their equipment lease financiers in order to be able to discharge its obligation to OGC.

28. RELATED PARTY TRANSACTIONS

Agreements with Global Crossing Stockholders

On February 22, 2000, Global Crossing entered into a consent and voting agreement with a number of IPC stockholders, including David Walsh, who became an executive officer of Global Crossing after its acquisition of IPC. Under the consent and voting agreement, these IPC stockholders consented to the adoption of the merger agreement with Global Crossing. The consent and voting agreement also imposed restrictions on the transfer of IPC shares held by the IPC stockholders prior to the merger and continued to impose restrictions on the transfer of Global Crossing common stock which the IPC stockholders acquired in the merger. Under these provisions, Mr. Walsh could not transfer more than 62.5% of the Global Crossing shares that he received in the merger (including shares underlying stock options that were vested at that time) until June 14, 2002, nor could he transfer more than 25% of such shares through June 14, 2001. Similar provisions restricting the pledge of shares by the IPC stockholders were eliminated by way of amendment in October 2000.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

Also on February 22, 2000, several senior executives of IPC and IXnet, including Mr. Walsh, entered into an agreement with Global Crossing, IPC and IXnet pursuant to which these senior executives agreed to limit the percentage of their unvested options for IPC and IXnet common stock vesting upon the change in control, as defined in the IPC and IXnet option plans, to 50% rather than 100%, in the case of IPC, and 25% rather than 50%, the case of IXnet. Mr. Walsh also agreed to relinquish vesting with respect to 50% of his fully vested options for IXnet common stock as of the change in control, as defined in the IXnet stock option plan. Under this agreement, one-third of the remaining options of these senior executives vested on each of the first three anniversaries of the June 14, 2000 closing of the acquisition.

Loans to Executive Officers

In July 1998, one of the Company’s subsidiaries provided a $0.25 interest-free relocation loan to Dan J. Cohrs, an executive officer of the Company until May 2003. This loan was forgiven in full by the Company in December 2001.

In November 2000, one of the Company’s subsidiaries loaned $8 to Thomas J. Casey, then Global Crossing’s chief executive officer and a director. The loan bore interest at the rate of 6.01% per annum and was secured by a second deed of trust on Mr. Casey’s residence. The principal of and accrued interest on the loan were to be due in full in October 2005 or upon the earlier termination of Mr. Casey’s employment for cause or due to his voluntary resignation. The loan and interest was forgiven in full in connection with the replacement of Mr. Casey with Mr. Legere as chief executive officer in October 2001.

In February 2001, one of the Company’s subsidiaries made a $3 interest-free loan to José Antonio Ríos, an executive officer of GCL. The loan was forgivable in three equal installments on the first, second and third anniversaries of the date of grant, subject to Mr. Ríos’ continued employment with the Company. $1 of this loan was forgiven by its terms in each of February 2002 and February 2003.

In March 2001, one of the Company’s subsidiaries loaned $1.8 to David Walsh, then an executive officer of the Company. The loan bore interest at the rate of 4.75% per annum and was secured by a second mortgage on his residence. The principal and accrued interest on the loan were to be due in full in March 2002 or upon the earlier termination of Mr. Walsh’s employment. Mr. Walsh repaid this loan in full after his employment was terminated in October 2001.

In September 2001, one of the Company’s subsidiaries loaned $0.5 to a life insurance trust created by S. Wallace Dawson, Jr., then an executive officer of GCL. The loan was repayable in full in September 2061 or, if earlier, upon the death of the last to survive of Mr. Dawson and his wife. This loan was used to purchase a joint variable life insurance policy with initial face value amount of approximately $8. The outstanding balance of the loan accrued interest at the rate of 5.49% per annum, payable upon maturity of the loan. The full $0.5 original principal amount plus accrued interest remains outstanding on the date of this annual report. The loan was considered impaired and fully reserved as of December 31, 2002.

In April 2001, the GCL Compensation Committee and Board of Directors approved of a program (the “Program”) in which financial accommodations could be made to executive officers of the Company who were in danger of suffering forced sales of their GCL common stock at a time when the stock was trading at what appeared to be depressed levels. David Walsh and Lodwrick Cook are the only executives who participated in the Program.

Pursuant to the Program, in August 2001 one of the Company’s subsidiaries provided approximately $1.4 of cash collateral to secure an approximately $1.4 margin loan balance in Mr. Walsh’s commercial brokerage

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

account, which loan was secured by 746,973 shares of GCL common stock owned by Mr. Walsh. Mr. Walsh agreed to cause the Company’s cash collateral to be returned by December 31, 2001, together with interest at the average rate of interest applicable to loans under the Company’s revolving credit facility. Mr. Walsh repaid the cash collateral to the Company, together with accrued interest, after his employment was terminated in October 2001.

In April 2001, a $7.5 guarantee was approved for Mr. Cook under the Program. Certain interim arrangements were put in place in which one of the Company’s subsidiaries effectively guaranteed up to $7.5 of the obligations of Mr. Cook, his wife and a trust for the benefit of Mr. Cook and members of his family under an existing margin loan, with such guarantee being secured by certain cash and securities of the Company. In July 2001, these interim arrangements were replaced by a $7.5 letter of credit issued under the Company’s then-existing senior secured revolving credit facility. This letter of credit supported a $7.5 commercial bank loan that the Cooks used to refinance their margin loan in full. This bank loan was also secured by 2.5 million shares of GCL common stock pledged by the Cooks. At the time the letter of credit was issued, the Cooks entered into a reimbursement agreement providing for the reimbursement to the Company of any amounts drawn under the letter of credit, together with interest at the rate applicable to the Cook’s commercial bank loan or, if higher, the rate of interest applicable to the letter of credit reimbursement obligation under our revolving credit facility. In July 2002, the bank loan matured and the Cooks failed to repay the loan. The lender then drew under the letter of credit. As of the date of this annual report, no reimbursement payments have been made to the Company under the aforementioned reimbursement agreement. Pursuant to the Plan of Reorganization, the Company’s reimbursement claim will be transferred to the agent for the creditors under its revolving credit facility and any recoveries against the Cooks will be distributed to such creditors. The loan was considered impaired and fully reserved as of December 31, 2002.

During 1999 through 2002 the Company made approximately $5 in loans to other employees. As of December 31, 2002, all employee loans mentioned herein have been either paid in full, forgiven or fully reserved for collectibility.

Joint Venture Between AGC and ST Telemedia

On May 20, 2000, AGC entered into a non-binding memorandum of understanding with a majority owned subsidiary of ST Telemedia (“Starhub”) to enter into joint venture agreements for the purpose of forming two joint ventures, each of which was to be 50% owned by AGC and Starhub. On January 12, 2001, AGC and Starhub executed the first joint venture agreement, forming Starhub Asia Global Crossing Pte Ltd (“SAGC”). SAGC was established to build and operate backhaul and telehouses in Singapore and to connect a terrestrial network within Singapore to connect with AGC’s Pan Asian East Asia Crossing (“EAC”) subsea system. On May 8, 2002, AGC and Starhub announced that SAGC would become a wholly-owned subsidiary of AGC. This modification occurred to more appropriately reflect the respective capacity needs of AGC and Starhub. Under the terms of the modification, AGC was to continue to utilize the Starhub network for its Singapore backhaul. Similarly, Starhub was to continue to access AGC’s network for its international capacity needs. As a result of AGC’s chapter 11 petitions and subsequent sale of substantially all of AGC’s operating subsidiaries on March 11, 2003 (see Note 8), there is no longer any continuing relationship between AGC and Starhub.

Transactions with Pacific Capital Group and its Affiliates

Pacific Capital Group, Inc. (“PCG”) is a merchant bank specializing in telecommunications, media and technology and having a substantial equity investment in GCL (before giving effect to the cancellation of GCL’s equity securities upon the Company’s emergence from bankruptcy). PCG is controlled by Gary Winnick, former

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

chairman of the board of GCL from its inception through December 2002. In addition, Lodwrick Cook and some of the Company’s former officers and directors are or at one time were affiliated with PCG.

In 1999, the Company entered into a lease with North Crescent Realty V, LLC, which is managed by and affiliated with PCG, with respect to the Company’s then executive offices in Beverly Hills, California. Global Crossing engaged an independent real estate consultant to review the terms of its occupancy of the building, and the consultant found the terms to be consistent with market terms and conditions and the product of an arm’s length negotiation. During 2001, the Company made payments under this lease in the amount of approximately $0.333 per month. PCG subleased a portion of this space from Global Crossing during 2001 at a cost of approximately $3.50 per square foot, which approximated the Company’s costs under the lease. The amount of space subleased from Global Crossing started the year at approximately 2,700 square feet but decreased during the year until PCG vacated the premises by the end of the year. The Company relocated out of the Beverly Hills facility in March 2002. In connection with the Company’s bankruptcy proceedings, Global Crossing rejected the Beverly Hills lease at that time, thereby terminating its obligations under the lease.

PCG has fractional ownership interests in certain aircraft previously used by the Company. The Company reimbursed PCG for PCG’s cost of maintaining these ownership interests such that PCG realized no profit from the relationship. During 2000, PCG billed the Company approximately $0.27. There were no billings from PCG in 2002 or 2001 as the Company terminated the agreement at the end of 2000. In 2002, PCG paid the Company $0.232 in reimbursement of an amount contractually due to the Company after the Company’s use of such aircraft terminated.

Relationship with Brownstein Hyatt & Farber, P.C.

Norman Brownstein, a director of the Company from May 2000 through November 2001, is Chairman of the law firm of Brownstein Hyatt & Farber, P.C. During 2001, the Company paid approximately $1.445 to Brownstein Hyatt & Farber for legal and lobbying services. In addition, in his capacity as a consultant, in March 2001 Mr. Brownstein was issued options to purchase 100,000 shares of GCL common stock at an exercise price of $17.15 per share, such options vesting ratably on each of the first three anniversaries of the date of grant. In 2001, Global Crossing also paid Brownstein Hyatt & Farber $0.156 for rent and shared office expenses in respect of approximately 2,300 square feet of office space in Washington, D.C. that the Company leased from that firm.

Certain Agreements with Asia Global Crossing

GCL and AGC entered into an agreement that governed the relationship between the companies and their respective subsidiaries and affiliates, including provision of network services, coordination and use of bundled service offerings, marketing, pricing of service offerings and strategies, branding, rights with respect to intellectual property and other shared technology and operational, maintenance and administrative services. In addition, AGC sold telecommunications services to third-party customers directly and indirectly through GCL and its subsidiaries. AGC’s revenues from such sales of telecommunications services for the years ended December 31, 2002, 2001 and 2000 were $14, $25 and $101 respectively. For the years ended December 31, 2002, 2001 and 2000, AGC purchased telecommunication services of approximately $51, $84 and $25 respectively from the Company.

The Company provided AGC with general corporate services, including accounting, legal, human resources, information systems services and other office functions. The related charges were allocated to AGC based on estimated usage of the common resources at agreed upon rates believed by management to be reasonable.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

As discussed in Note 8, on November 17, 2002 AGC and one of its wholly owned subsidiaries filed for relief under the Bankruptcy Code. On March 11, 2003, Asia Netcom, a company organized by China Netcom Corporation (Hong Kong) on behalf of a consortium of investors, acquired substantially all of AGC’s operating subsidiaries (except PCL) in a sale pursuant to the Bankruptcy Code. On June 11, 2003, AGC’s bankruptcy case was converted from reorganizations under chapter 11 of the Bankruptcy Code to liquidation proceedings under chapter 7. Due to the Company’s loss of control and lack of continuing involvement with AGC, transactions between the Company and AGC subsequent to November 17, 2002, are not considered to be related party in nature.

Relationship with Simpson Thacher & Bartlett LLP

Simpson Thacher was the Company’s principal corporate counsel from the Company’s inception in 1997 through its bankruptcy filing in January 2002. D. Rhett Brandon, a Simpson Thacher partner, served concurrently as the Company’s acting vice president and general counsel from mid-September 2001 through February 2002, while remaining a partner of and receiving compensation from Simpson Thacher, which billed the Company fees that included Mr. Brandon’s time charges, incurred at his usual hourly rate. The Company made aggregate payments of approximately $17.1 and $3.8 to Simpson Thacher for fees and disbursements in 2001 and 2002, respectively, including significant payments made within 90 days of the date on which the Company first filed for protection under the Bankruptcy Code. It is possible that a portion of these payments may be recoverable by the Company in an avoidance action under the Bankruptcy Code or otherwise. Pursuant to the Plan of Reorganization, the Company’s rights to pursue any such action will be transferred to a liquidating trust established for the benefit of the Company’s creditors, to whom any recovery will be distributed.

CEO Employment Agreement and Loan Forgiveness

On October 3, 2001, GCL hired Mr. Legere as its chief executive officer. Until Mr. Legere’s employment with AGC terminated on January 11, 2002, Mr. Legere also continued at the same time to serve as chief executive officer of AGC, then still a subsidiary of the Company. On the date of his hiring by GCL, Mr. Legere’s employment agreement with AGC was effectively amended and restated in a new employment agreement among GCL, AGC and Mr. Legere (the “October 3, 2001 Employment Agreement”); provided that AGC’s obligations under Mr. Legere’s February 12, 2000 employment agreement technically continued, with any compensation paid under that agreement being offset against the employers’ obligations under the October 3, 2001 Employment Agreement.

The October 3, 2001 Employment Agreement provided for a three-year term and a base salary of $1.1, a target annual bonus of $1.375, a signing bonus in the net after-tax amount of $3.5, and 5 million options to purchase GCL common stock. The agreement also changed the terms applicable to the $10 balance then outstanding on Mr. Legere’s promissory note to AGC. Specifically, Global Crossing agreed to pay after-tax amounts sufficient to cover all taxes attributable to the forgiveness of Mr. Legere’s loan. These tax-related payments in respect of the three $5 installments were payable on January 1, 2002, October 1, 2002 and February 1, 2003, respectively. The tax-related payment in respect of the forgiveness of the first $5 installment was made by the Company on or about January 1, 2002. This payment, in the amount of approximately $4.8, also included a tax gross-up in respect of interest imputed on Mr. Legere’s loan in 2001. The $10 loan balance was forgiven in full in connection with the termination of Mr. Legere’s employment by AGC on January 11, 2002. No tax-related payment was ever made in respect of the forgiveness of the $10 balance of Mr. Legere’s loan.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

After the GC Debtors’ January 28, 2002 bankruptcy filing, on April 8, 2002, the GC Debtors filed a motion to assume the October 31, 2001 Employment Agreement, subject to certain modifications, including a temporary voluntary 30% reduction in Mr. Legere’s base salary. Mr. Legere’s employment agreement was the subject of extensive negotiation and review by the creditors committee and the agent for the Company’s bank creditors. Numerous additional concessions were made by Mr. Legere in order to attain the approval of the creditors committee, including the tying of Mr. Legere’s annual bonus opportunity to the attainment of specified corporate and individual performance goals subject to the approval of the creditors committee and the bank creditors, and the waiver of certain relocation expenses and certain additional severance, retention and other benefits, including the tax-related payments referenced above that would have totaled approximately $8.8 in respect of the $10 of Mr. Legere’s loan forgiven on January 11, 2002. In light of these concessions, the agreement provided Mr. Legere with (1) a $3.2 retention bonus payable in four equal installments on June 4, 2002, July 31, 2002, October 31, 2002 and January 31, 2003 and (2) the opportunity to earn a performance fee up to $4 based on the value to be received by the creditors of the Company in its chapter 11 reorganization (the “Contingent Performance Fee”). The Bankruptcy Court approved the assumption of the modified employment agreement on May 31, 2002. The $3.2 retention bonus payments were made by the Company to Mr. Legere on the dates specified above; however, no Contingent Performance Fee will be paid to Mr. Legere if his proposed new employment agreement (described in the immediately succeeding paragraph) goes into effect upon consummation of the Plan of Reorganization.

Upon the Company’s emergence from bankruptcy, the Company expects to enter into a new employment agreement with Mr. Legere (the “Emergence Employment Agreement”), the form of which has been approved by ST Telemedia. This agreement will supersede the Bankruptcy Period Employment Agreement, except with respect to certain rights Mr. Legere had under the latter agreement relating to indemnification, liability insurance and the resolution of disputes thereunder.

The Emergence Employment Agreement: (1) provides Mr. Legere with an annual base salary of $1.1 and a target annual bonus of $1.1; (2) entitles Mr. Legere to attend all meetings of New GCL’s Board of Directors and to receive all materials provided to the members of the Board, subject to certain limited exceptions; (3) extends the term of the agreement through the fourth anniversary of the date on which the agreement becomes effective (the “Agreement Effective Date”); (4) entitles Mr. Legere to a $2.7 bonus payable on the Agreement Effective Date but supersedes any rights he would otherwise have in respect of the Contingent Performance Fee; (5) entitles Mr. Legere to an initial grant of options to purchase not less than 0.69 percent of the fully diluted shares of New GCL Common Stock (including dilution due to conversion of preferred shares), such options to vest in full upon termination of Mr. Legere’s employment by the Company without “cause” or upon Mr. Legere’s death, “disability” or resignation for “good reason” (as such quoted terms are defined in the agreement; such terms being collectively referred to as “Designated Terminations”); (6) provides for the payment of severance to Mr. Legere in the event of a Designated Termination in an amount ranging from one to three times the sum of Mr. Legere’s base salary and target annual bonus, depending on the date of such termination, plus certain other benefits and payments; and (7) entitles Mr. Legere to reimbursement (on an after-tax basis) for certain excise taxes should they apply to payments made to Mr. Legere by the Company.

Transactions with Withit.com

In June 2001, the Company entered into an agreement with Withit.com (“Withit”), a company owned and controlled by Joseph Perrone Jr., the son of Joseph P. Perrone, a former executive officer of the Company. Pursuant to that agreement, the Company engaged Withit to perform certain integration, implementation and co-marketing services relating to a one-way IP-based voice extension product that the Company intended to market

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

to the financial services industry. The Company paid Withit an initial installment of $0.25 and undertook to pay an equal amount upon its acceptance of the product in accordance with the terms of the agreement. The Company paid Withit the second $0.25 installment in December 2001, and also paid Withit $0.125 for out-of-pocket expenses incurred in purchasing certain equipment to be used in the implementation of the new product and $0.115 for support and consulting services performed during the latter half of 2001. In total the Company paid Withit $0.74.

Because of budgetary constraints and a change in product development strategy, among other factors, the Company did not implement or market the voice extension product that was the subject of the Withit agreement. The extent to which Withit in fact provided the deliverables that were contractual prerequisites for the Company’s second $0.25 payment in December 2001 is also an open question.

Commencing in April 2002, an independent committee of the GCL Board of Directors reviewed these matters with the support of outside counsel. The committee found that Mr. Perrone had influenced the Company’s decision to enter into the agreement with Withit in a manner the committee deemed inappropriate. At the independent committee’s recommendation, the Board imposed a $0.325 monetary penalty on Mr. Perrone and reassigned him to other duties within the Company. Although Mr. Perrone disagreed with the committee’s findings, before he left the Company’s employ for other reasons he paid this amount in full by consenting to the withholding of a portion of quarterly and annual bonuses otherwise due him.

Prior to the above-described relationship, Withit also subleased approximately 4,125 square feet of office space in Chicago from the Company from August 2000 through July 2002 at a monthly rent of approximately $0.0045. In late 2001, Withit had fallen approximately $0.032 in arrears in its rental obligations under the sublease, although it paid all arrearages in full upon termination of the sublease in July 2002.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

29. SEGMENT REPORTING

The Company is a global provider of Internet and long distance telecommunications facilities and related services supplying its customers with global “point to point” connectivity and, through its GMS subsidiary, providing cable installation and maintenance services. The Company’s two reportable segments are telecommunications services and installation and maintenance services. Segments are determined based on products and services delivered to groups of customers. The Company’s chief decision maker monitors the revenue streams of the various products and geographic locations, and operations are managed and financial performance is evaluated based on the delivery of multiple, integrated services to customers over a single network.

The information below summarizes certain financial data of the Company by segment:

	Year Ended December 31,
			2000
	2002	2001	Restated
Revenues:
Commercial	$1,252	$1,395	$1,242
Consumer	44	110	169
Carrier:
Service Revenue	1,533	1,519	1,360
Sales type lease revenue	—	18	312
Amortization of prior period IRUs	74	80	25

Total carrier	1,607	1,617	1,697

Telecommunications service revenue	2,903	3,122	3,108
Installation and maintenance segment revenue	213	537	397

Consolidated revenues	$3,116	$3,659	$3,505

Selected Financial Information:
Operating income (loss):
Telecommunication services	$(393)	$(18,838)	$(1,322)
Installation and maintenance	(41)	(874)	4

Consolidated	$(434)	$(19,712)	$(1,318)

Total assets:
Telecommunication services	$2,369	$2,868
Installation and maintenance	269	485
Assets of discontinued operations	—	861

Consolidated	$2,635	$4,214

Cash paid for capital expenditures:
Telecommunications services	$275	$2,577
Installation and maintenance	6	66

Consolidated	$281	$2,643

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

Company information provided on geographic sales is based on the order location of the customer. Long-lived assets are based on the physical location of the assets. The following table presents revenue and long-lived asset information for geographic areas:

					2000
	2002		2001		Restated
		Long- Lived		Long- Lived
	Revenue(1)	Assets	Revenue(1)	Assets	Revenue(1)
North America
United States	$2,271	$347	$2,481	$339	$2,677
Other	23	1	32	1	27

	2,294	348	2,513	340	2,704

Europe
The Netherlands	6	32	5	27	68
Germany	20	30	12	24	118
United Kingdom	643	251	790	239	472
Other	43	90	34	72	37

	712	403	841	362	695

Asia
Singapore	92	—	293	—	106

	92	—	293	—	106

Latin America
Brazil	7	17	—	15	—
Argentina	3	16	1	13	—
St. Croix	—	13	—	11	—
Panama	2	11	4	10	—
Other	6	41	7	35	—

	18	98	12	84	—

International waters	—	210	—	214	—

Consolidated Non-U.S.	$845	$712	$1,178	$661	$828

Consolidated Worldwide	$3,116	$1,059	$3,659	$1,000	$3,505

(1)	There were no individual customers in 2002, 2001 or 2000 that accounted for more than 10% of consolidated revenue.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

30. DEBTOR FINANCIAL INFORMATION

The condensed combined financial statements of the GC Debtors are presented below. These statements reflect the financial condition and results of operations of the GC Debtors on a combined basis, including certain amounts and transactions between GC Debtors and non-debtor subsidiaries of the Company which are eliminated in the consolidated financial statements.

Condensed Combined Balance Sheet

	December 31, 2002
	Debtors	Non-Debtors	Eliminations & Adjustments	Consolidated
ASSETS:
Cash and cash equivalents	$290	$133	$—	$423
Restricted cash and cash equivalents	325	2	—	327
Accounts receivable, net	333	149	—	482
Other current assets and prepaid costs	129	89	—	218

Total current assets	1,077	373	—	1,450
Property and equipment, net	600	459	—	1,059
Investments in and advances to/from affiliates, net	5,413	—	(5,360)	53
Other assets	52	21	—	73

Total assets	$7,142	$853	$(5,360)	$2,635

LIABILITIES:
Liabilities not subject to compromise
Accounts payable	$58	$83	$—	$141
Accrued construction costs	7	31	—	38
Accrued cost of access	198	37	—	235
Other current liabilities	514	388	(4)	898

Total current liabilities	777	539	(4)	1,312
Deferred revenue	1,321	402	(285)	1,438
Investments in and advances due to affiliates, net	—	1,931	(1,931)	—
Other deferred liabilities	72	168	—	240

Total liabilities not subject to compromise	2,170	3,040	(2,220)	2,990

Liabilities subject to compromise
Accounts payable	115	—	—	115
Accrued construction costs	110	22	—	132
Accrued cost of access	279	—	—	279
Accrued interest and dividends	181	—	—	181
Other liabilities	653	—	—	653
Debt obligations	6,641	—	—	6,641
Obligations under capital leases	34	—	—	34
Deferred gain on sale of Global Center	101	—	—	101

Total liabilities subject to compromise* …	8,114	22	—	8,136

MANDATORILY REDEEMABLE AND CUMULATIVE CONVERTIBLE PREFERRED STOCK	2,444	—	—	2,444

SHAREHOLDERS’ DEFICIT:
Common stock	9	73	(73)	9
Treasury stock		(209)		(209)
Additional paid-in capital and other shareholder’s deficit	14,388	2,857	(3,239)	14,006
Accumulated deficit	(19,983)	(4,930)	172	(24,741)

Total shareholders’ deficit	(5,586)	(2,209)	(3,140)	(10,935)

Total liabilities and shareholders’ deficit	$7,142	$853	$(5,360)	$2,635

*	Total liabilities subject to compromise is the current estimate by the GC Debtors of the total claims that will be restructured in their chapter 11 cases.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

Condensed Combined Statement of Operations

	Debtors	Non-Debtors	Eliminations & Adjustments	Consolidated
REVENUES	$2,551	$873	$(308)	$3,116
OPERATING EXPENSES:
Cost of access and maintenance	1,989	331	(115)	2,205
Other operating expenses	915	493	(200)	1,208
Depreciation and amortization	85	52	—	137

	2,989	876	(315)	3,550

OPERATING INCOME (LOSS)	(438)	(3)	7	(434)
OTHER INCOME (EXPENSE):
Equity in income (loss) of affiliates	—	6	—	6
Interest income	28	—	(26)	2
Interest expense	(54)	(47)	26	(75)
Other income (expense), net	154	193	(149)	198

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(310)	149	(142)	(303)

REORGANIZATION ITEMS:
Professional fees	(128)	(5)	—	(133)
Retention plans costs	(40)	—	—	(40)
Vendor settlements	220	35	—	255
Interest income, net	15	5	—	20
Restructuring charges	(9)	(86)	—	(95)
Deferred financing fees	(102)	—	—	(102)

	(44)	(51)	—	(95)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE BENEFIT (PROVISION) FOR INCOME TAXES	(354)	98	(142)	(398)
Benefit (provision) for income taxes	109	(7)	—	102

INCOME (LOSS) FROM CONTINUING OPERATIONS	(245)	91	(142)	(296)
Income from discontinued operations	—	950	—	950

NET INCOME (LOSS)	(245)	1,041	(142)	654
Preferred stock dividends	(19)	—	—	(19)

INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$(264)	$1,041	$(142)	$635

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

31. SUPPLEMENTAL CASH FLOW INFORMATION

	Years Ended December 31,
	2002	2001	2000 Restated
SUPPLEMENTAL INFORMATION ON NON-CASH FINANCING ACTIVITIES:
Common stock issued to holders of preferred stock	$797	$27	$445

Common stock acquired from sale of Global Center	$—	$1,918	$—

SUPPLEMENTAL INFORMATION ON NON-CASH INVESTING ACTIVITIES:
Costs incurred for construction in progress and capacity available for sale	$(143)	$(2,471)	$(3,752)
(Decrease)/Increase in accrued construction costs	(305)	(179)	379
Write back of accrued construction costs on vendor settlements	167	—	—
Amortization of deferred finance costs	—	7	7

Cash paid for property and equipment	$(281)	$(2,643)	$(3,366)

Detail of acquisitions:
Assets acquired	$—	$—	$3,694
Liabilities assumed	—	—	(796)

Common stock issued	$—	$—	$2,898

Investments in affiliates:
Preferred stock issued for investment in joint venture	$—	$—	$400

Effect of consolidation of joint venture	$(26)	$—	$—

Commitment to acquire capacity from joint venture	$—	$—	$200

Note receivable upon sale of interest in joint venture	$—	$—	$(164)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Changes in operating assets and liabilities:
Accounts receivable	$177	$(108)	$15
Other current assets	59	204	(234)
Other long-term assets	79	(45)	28
Deferred revenue	(22)	291	1,034
Current liabilities other than debt	252	38	148
Deferred credits and other	(18)	(880)	(407)

	$527	$(500)	$584

Restricted cash received from sale of IPC	$—	$301	$—

Cash paid for interest and income taxes:
Interest paid and capitalized	$20	$484	$475

Interest paid (net of capitalized interest)	$20	$393	$388

Cash (received) paid for income taxes, net	$(93)	$(91)	$49

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

32. SUBSEQUENT EVENTS

Restructuring costs and related impairments

During the nine months ended September 30, 2003, the Company adopted certain restructuring plans within the telecommunications services segment and an additional restructuring plan within the installation and maintenance segment. The restructuring plans eliminate redundant positions, significantly modify the existing management structure and integrate global functional units and their responsibilities to increase overall efficiency and reduce operating costs. The restructuring plans will result in the elimination of more than 250 employees, approximately 100 of whom are employees of the installation and maintenance segment and the balance of whom are employees of the telecommunications services segment. The restructuring plans for the telecommunications services segment will also result in the closure of three facilities. As a result of the restructuring plans, the Company recorded restructuring charges of $13 related to post-termination benefits for affected employees and less than $1 for continuing building lease obligations and related decommissioning costs.

The Company expects to incur approximately $3 of costs in the future related to the closure of one of the facilities that will be expensed as incurred in accordance with SFAS No. 146.

No additional restructuring plans have been adopted through the date of this filing.

33. QUARTERLY FINANCIAL DATA (UNAUDITED)

The Company’s unaudited quarterly results are as follows:

	2002 Quarter Ended
	March 31	June 30	September 30		December 31
Revenue	$801	$790	$760		$765
Operating loss	(193)	(87)	(54)		(100)
(Loss) income from continuing operations	(372)	(146)	68		154
Net (loss) income	(432)[1]	(221)	539	[2]	768	[3]
(Loss) income applicable to common shareholders	(451)	(221)	539		768
(Loss) income from continuing operations applicable to common shareholders per common share	(0.44)[4]	(0.16)	0.08		0.17
(Loss) income applicable to common shareholders per common share	(0.50)	(0.24)	0.59		0.85
Shares used in computing basic and diluted (loss) income per share	896,184,896	902,318,163	908,761,371		908,762,710

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

	2001 Quarter Ended
	March 31 Restated	June 30 Restated	September 30 Restated	December 31
Revenue	$951	$961	$894	$853
Operating loss	(489)	(490)	(1,382)	(17,351)
Loss from continuing operations	(549)	(533)	(2,782)	(16,614)
Net loss	(697)	(28)	(2,819)	(18,850)
Loss applicable to common shareholders	(756)[5]	(87)[6]	(2,878)[7]	(18,911)[8]
Loss from continuing operations applicable to common shareholders per common share[9]	(0.69)	(0.67)	(3.20)	(18.77)
Loss applicable to common shareholders per common share	(0.85)	(0.10)	(3.24)	(21.29)
Shares used in computing basic and diluted (loss) income per share	884,702,182	886,109,573	887,105,667	888,110,988

[1]	Includes $102 reorganization items expense related to the write off of deferred finance costs (see Note 21).
[2]	Includes an after tax gain of $546 on the abandonment of PCL which was recorded as gain from discontinued operations (see Note 8) and $200 reorganization items gain on vendor settlements (see Note 21).
[3]	Includes an after tax gain of $638 on the abandonment of AGC which was recorded as gain from discontinued operations (see Note 8) and $55 reorganization items gain on vendor settlements (see Note 21).
[4]	Included in the calculation of loss from continuing operations applicable to common shareholders per common share for the quarter ended March 31 is $19 of preferred stock dividends.
[5]	Includes an after tax loss of $130 on the sale of the ILEC which was recorded as loss from discontinued operations (see Note 8).
[6]	Includes an additional after tax loss of $76 (total $206) on the sale of the ILEC, as a result of adjustments to closing date liabilities and working capital balances, which was recorded as loss from discontinued operations (see Note 8) and a $600 tax benefit related to the reversal of the restatement of the deferred tax liability on the sale of the ILEC which is included in discontinued operations (see Note 4).
[7]	Includes $294 restructuring charges (see Note 5), $545 goodwill impairment charges (see Note 6), $2,084 of write down of investments (see Note 3), and $535 tax benefit related to the reversal of the restatement of the deferred tax liability on the sale of GlobalCenter which is included in continuing operations (see Note 4).
[8]	Includes $116 restructuring charges (see Note 5), an after tax loss of $120 on the sale of IPC which was recorded as loss from discontinued operations (see Note 8), $114 write down of an equity investment (see Note 3), $16,636 of asset impairment charges in continuing operations (see Note 6), and $2,849 of goodwill, equity investment, and asset impairment charges related to AGC and PCL which was recorded in discontinued operations (see Notes 3, 6 and 8).
[9]	Included in the calculation of loss from continuing operations applicable to common shareholders per common share is $59.5 of preferred stock dividends for the quarters ended December 31, September 30, June 30, and March 31.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In provisional liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, share and per share information)

Due to the restatement of previously issued financial statements (see Note 4), and the effects of changes in the designation of discontinued operations (see Note 8), the following adjustments have been made to the previously reported quarterly financial data:

	Quarter Ended March 31, 2001 (unaudited)
	As Previously Reported	Restatement Adjustments (see Note 4)	Discontinued Operations Reclassifications	Restated
Revenue	$1,082	$(48)	$83	$951
Operating loss	(513)	2	22	(489)
(Loss) income from continuing operations	(562)	1	12	(549)
Net (loss) income	(616)	(81)	—	(697)
(Loss) income applicable to common shareholders	(675)	(81)	—	(756)
(Loss) income from continuing operations applicable to common shareholders per common share[1]	(0.70)	—	0.01	(0.69)
(Loss) income applicable to common shareholders per common share	(0.76)	(0.09)	—	(0.85)
Shares used in computing basic and diluted (loss) income per share	884,702,182	884,702,182	884,702,182	884,702,182

	Quarter Ended June 30, 2001 (unaudited)
	As Previously Reported	Restatement Adjustments (see Note 4)	Discontinued Operations Reclassifications	Restated
Revenue	$1,069	$(13)	$(95)	$961
Operating loss	(539)	3	46	(490)
(Loss) income from continuing operations	(559)	602	(576)	(533)
Net (loss) income	(630)	602	—	(28)
(Loss) income applicable to common shareholders	(689)	602	—	(87)
(Loss) income from continuing operations applicable to common shareholders per common share[1]	(0.70)	0.68	(0.65)	(0.67)
(Loss) income applicable to common shareholders per common share	(0.78)	0.68	—	(0.10)
Shares used in computing basic and diluted (loss) income per share	886,109,573	886,109,573	886,109,573	886,109,573

	Quarter Ended September 30, 2001 (unaudited)
	As Previously Reported	Restatement Adjustments (see Note 4)	Discontinued Operations Reclassifications	Restated
Revenue	$793	$(49)	$150	$894
Operating loss	(897)	(4)	(481)	(1,382)
(Loss) income from continuing operations	(2,854)	529	(457)	(2,782)
Net (loss) income	(3,348)	529	—	(2,819)
(Loss) income applicable to common shareholders	(3,407)	529	—	(2,878)
(Loss) income from continuing operations applicable to common shareholders per common share[1]	(3.28)	0.60	(0.52)	(3.20)
(Loss) income applicable to common shareholders per common share	(3.84)	0.60	—	(3.24)
Shares used in computing basic and diluted (loss) income per share	887,105,667	887,105,667	887,105,667	887,105,667

[1]	Included in the calculation of loss from continuing operations applicable to common shareholders per common share is $59.5 of preferred stock dividends for the quarters ended September 30, June 30, and March 31.

GLOBAL CROSSING LTD. AND SUBSIDIARIES

(In Provisional Liquidation in the Supreme Court of Bermuda)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions except number of sites, square footage, share and per share information)

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(in millions)

	Column A	Column B	Column C	Column D	Column E
	Additions
Description	Balance at Beginning of period	Charged to cost and expenses	Charged to other accounts	Deductions	Balance at end of period
2002
Reserve for uncollectible accounts and customer credits	$128	$77	$103	$(174)	$134
Restructuring reserves	$287	$95	$0	$(109)	$273
Deferred tax valuation allowance	$2,658	$506	$—	$—	$3,164
2001
Reserve for uncollectible accounts and customer credits	$139	$124	$64	$(199)	$128
Restructuring reserves	$0	$410	$19	$(142)	$287
Deferred tax valuation allowance	$170	$2,488	$—	$—	$2,658
2000 Restated
Reserve for uncollectible accounts and customer credits	$96	$69	$24	$(50)	$139
Deferred tax valuation allowance	$53	$130	$(13)	$—	$170